   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2000


                                                      REGISTRATION NO. 333-32298

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                NETGENICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7371                          34-1834775
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                       1717 EAST NINTH STREET, SUITE 1600
                             CLEVELAND, OHIO 44114
                           TELEPHONE: (216) 861-4007
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               VINCENT P. KAZMER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       1717 EAST NINTH STREET, SUITE 1600
                             CLEVELAND, OHIO 44114
                           TELEPHONE: (216) 861-4007
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

   CHRISTOPHER M. KELLY, ESQ.         ERIN E. KARZMER, ESQ.           WILLIAM T. WHELAN, ESQ.
   JONES, DAY, REAVIS & POGUE       JONES, DAY, REAVIS & POGUE      JOSEPH E. MULLANEY III, ESQ.
599 LEXINGTON AVENUE, 32ND FLOOR           NORTH POINT              MINTZ, LEVIN, COHN, FERRIS,
    NEW YORK, NEW YORK 10022           901 LAKESIDE AVENUE            GLOVSKY AND POPEO, P.C.
      TEL: (212) 326-3939             CLEVELAND, OHIO 44114             ONE FINANCIAL CENTER
      FAX: (212) 755-7306              TEL: (216) 586-3939          BOSTON, MASSACHUSETTS 02111
                                       FAX: (216) 579-0212              TEL: (617) 542-6000
                                                                        FAX: (617) 542-2241


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 2000


PROSPECTUS

                                5,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


     This is an initial public offering of common stock by NetGenics, Inc. We are selling 5,500,000 shares of common stock. The estimated initial public offering price is between $11.00 and $13.00 per share.


                               ------------------


     Prior to this offering, there has been no public market for our common stock. We have applied to have the shares of our common stock approved for quotation on the Nasdaq National Market under the symbol NTGC.


                               ------------------

                                                                 Per Share             Total
                                                                 ---------             -----
Initial public offering price...............................      $                   $
Underwriting discounts and commissions......................
Proceeds to NetGenics, before expenses......................

     We have granted the underwriters an option for a period of 30 days to purchase up to 825,000 additional shares of common stock.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q                                                        UBS WARBURG LLC


, 2000

                              [Inside Front Cover]

The inside front cover art has three layers. The bottom layer is a three dimensional grid comprised of an infinite number of squares. At the corner of each square is a sphere that connects the square to adjacent squares. The spheres contain either a molecular image or an image of people working in a laboratory. The middle layer is an assembled floating jigsaw puzzle of SYNERGY screen capture images. The top layer is a set of nine spheres of varying size linked together to look like a molecular structure. The structure snakes through the middle layer to connect to one of the corner spheres on the bottom-layer grid. Each of the nine spheres also contains either a molecular image or an image of people working in a laboratory.

                               [Inside Gatefold]


The inside cover art includes a gatefold. The background of the gatefold is solid blue and depicts a completed jigsaw puzzle. Centered in the gatefold is a graphic of a triangle comprised of three connected spheres that represents a molecular structure. One of the spheres, labeled "Professional Services," contains an image of two people working in a laboratory. The second sphere, labeled "Components," contains a SYNERGY screen capture image. The third sphere, labeled "Framework," contains an image of the grid depicted on the bottom layer of the inside front cover.


The upper left corner contains an image of two SYNERGY Sequence Analysis screen captures, one above the other. To the left of the image is the following text:


     SYNERGY(TM) Sequence Analysis provides a flexible analysis platform for scientists working with DNA and protein sequence data. Built on the SYNERGY Framework, SYNERGY Sequence Analysis integrates a variety of DNA and protein sequence analysis algorithms while providing users access to both public and proprietary sequence databases. Working in this unified environment, scientists can more efficiently process and annotate sequence data in search of novel biological targets.


The upper right corner contains an image of two SYNERGY Discovery Environment screen captures, one next to the other. Above the image is the following text:


    The SYNERGY(TM) Discovery Environment provides a common user interface to all SYNERGY-based domain component suites. Mirroring the organization of a multidisciplinary life science research team, the SYNERGY
     Discovery Environment provides a unified workspace in which to carry out a variety of bioinformatics tasks. The SYNERGY Discovery
     Environment facilitates communication among team members, shortens the learning curve for new users, and eliminates the need to convert data between analysis programs. A document gateway enables access to office productivity and internet software.


The bottom right corner contains the following text:


     Professional Services
     NetGenics Professional Services group employs a proprietary methodology for solving integration problems in life science research. The methodology defines an iterative process for assessing customer needs, proposing solutions, then realizing the solution through the design and development of software implementations.


The bottom left corner contains an image of two SYNERGY Gene Expression screen captures, one next to the other. Below the image is the following text:


     SYNERGY(TM) Gene Expression enables scientists to integrate, manage and analyze gene expression data while seamlessly relating it to sequence and other domain data through the SYNERGY Framework. This integrated approach gives users a powerful system for rapidly mining their gene expression data to identify interesting genes worthy of further investigation.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................     3
RISK FACTORS................................................     8
FORWARD-LOOKING STATEMENTS; MARKET DATA.....................    14
USE OF PROCEEDS.............................................    15
DIVIDEND POLICY.............................................    15
CAPITALIZATION..............................................    16
DILUTION....................................................    17
SELECTED CONSOLIDATED FINANCIAL DATA........................    18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    20
BUSINESS....................................................    29
MANAGEMENT..................................................    40
RELATED TRANSACTIONS........................................    48
PRINCIPAL STOCKHOLDERS......................................    51
DESCRIPTION OF CAPITAL STOCK................................    53
SHARES ELIGIBLE FOR FUTURE SALE.............................    56
UNDERWRITING................................................    58
LEGAL MATTERS...............................................    61
EXPERTS.....................................................    61
WHERE YOU CAN FIND MORE INFORMATION.........................    61
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................   F-1


                            ------------------------


     NetGenics(R) and SYNERGY(TM) are trademarks of NetGenics, Inc. TaqMan(R) is a registered trademark of Roche Molecular Systems, Inc. Other trademarks used in this prospectus are the property of their respective owners.

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY


     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus, to understand this offering fully.


OUR BUSINESS


     We provide bioinformatics solutions for the life science research industry. Bioinformatics involves the use of information technology by life science research companies to convert massive amounts of data into useful information that their scientists can then use in the development of new drugs, gene therapies and agricultural products.



     Bioinformatics is increasingly vital to life science research companies as they strive to extract meaningful information from the overwhelming volume and types of data emerging from genomics, gene expression analysis, proteomics, combinatorial chemistry and high-throughput screening. An unmet need is the ability to link the disparate data sets created by these technologies to allow scientists to view data in context, thereby accelerating the discovery of relationships between the sequence and function of genes, their role in disease, their availability as drug targets and potential therapeutic agents.



     We market a suite of software components, databases and consulting services that address the informatics integration needs of life science research companies. We have developed software components that will allow scientists at pharmaceutical, biotechnology and agriscience companies to manage, integrate, sort and mine, or extract, biological data. Through our recent acquisition of the ChemSymphony and MetaSymphony technologies, we are extending our capabilities to chemical data. Our collaboration with IBM in the development of the DiscoveryLink platform provides life science research companies with the capability of enterprise-wide data integration for any type of life science data. In addition, our Professional Services Group provides life science research companies with needs assessments, strategy development, software and database designs and implementation plans. We have provided bioinformatics solutions for Aventis Crop Science and Pfizer, and are performing consulting projects for Boehringer Ingelheim, AstraZeneca, Avalon Pharmaceuticals, Harvard University and the National Library of Medicine. Our ChemSymphony and MetaSymphony technologies are in use at Merck, Abbott and SmithKline Beecham.



     The top 50 life science research companies spent an estimated $40.0 billion on research and development in 1998, an increase of more than 20% over 1997. We believe that internal spending on bioinformatics by life science research companies is approximately $1.5 billion per year and that the annual market for outsourced bioinformatics databases, products and services is currently $300 million and will grow to as much as $2.0 billion within the next five years.



     The life science research industry faces a number of challenges that we believe will lead to continually increasing demand for our solutions, including the need to:



     - integrate and manage the massive amounts and rapidly growing sources of life science data;



     - derive value from the disparate types of data;



     - protect proprietary data;



     - resolve the buy vs. build dilemma for bioinformatics solutions; and



     - obtain the best practices for bioinformatics as they evolve.


OUR SOLUTION


     We believe that our solutions address many of the challenges life science research companies face regarding bioinformatics. These solutions incorporate our proprietary technology platform, SYNERGY, a library of proprietary and third-party software components, including the recently acquired ChemSymphony and MetaSymphony technologies, and our Professional Services Group.

Our technology platform is flexible because its open architecture allows universal-compatibility with multiple data sources and extendable because its component-based design allows new capabilities to be added to the existing software at any time. This is an important advantage over conventional product offerings, because our customers can extend or customize their systems to support their own proprietary data and analysis tools, rather than having to decide between developing their own software or buying closed, one-size-fits-all, third-party systems. In addition, our solution provides to our customers a rigorous, tested platform technology and the benefit of custom design and consulting services from our bioinformatics team. The result is state-of-the-art technological capabilities within a secure intranet environment.



OUR STRATEGY



     Our objective is to become the leading provider of bioinformatics solutions to the life science research industry. Key elements of our strategy to achieve this objective include the following:



     - establish our proprietary technology framework as the information technology platform of choice for life science research companies;



     - establish a dominant market share for bioinformatics solutions based on our software components;



     - solve customers' unique problems by developing tailored solutions;


     - expand our corporate relationships for revenue growth; and

     - maintain our technological advantage.


     Since our inception, we have incurred operating losses and expect that our future software development efforts and the expansion of our development, marketing, sales and customer support staffs necessary to implement our strategy will cause us to continue to incur operating losses in the future.


OUR CORPORATE INFORMATION


     We were incorporated in Delaware in 1996. Our principal executive offices are located at 1717 East Ninth Street, Suite 1600, Cleveland, Ohio 44114. Our telephone number is 216.861.4007. We also have offices in San Diego, California, Boston, Massachusetts, Columbus, Ohio and London, England. Our web site address is www.netgenics.com. The information on our web site is not a part of this prospectus.

                                  THE OFFERING

COMMON STOCK OFFERED BY NETGENICS.......     5,500,000 shares


COMMON STOCK TO BE OUTSTANDING AFTER
THIS OFFERING...........................     23,485,387 shares


USE OF PROCEEDS.........................     Working capital and general
                                             corporate purposes, including
                                             potential acquisitions. See "Use of
                                             Proceeds."

PROPOSED NASDAQ NATIONAL MARKET
SYMBOL..................................     NTGC
                               ------------------


     The number of shares of our common stock to be outstanding after the offering is based on shares outstanding at June 30, 2000. It excludes:



          - 1,234,645 shares issuable upon the exercise of options outstanding at June 30, 2000, which have a weighted average exercise price of $2.80 per share;



          - 416,551 shares issuable upon the exercise of warrants outstanding at June 30, 2000, which have a weighted average exercise price of $4.22 per share; and



          - 615,562 additional shares reserved at June 30, 2000 for future issuance under our stock option plans.

                               ------------------

     Except where we state otherwise, you should assume the following when analyzing information contained in this prospectus:

          - a one-for-two reverse stock split of our common stock that will be completed prior to the completion of this offering;

          - all of our outstanding redeemable convertible preferred stock will convert into 14,941,844 shares of common stock upon the completion of this offering;

          - amendments to our certificate of incorporation and bylaws will become effective upon the completion of this offering; and

          - the underwriters will not exercise their option to purchase additional shares in this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                 (IN THOUSANDS)



     We derived the summary consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the summary consolidated statement of operations data for the period from June 24, 1996 (date of inception) through December 31, 1996 from audited financial statements, which are not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and for the period from June 24, 1996 (date of inception) through June 30, 2000 (cumulative development stage) and the consolidated balance sheet data as of June 30, 2000 are derived from our unaudited financial statements appearing elsewhere in this prospectus. The summary "as adjusted" consolidated balance sheet data as of June 30, 2000 give effect to the conversion of all our outstanding redeemable convertible preferred stock into common stock as if it occurred on June 30, 2000, and receipt of estimated net proceeds from the sale of 5.5 million shares by us in this offering at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. You should read the following summary consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.



                                      PERIOD FROM
                                     JUNE 24, 1996                                                            PERIOD FROM
                                  (DATE OF INCEPTION)                                       SIX MONTHS       JUNE 24, 1996
                                        THROUGH            YEAR ENDED DECEMBER 31,        ENDED JUNE 30,        THROUGH
                                     DECEMBER 31,       -----------------------------   ------------------     JUNE 30,
                                         1996            1997       1998       1999      1999       2000        2000(1)
                                  -------------------   -------   --------   --------   -------   --------   -------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue.........................        $   --          $    57   $    405   $  1,764   $   764   $    990     $  3,216
Costs and expenses:
  Costs of services provided....            --          18.....   124.....   1,163...   476....   731.....        2,036
  Sales and marketing (2).......           142              697      1,851      2,112     1,048        944        5,746
  Research, development and
    support (2).................           315            1,938      4,524      4,998     2,435      2,909       14,684
  General and
    administrative (2)..........           230            1,485      3,138      3,662     1,788      2,279       10,794
  Depreciation and
    amortization................            51              271        887      1,229       616        718        3,156
  Non-cash stock compensation...            --               --         --         22        --        240          262
                                        ------          -------   --------   --------   -------   --------     --------
  Total costs and expenses......           738            4,409     10,524     13,186     6,363      7,821       36,678
                                        ------          -------   --------   --------   -------   --------     --------
Loss from operations during
  development stage.............          (738)          (4,352)   (10,119)   (11,422)   (5,599)    (6,831)     (33,462)
Dividend related to beneficial
  conversion feature of
  redeemable convertible
  preferred stock (3)...........            --               --         --         --        --    (20,020)     (20,020)
Net loss attributable to common
  stockholders during
  development stage.............        $ (730)         $(4,233)  $ (9,635)  $(11,265)  $(5,460)  $(26,409)    $(52,272)
                                        ======          =======   ========   ========   =======   ========     ========
Basic and diluted net loss
  attributable to common
  stockholders during
  development stage per common
  share.........................        $(0.50)         $ (1.47)  $  (3.33)  $  (3.82)  $ (1.87)  $  (8.71)    $ (17.96)
                                        ======          =======   ========   ========   =======   ========     ========
Basic and diluted weighted
  average common shares
  outstanding (4)...............         1,454            2,888      2,893      2,948     2,921      3,031        2,910

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                 (IN THOUSANDS)



                                                                   JUNE 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 16,000      $76,180
Total assets................................................    20,122       80,302
Long-term debt, net of current portion......................     1,248        1,248
Total liabilities (5).......................................     4,630        4,630
Redeemable convertible preferred stock......................    47,099           --
Total stockholders' equity (deficit)........................  $(31,607)     $75,672


------------------------

(1) Cumulative development stage.


(2) Exclusive of non-cash stock compensation for fiscal year 1999 of $3.0 sales and marketing; $8.0 research, development and support; and $11.0 general and administrative and for the six months ended June 30, 2000 of $19.0 sales and marketing; $98.0 research, development and support; and $123.0 general and administrative.



(3) In accordance with Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," our issuance of the Series E redeemable convertible preferred stock on January 6, 2000 resulted in a beneficial conversion feature of $20,020. The beneficial conversion feature is reflected as a dividend by a charge to cumulative deficit during development stage and an increase to additional paid-in capital in the June 30, 2000 balance sheet and resulted in an increase to net loss per share attributable to common stockholders during development stage.



(4) We have incurred a net loss during development stage through June 30, 2000, therefore the impact of common shares issuable upon the exercise of outstanding options or warrants and the conversion of our redeemable convertible preferred stock has been excluded from all basic and diluted weighted average common shares outstanding as it is anti-dilutive.



(5) Includes a remaining $1.5 million customer deposit from IBM. See note 9 to our consolidated audited financial statements included elsewhere in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business, results of operations and financial condition and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS


OUR TECHNOLOGY AND PRODUCTS ARE UNPROVEN AND MAY NEVER ACHIEVE COMMERCIAL
SUCCESS.



     Market acceptance of our products will depend upon many factors, many of which are not in our control, such as continued growth in the bioinformatics industry, the availability and price of competing products and technologies, and the success of our sales efforts. We cannot assure you that we will be capable of achieving the improvements in our planned products necessary for their successful commercialization. In August 1998, American Home Products entered into a four-year license and services agreement for SYNERGY. American Home Products terminated this agreement in April 2000 in order to permit it to assess competing technologies. In November 1997, we entered into a three-year license agreement for SYNERGY with Abbott. Abbott recently decided not to renew its license in November 2000 because our software did not fulfill its needs. We cannot assure you that going forward our products will replace or compete successfully against either existing or future technologies.



     Due to a variety of factors, we may experience delays in developing our planned products. If we fail to upgrade our products or are unable to introduce other planned products in a cost-effective and timely manner, our customers may purchase products from competitors, which would have a material adverse effect on our business and results of operations. New products may require additional development work, enhancement, testing, or further refinement before we can make them commercially available. Even after new products are made commercially available, unforeseen technical difficulties may arise, which may require us to spend additional funds to correct those difficulties and may result in further delays. Further, we cannot assure you that new products will be successfully developed at all. If our products have performance, reliability or quality shortcomings, then we may experience reduced orders, higher development costs, delays in collecting accounts receivable and additional warranty and service expenses, which would adversely affect our financial condition.



WE CURRENTLY DEPEND ON A LIMITED NUMBER OF SIGNIFICANT CUSTOMERS, AND OUR REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OR EARLY TERMINATION OF A MAJOR PARTNER OR CUSTOMER.



     We derive a significant portion of our revenue from a small number of customers. For example, Abbott accounted for approximately 83% of total revenue in 1997 and approximately 91% of total revenue in 1998. In 1999, American Home Products accounted for approximately 62% of total revenue and Pfizer accounted for approximately 20% of total revenue. In the first six months of 2000, American Home Products accounted for approximately 68% of total revenue and IBM accounted for approximately 21% of total revenue. Our quarterly operating results would be adversely affected if one or more of our significant customers were to unexpectedly discontinue or significantly reduce the use of our products. Although we have multi-year contracts, our customers generally may cancel the contracts on short notice. American Home Products terminated its SYNERGY license and services agreement in April 2000, which will adversely affect our revenues for the next several quarters. Abbott has decided not to renew its no-fee license in November 2000.

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO INCUR LOSSES AND NEGATIVE OPERATING CASH FLOWS FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.


     We have a limited operating history and have experienced significant operating losses since our inception. We incurred net losses attributable to common stockholders during development stage of $4.2 million in 1997, $9.6 million in 1998, $11.3 million in 1999 and $26.4 million for the six months ended June 30, 2000. Our net losses for the six months ended June 30, 2000 include the dividend related to the beneficial conversion feature of our redeemable convertible preferred stock of $20.0 million. As of June 30, 2000, we had a cumulative net loss during development stage of $52.3 million, which includes the dividend related to the beneficial conversion feature of our redeemable convertible preferred stock of $20.0 million. We expect to incur significant increases in our expenses over the next several years due to our software development efforts and the expansion of our development, marketing, sales and customer support staffs. As a result, we expect to incur operating losses through at least 2002.


     We may never achieve significant revenues or be profitable. Our ability to achieve significant revenues or profitability will depend upon the demand for our current and future products by life science research companies. Our failure to achieve or maintain profitability could materially and adversely affect the market price of our common stock and you could lose all or part of your investment.

OUR RESULTS OF OPERATIONS ARE EXPECTED TO VARY FROM QUARTER TO QUARTER IN FUTURE PERIODS. AS A RESULT, WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE.

     Our quarterly operating results are expected to fluctuate on a quarterly basis as a result of a number of factors, many of which are outside of our control, including the following:

     - the commencement, delay, cancellation or completion of contracts;


     - the timing of option, license and scheduled payments received under our agreements;


     - the variety of products and services provided by us;

     - the timing of expenses for new services and facilities; and

     - the timing and integration of acquisitions related to our products and services.

     Due to all of these factors and the other risks discussed in this prospectus, you should not rely on quarterly comparisons of our financial results. These comparisons are not necessarily meaningful nor are they a reliable indicator of future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our longer term operating performance.

THE SALE OF OUR PRODUCTS AND SERVICES INVOLVES A LENGTHY SALES CYCLE. WE MAY EXPEND SUBSTANTIAL FUNDS AND EFFORTS TO MARKET OUR PRODUCTS BUT BE UNABLE TO SUCCESSFULLY SELL OUR PRODUCTS OR SERVICES.

     In order to successfully sell our products and services we must first convince customers that our products can accelerate drug discovery and development efforts. This sales cycle is typically lengthy due to the education effort that is required, as well as the need to gain approval from a variety of constituencies within prospective customers, including research and development and key management personnel. Our revenues are difficult to forecast because of this lengthy sales cycle. In addition, our agreements with each customer and partner may contain terms that are unique to that customer or partner. We may expend substantial funds and effort to negotiate these agreements, but may be unable to sell our products and services.

WE DEPEND ON OUR RELATIONSHIPS WITH OUR CORPORATE PARTNERS. IF OUR PARTNERSHIPS ARE NOT SUCCESSFUL, OUR REVENUES MAY BE REDUCED AND OUR BUSINESS COULD BE HARMED.

     Our strategy for developing and commercializing our software and related services contemplates the formation of multiple corporate partnerships and licensing arrangements. In October 1999, we formed a sub-contracting relationship with IBM. IBM may terminate our relationship without cause on short notice, and we can not assure you that IBM will not exercise this right.


     Our success will depend on our ability to enter into additional partnerships and strategic alliances with a variety of third parties. We may not be able to establish additional corporate partnerships or licensing arrangements on terms acceptable to us, if at all. If we do establish these relationships, we cannot assure you that they will be successful. We cannot control the amount and timing of resources our partners devote to our programs or potential products. The failure of our partners to assist us in commercializing our products would result in a reduction of our revenues and would harm our business and operating results.


COMPETITION IN OUR INDUSTRY IS INTENSE AND THEREFORE WE MAY LOSE SALES TO OUR COMPETITORS.


     We face, and will continue to face, intense competition from third-party commercial software developers, bioinformatics and genomics companies, academic institutions and in-house life science research company software development teams. We also compete with organizations that are pursuing technologies and products that are similar to our technologies and products. Future competition may come from existing competitors as well as from companies that provide custom databases and related data management software. Many of these organizations that compete or may compete with us have greater capital resources, more experienced research, development, sales, marketing, distribution and service staffs and superior facilities and marketing capabilities. In addition, research in the development of bioinformatics systems generally is highly competitive. We believe that our future success will depend, in large part, on our ability to maintain a competitive position in the bioinformatics market.



     A number of our competitors are attempting to develop bioinformatics solutions specifically to assist life science research companies in accelerating drug discovery and development efforts. If our competitors develop bioinformatics solutions, the potential value of our software could decrease and our ability to obtain and retain revenue from customers could be adversely affected. Furthermore, some of our competitors and prospective competitors are in the process of developing, and may successfully develop, bioinformatics solutions that may be more advanced than our products. Specifically, we are aware that there are a number of companies pursuing alternative methods for using computers to assist in reducing the time taken to discover new pharmaceutical products. A number of companies have announced their intent to develop and market software to assist life science research companies and academic researchers in the management and analysis of their own genomic data, as well as the analysis of sequence data that is publicly available. We expect that competition in developing bioinformatics solutions will intensify as technical advances are made and become more widely known.


     The bioinformatics industry is characterized by extensive research efforts and rapid technological progress. To remain competitive, we must continue to expand and enhance the functionality of our bioinformatics software. New developments are expected to continue and we cannot assure you that discoveries by others, including in-house developers, will not render our products and services noncompetitive. Further, some of our competitors may develop technologies that are superior to ours. Because of rapid technological change, we may be required to expend greater amounts in the development of each new product, which in turn would require greater revenues to recoup those expenditures.

WE MAY BE UNABLE TO KEEP OUR COMPETITORS FROM COMMERCIALIZING OUR DISCOVERIES IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS.

     Even if patents do issue on our discoveries, they may not provide us with sufficient protection.

     Our business and competitive position depend on our ability to protect our proprietary technologies. We may not be able to obtain patents for our software technologies and, even if we are able to obtain patents, these patents may not provide us with meaningful protection or be commercially beneficial. The issuance of a patent does not mean the patent is valid or enforceable, nor does it permit the patent holder to operate freely while infringing the proprietary rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to us, competitors could be free to use the technology covered by the patent, or we may be required to license the technology to others to settle the litigation. The invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition, and materially and adversely affect our business. In addition, others could claim that our technologies infringe their patents or proprietary rights. If such claims are successful, any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all.

     We cannot be certain that our security measures will protect our proprietary technologies.

     We also rely upon trade secret protection for some of our confidential and proprietary information. We believe that we have developed proprietary technology, processes and information systems for use in our software technologies, including bioinformatics systems. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. These measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we generally require our employees, academic collaborators and consultants to enter into confidentiality and/or intellectual property assignments where appropriate, any of the following could still occur:

     - our proprietary information could be disclosed;

     - our trade secrets could be disclosed; or

     - others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology.

WE DEPEND ON OUR KEY EMPLOYEES AND IF WE WERE TO LOSE THEIR SERVICES, OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED. WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     We are highly dependent on the principal members of our research and development and management staff, including Manuel J. Glynias, our President and Chief Executive Officer. The loss of services of any of these personnel could materially and adversely affect our business and results of operations. While our key employees are subject to non-competition agreements, these agreements may be difficult to enforce. As a result, our key employees may leave us and work for our competitors or start their own companies that may compete with us.


     We maintain a key person life insurance policy in principal amount of $2.0 million on Manuel J. Glynias, our President and Chief Executive Officer. Proceeds of $1.5 million under this policy are payable to NetGenics.



     If we fail to attract and retain key management, our business would be materially and adversely affected. The number of people with experience in the field of information technology and in particular bioinformatics, is limited, and competition for qualified personnel is intense. Many other employers are able to offer more attractive compensation and benefits than we do. We have experienced difficulty from time to time in attracting and retaining the personnel necessary to support the growth of our business, including executive officers, and we may experience similar difficulty in the future. Failure to attract and retain our key personnel could materially and adversely affect our business.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR PLANNED EXPANSION, WHICH COULD MATERIALLY ADVERSELY AFFECT US AND STRAIN OUR EXISTING RESOURCES.

     Since our inception, we have experienced significant growth in the number of our employees and the scope of our operations. This growth has strained, and is expected to continue to strain, our management and operations. Our ability to manage our growth effectively will depend upon our ability to strengthen our management team and our ability to attract and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our work force. In addition, we must continue to take steps to provide resources to support our customers as their numbers increase. Further, our partners typically have worldwide operations and may require support at multiple U.S. and foreign sites. Providing this support may require us to open offices overseas in addition to our current London, England office, which could result in additional burdens on our systems and resources. If we are unable to manage our growth effectively our financial condition and results of operations could be materially and adversely affected.


OUR SOFTWARE PRODUCTS CURRENTLY INCORPORATE THIRD PARTY SOFTWARE. THE FAILURE OF THIRD PARTIES TO PROVIDE SUPPORT FOR THE SOFTWARE COULD ADVERSELY AFFECT THE QUALITY OF OUR PRODUCTS AND OUR FINANCIAL CONDITION.


     Our products incorporate software programs developed by government-sponsored research organizations and commercial entities. If these organizations cease providing support for their software programs, the quality of our products could deteriorate and our financial condition and results of operations could be materially and adversely affected. We may not be able to acquire replacement technologies from third parties or develop replacement technologies, either alone or with others. The failure to license or otherwise acquire necessary technologies could materially and adversely affect our financial condition and results of operations.

WE MAY NEED TO RAISE ADDITIONAL FUNDING THAT MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US, IF AT ALL.

     We anticipate that the proceeds from this offering and our existing capital resources will be sufficient to fund our future operating plans for the next 12 months. We cannot assure you, however, that we will not need additional financing in the next 12 months. Further, we expect that we may need to raise significant additional capital. We anticipate that our operating expenses will increase substantially in the future as we increase our sales and marketing operations, develop new products, fund greater levels of research and development, broaden our technical support and improve our operational and financial systems. The amount of additional capital which we need to raise will depend on many factors, including:

     - the success of our research and development efforts;

     - our ability to introduce and sell new products;

     - the level of our sales and marketing expenses;


     - expenses relative to alliances and license agreements;


     - costs incurred in enforcing and defending our patent claims and other intellectual property rights;

     - the cost of financing the purchase of additional capital equipment and development tools; and

     - costs associated with the integration of new operations assumed through mergers and acquisitions.

     We currently anticipate that we will raise any additional capital we require through public or private equity offerings, debt financings or collaborations and licensing arrangements. We may not be able to obtain additional financing when we need it, or, if available, we may not be able to obtain such financing on terms favorable to us. If we raise additional capital by issuing equity securities, our stockholders' ownership will be diluted. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms.

              RISKS RELATED TO THE LIFE SCIENCE RESEARCH INDUSTRY

CONSOLIDATION WITHIN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES MAY HARM OUR EFFORTS TO MARKET AND COMMERCIALIZE OUR PRODUCTS.

     Consolidation within the pharmaceutical and biotechnology industries has heightened the competition for services of the type provided by us. If this consolidation trend continues, it may result in fewer customers for our services, price erosion and greater competition among us and our competitors. Our potential partners may consolidate, which could decrease the value of our technologies and shrink the research market we target for our products. We cannot assure you that consolidation in the pharmaceutical and biotechnology industries will not have a material adverse effect on us.

THE LIFE SCIENCE RESEARCH INDUSTRY IS SUBJECT TO CHANGING REGULATORY INFLUENCES, WHICH COULD LIMIT THE USEFULNESS OF OUR SOLUTIONS OR REQUIRE US TO MAKE EXPENSIVE AND TIME-CONSUMING MODIFICATIONS TO OUR PRODUCTS.

     During the past several years, the pharmaceutical and biotechnology industries have been subject to an increase in governmental regulations and reform proposals. These reforms may increase governmental involvement in these industries and otherwise change the operating environment for our customers. Our customers may react to these proposals and the uncertainty surrounding the proposals by curtailing or deferring investments, including those for our bioinformatics solutions.

                         RISKS RELATED TO THIS OFFERING

WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.


     As of July 31, 2000, our directors, executive officers, employees and principal stockholders and certain of their respective affiliates beneficially own approximately 76.4% of our outstanding common stock, and after this offering will beneficially own approximately 58.7% of our outstanding common stock. Accordingly, they collectively will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.


PROVISIONS IN BOTH DELAWARE LAW AND OUR CHARTER AND BYLAWS MAY INHIBIT A TAKEOVER, WHICH COULD ADVERSELY AFFECT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

     Certain provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may delay or prevent a change in control or changes in our management that stockholders consider favorable or beneficial. If a change in control or change in management is delayed or prevented, the market price of our common stock could decline.

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING
VOLUME.

     There has been no public market for our common stock prior to this offering, and an active public market for our common stock may not develop or be sustained. We and the representatives of the underwriters, through negotiations, will determine the initial public offering price. The initial public offering price will not necessarily be indicative of the market price at which the common stock will trade after this offering. The market prices for securities of companies comparable to us have been highly volatile, and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of the individual companies.


OUR MANAGEMENT COULD APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR MARKET VALUE OR IMPROVE OUR OPERATING RESULTS.



     We currently intend to use the net proceeds of this offering as described in "Use of Proceeds." Our management has a great deal of discretion in allocating the proceeds of this offering, and may allocate the net proceeds among these purposes as it determines appropriate. In addition, market factors may require our management to allocate all or portions of the net proceeds for other purposes. Accordingly, our management may use the net proceeds for purposes that do not result in any increase in our results of operations or market value.


THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of substantial amounts of our common stock in the public market after this offering could cause prevailing market prices for our common stock to decline. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital. See "Shares Eligible for Future Sale" for a description of the number of shares which may be sold by existing stockholders in the future.


                    FORWARD-LOOKING STATEMENTS; MARKET DATA


     We have included forward-looking statements in this prospectus. These statements relate to our growth strategy and our future financial performance, including our operations, economic performance, financial condition and prospects, and other future events. We have attempted to identify forward looking statements by using such words as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "should" or "will" or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations.

     In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements, including the risks outlined under "Risk Factors" and elsewhere in this prospectus. Some of the more significant known risks that we face are the uncertainty regarding market acceptance of our products and our ability to generate revenues and our reliance on IBM as a strategic partner. These risks may cause our or our industry's actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Other important factors to consider in evaluating our forward-looking statements include:

     - changes in external market factors;

     - changes in our business or growth strategy;

     - our possible inability to execute our strategy due to changes in our industry or the economy generally; and

     - the success of our competitors and the emergence of new competitors.


     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. You should not place undue reliance on the forward-looking statements contained in this prospectus.


     The market and industry data we have included in this prospectus are based on independent industry publications, including Reuters Business Insight, Pharmaceutical Research and Manufacturing Association Annual Survey, MedAd News and Trends in Commercial Bioinformatics, a report of Oscar Gruss & Son Incorporated. We have not independently verified this market and industry information and we cannot assure you that it is accurate or complete.


                                USE OF PROCEEDS

     We estimate that our net proceeds from our sale of the 5,500,000 shares of common stock that we are offering will be approximately $60.2 million, assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     The principal reasons for this offering are to obtain additional capital, to create a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering for specific uses. Accordingly, our management will retain broad discretion in the allocation of the net proceeds. We intend to use our net proceeds of this offering for working capital and other general corporate purposes, including potential acquisitions of products, technologies or companies that are complementary to us. We currently have no commitments or agreements to make any acquisitions. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.

                                 CAPITALIZATION


     The following table summarizes our capitalization as of June 30, 2000:


     - on an actual basis;


     - on a pro forma basis to reflect the conversion of all of our outstanding redeemable convertible preferred stock into common stock upon the completion of this offering; and


     - on a pro forma as adjusted basis to reflect our sale of 5,500,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     You should read this table together with our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                                    PRO FORMA
                                                      ACTUAL        PRO FORMA      AS ADJUSTED
                                                   ------------    ------------    ------------
                                                   (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Long-term debt, net of current portion...........  $  1,248,391    $  1,248,391    $  1,248,391
Redeemable convertible preferred stock...........    47,099,057              --              --
Stockholders' equity (deficit):
  Preferred stock (undesignated), $0.001 par
     value; no shares authorized, actual and pro
     forma; 5,000,000 shares authorized and no
     shares issued and outstanding, pro forma as
     adjusted....................................            --              --              --
  Common stock, $0.001 par value; 43,000,000
     shares authorized, 3,043,543 shares issued
     and outstanding, actual; 43,000,000 shares
     authorized, 17,985,387 shares issued and
     outstanding, pro forma, and 75,000,000
     shares authorized, 23,485,387 shares issued
     and outstanding, pro forma as adjusted......         3,043          17,985          23,485
Additional paid-in capital.......................    24,128,317      71,212,432     131,386,932
Deferred stock compensation......................    (3,468,055)     (3,468,055)     (3,468,055)
Cumulative deficit during development stage......   (52,272,167)    (52,272,167)    (52,272,167)
Accumulated other comprehensive income...........         2,039           2,039           2,039
Treasury stock at cost, 46,875 shares actual, pro
  forma and pro forma as adjusted................           (81)            (81)            (81)
                                                   ------------    ------------    ------------
  Total stockholders' equity (deficit)...........   (31,606,904)     15,492,153      75,672,153
                                                   ------------    ------------    ------------
     Total capitalization........................  $ 16,740,544    $ 16,740,544    $ 76,920,544
                                                   ============    ============    ============



     The information regarding the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and does not include:



     - 1,234,645 shares issuable upon the exercise of options outstanding as of June 30, 2000, at a weighted average exercise price of $2.80 per share;



     - 416,551 shares issuable upon the exercise of warrants outstanding as of June 30, 2000, at a weighted average exercise price of $4.22 per share; and



     - 615,562 additional shares reserved as of June 30, 2000 for future issuance under our stock option plans.

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 2000, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into common stock, was approximately $15.5 million, or $.86 per pro forma share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma total tangible assets less our total liabilities by the pro forma number of shares of common stock outstanding. After giving effect to our sale of 5,500,000 shares of common stock at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2000 would have been $75.7 million, or $3.22 per share. This amount represents an immediate increase in pro forma net tangible book value to our existing stockholders of $2.36 per share and an immediate dilution to new investors of $8.78 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $0.86
  Increase per share attributable to new investors..........   2.36
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             3.22
                                                                       ------
Dilution per share to new investors.........................           $ 8.78
                                                                       ======



     The following table summarizes as of June 30, 2000, on a pro forma as adjusted basis after giving effect to the conversion of our outstanding redeemable convertible preferred stock as described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors.



                                   SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                 --------------------    ----------------------      PRICE
                                   NUMBER     PERCENT       AMOUNT      PERCENT    PER SHARE
                                 ----------   -------    ------------   -------    ---------
Existing stockholders..........  17,985,387     76.6%    $ 49,862,251     43.0%     $ 2.62
New investors..................   5,500,000     23.4       66,000,000     57.0       12.00
                                 ----------    -----     ------------    -----
     Total.....................  23,485,387    100.0%    $115,862,251    100.0%
                                 ==========    =====     ============    =====


     The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants, including:


     - 1,234,645 shares issuable upon the exercise of options outstanding as of June 30, 2000, at a weighted average exercise price of $2.80 per share;



     - 416,551 shares issuable upon the exercise of warrants outstanding as of June 30, 2000, at a weighted average exercise price of $4.22 per share; and



     - 615,562 additional shares reserved as of June 30, 2000 for future issuance under our stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)



     We derived the selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the selected consolidated statement of operations data for the period from June 24, 1996 (date of inception) through December 31, 1996 from audited financial statements, which are not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and for the period from June 24, 1996 (date of inception) through June 30, 2000 (cumulative development stage) and the consolidated balance sheet data as of June 30, 2000 are derived from unaudited financial statements appearing elsewhere in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Our historical results are not necessarily indicative of operating results to be expected for any future period. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.



                                  PERIOD FROM
                                 JUNE 24, 1996                                                             PERIOD FROM
                              (DATE OF INCEPTION)                                    SIX MONTHS ENDED     JUNE 24, 1996
                                    THROUGH            YEAR ENDED DECEMBER 31,           JUNE 30,            THROUGH
                                 DECEMBER 31,       -----------------------------   ------------------       JUNE 30,
                                     1996            1997       1998       1999      1999       2000         2000(1)
                              -------------------   -------   --------   --------   -------   --------   ----------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Revenue...................        $   --          $    57   $    405   $  1,764   $   764   $    990       $  3,216
  Costs and expenses:
  Costs of services
    provided................            --               18        124      1,163       476        731          2,036
  Sales and marketing (2)...           142              697      1,851      2,112     1,048        944          5,746
  Research, development and
    support (2).............           315            1,938      4,524      4,998     2,435      2,909         14,684
  General and administrative
    (2).....................           230            1,485      3,138      3,662     1,788      2,279         10,794
  Depreciation and
    amortization............            51              271        887      1,229       616        718          3,156
  Non-cash stock
    compensation............            --               --         --         22        --        240            262
                                    ------          -------   --------   --------   -------   --------       --------
  Total costs and
    expenses................           738            4,409     10,524     13,186     6,363      7,821         36,678
                                    ------          -------   --------   --------   -------   --------       --------
  Loss from operations
    during development
    stage...................          (738)          (4,352)   (10,119)   (11,422)   (5,599)    (6,831)       (33,462)
                                    ------          -------   --------   --------   -------   --------       --------
  Dividend related to
    beneficial conversion
    feature of redeemable
    convertible preferred
    stock (3)...............            --               --         --         --        --    (20,020)       (20,020)
  Net loss attributable to
    common stockholders
    during development
    stage...................        $ (730)         $(4,233)  $ (9,635)  $(11,265)  $(5,460)  $(26,409)      $(52,272)
                                    ======          =======   ========   ========   =======   ========       ========
  Basic and diluted net loss
    attributable to common
    stockholders during
    development stage per
    common share............        $(0.50)         $ (1.47)  $  (3.33)  $  (3.82)  $ (1.87)  $  (8.71)      $ (17.96)
                                    ======          =======   ========   ========   =======   ========       ========
  Basic and diluted weighted
    average common shares
    outstanding (4).........         1,454            2,888      2,893      2,948     2,921      3,031          2,910

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                 (IN THOUSANDS)



                                                     PERIOD FROM
                                                    JUNE 24, 1996
                                                       (DATE OF
                                                  INCEPTION) THROUGH      YEAR ENDED DECEMBER 31,
                                                     DECEMBER 31,      -----------------------------    JUNE 30,
                                                         1996           1997       1998       1999        2000
                                                  ------------------   -------   --------   --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.....................        $  562         $ 4,264   $  7,413   $  2,572    $ 16,000
  Total assets..................................           832           6,631     11,332      7,034      20,122
  Notes payable to stockholders (5).............            --           2,750         --         --          --
  Long-term debt, net of current portion........            --              --         --        689       1,248
  Total liabilities.............................            56           3,486      1,529      5,705       4,630
  Redeemable convertible preferred stock........         1,500           8,103     24,384     27,079      47,099
  Total stockholders' equity (deficit)..........        $ (724)        $(4,958)  $(14,581)  $(25,750)   $(31,607)


-------------------------

(1) Cumulative development stage.


(2) Exclusive of non-cash stock compensation for fiscal year 1999 of $3.0 sales and marketing; $8.0 research, development and support; and $11.0 general and administrative and for the six months ended June 30, 2000 of $19.0 sales and marketing; $98.0 research, development and support; and $123.0 general and administrative.



(3) In accordance with Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," our issuance of the Series E redeemable convertible preferred stock on January 6, 2000 resulted in a beneficial conversion feature of $20,020. The beneficial conversion feature is reflected as a dividend by a charge to cumulative deficit during development stage and an increase to additional paid-in capital in the June 30, 2000 balance sheet and resulted in an increase to net loss per share attributable to common stockholders during development stage.



(4) We have incurred a net loss during development stage through June 30, 2000, therefore the impact of common shares issuable upon the exercise of outstanding options or warrants and the conversion of our redeemable convertible preferred stock has been excluded from all basic and diluted weighted average common shares outstanding as it is anti-dilutive.



(5) Pursuant to a bridge note agreement dated December 18, 1997, certain of our stockholders held $2.75 million of convertible notes payable as of December 31, 1997. The entire principal and accrued interest amount were converted to 697,076 shares of Series D redeemable convertible preferred stock upon completion of the Series D redeemable convertible preferred stock offering on March 20, 1998. In connection with the bridge note agreement, we issued warrants to purchase 68,750 shares of common stock to the lenders at an exercise price of $0.60 per share.



(6) Includes a remaining $1.5 million customer deposit from IBM. See Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the Selected Consolidated Financial Data. Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those in these forward-looking statements. Factors that could cause or contribute to such differences include the risks discussed in the section titled "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     We provide bioinformatics solutions for the life science research industry. Bioinformatics involves the use of information technology by life science research companies to convert massive amounts of data into useful information that their scientists can then use in the development of new drugs, gene therapies and agricultural products.



     Bioinformatics is increasingly vital to life science research companies as they strive to extract meaningful information from the overwhelming volume and types of data emerging from genomics, gene expression analysis, proteomics, combinatorial chemistry and high-throughput screening. An unmet need is the ability to link the disparate data sets created by these technologies to allow scientists to view data in context, thereby accelerating the discovery of relationships between the sequence and function of genes, their role in disease, their availability as drug targets and potential therapeutic agents.



     We market a suite of software components, databases and consulting services that address the informatics integration needs of life science research companies. We have developed software components that will allow scientists at pharmaceutical, biotechnology and agriscience companies to manage, integrate, sort and mine, or extract, biological data. Through our recent acquisition of the ChemSymphony and MetaSymphony technologies, we are extending our capabilities to chemical data. Our collaboration with IBM in the development of the DiscoveryLink platform provides life science research companies with the capability of enterprise-wide data integration for any type of life science data. In addition, our Professional Services Group provides life science research companies with needs assessments, strategy development, software and database designs and implementation plans. We have provided bioinformatics solutions for Aventis Crop Science and Pfizer, and are performing consulting projects for Boehringer Ingelheim, AstraZeneca, Avalon Pharmaceuticals, Harvard University and the National Library of Medicine. Our ChemSymphony and MetaSymphony technologies are in use at Merck, Abbott and SmithKline Beecham.



     In October 1999, we formed an alliance with IBM to collaborate with IBM to deploy and integrate the DiscoveryLink technology to IBM customers and joint IBM/NetGenics customers. We began implementation of our first DiscoveryLink project at a top pharmaceutical company in November 1999. Our collaboration with IBM resulted in a $2.0 million prepayment by IBM for future anticipated services. On any one occasion before the $2.0 million prepayment is applied as payment for services provided, IBM may use up to one-third of any remaining prepayment to purchase future warrants.



     Historically we have derived our revenue from customer contracts that provide licenses and services related to our enterprise SYNERGY software product. In exchange for the licenses and services, the customer pays us certain fees. We recognized revenue of $989,500 from license and service offerings during the six months ended June 30, 2000, $1.4 million in 1999, $405,480 in 1998 and $57,025 in 1997. Revenue from fees for license and service agreements is recognized ratably over the contract term, generally one year. Revenue from fees for service contracts is recognized as services are performed and hours are expended. We start to recognize revenue once the contract acceptance criteria have been met and the collection of our fee is probable. Upon termination of an agreement, we refund cash received in advance on a pro rata basis.



     We also derive revenues from consulting services. We bill on a time and materials basis. In 1999 we concluded our first consulting engagement for which we recognized revenue of $345,000. During the six months ended June 30, 2000 we expanded our services to include two consulting engagements that commence during the third quarter of 2000. We have not recognized any revenue from these engagements in the first six months of 2000. During the year 2000 we expect to expand our consulting services to new and existing customers.


     The timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of our deferred revenue in any given period.

     Since our inception in 1996, we have incurred substantial costs to develop our technologies and products, to recruit and train personnel for our software development, sales and marketing and technical support departments, and to establish an administrative organization. We anticipate that our operating expenses will increase substantially in the future as we increase our sales and marketing operations, develop new products, fund greater levels of research and development, broaden our technical support and improve our operational and financial systems. Accordingly, we will need to generate significant quarterly revenues to achieve profitability. In addition, our limited operating history makes it difficult for us to predict future operating results and, accordingly, there can be no assurance in future quarters that we will achieve or sustain revenue growth or profitability.


     We have recorded deferred stock compensation of $1.2 million related to grants of certain stock options in 1999 and an additional $1.1 million related to grants of certain stock options in 2000. This amount represents the difference between the exercise price of these stock option grants and the amount subsequently determined to be the fair value of the underlying common stock for financial reporting purposes at the time of option grant. We amortized $21,565 of deferred stock compensation related to these options in 1999 and $213,019 in the first six months of 2000. We will amortize the remaining $2.1 million of deferred stock compensation ratably over the remaining vesting periods of the options, generally five years, which will affect our reported results of operations through 2005. All of these amounts appear on our consolidated statement of operations as non-cash stock compensation expense.



     We have also recorded deferred stock compensation of $268,500 associated with warrants outstanding provided to a customer in 1999 to purchase 111,940 shares of our common stock. We amortized $26,850 of deferred stock compensation in the first six months of 2000. Additionally, under a services agreement with this customer we have recorded deferred stock compensation of $1.6 million associated with the customer's ability to convert a portion of a $2.0 million prepayment for services to future warrants. During the first six months of 2000, the customer applied $547,300 of invoices for services provided and expenses incurred against the prepayment. Accordingly, we recognized net revenue of $206,400 and amortized $340,900 of deferred stock compensation as the fair value of the future warrants is amortized against the related service revenue.



     We had 100 employees at July 31, 2000, compared to 83 at December 31, 1999 and 48 at December 31, 1997. This growth has placed significant demands on our management and operational resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. In addition, we expect that future expansion will continue to challenge our ability to hire, train, motivate and manage our employees. Competition is intense for highly qualified technical, sales and marketing and management personnel. If our total revenue does not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel or our management otherwise fails to manage our expansion effectively, we will not achieve our expected revenues and operating results.

     American Home Products terminated its SYNERGY license in April 2000, which will adversely affect our revenues for the next several quarters. Abbott will not renew its no-fee license in November 2000.



     On July 27, 2000, we purchased the ChemSymphony and MetaSymphony software technologies from FamilyGenetix Limited. The purchase price of $1.0 million consisted of $0.8 million paid at closing and $0.2 million held in escrow pending the assignment to us of three customer contracts including Merck, Abbott and SmithKline Beecham.



COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999



     Revenue. Our revenue was $989,500 for the six months ended June 30, 2000 and $764,000 for the six months ended June 30, 1999, representing an increase of $225,500, or 30%. This increase is primarily attributable to recognizing revenue in the first six months of 2000 of $670,600 from American Home Products and $206,400 from IBM. Included in the revenue from American Home Products is the recognition of $215,600 in deferred revenue due to the contract being terminated during the second quarter of 2000. In addition, an increase of $92,500 from our European customer, Aventis Crop Science, also contributed to the 30% increase in revenue. In the six months ended June 30, 2000, American Home Products and IBM accounted for approximately 68% and 21%, respectively, of total revenue.



     Cost of Services Provided. Cost of services provided were $731,414 for the six months ended June 30, 2000 and $475,955 for the six months ended June 30, 1999. The increase of $255,459 is attributed to an increase in professional services being provided to customers including IBM, Aventis, and Abbott, $262,240, $102,512 and $78,609, respectively. Although our cost of services increased overall, decreases in services provided to Pfizer of $38,482 due to the contract requirements being fulfilled during 1999 and American Home Products of $145,313 due to the termination of the contract during the second quarter of 2000 were also realized during the six months ended June 30, 2000.



     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions, payroll taxes and employee benefits as well as travel, entertainment and discretionary marketing expenses. Sales and marketing expenses were $943,949 for the six months ended June 30, 2000 and $1.05 million for the six months ended June 30, 1999. The decrease of $103,630, or 10%, is attributable to a decrease in sales and marketing personnel headcount from an average of 13.5 employees in 1999 to 11.5 in 2000. Salaries, benefits and related expenses decreased $57,207. A decrease in travel expense of $66,373 was also a contributing factor to the overall decrease. We expect sales and marketing expense to increase as we hire additional sales and marketing personnel.



     Research, Development and Support Expenses. Research, development and support expenses consist primarily of salaries, payroll taxes, employee benefits and other costs attributable to research and development activities. Research, development and support expenses were $2.9 million for the six months ended June 30, 2000 and $2.4 million for the six months ended June 30, 1999. An increase of $473,966, or 19.5%, is primarily attributable to an increase in average research and development personnel headcount of approximately 50 in 1999 to approximately 60 in 2000. As a direct result of the increase in research and development personnel headcount, salaries and related payroll expenses increased $337,314 and telephone and internet communication expenses increased $48,453. Other factors contributing to the overall increase include a $140,746 increase in outside services, which were utilized to meet temporary staffing requirements. The mentioned increases were offset by a decrease in travel expenses of $51,179, which can be attributed to the improved utilization of our strategy to assign remote office personnel to customers and projects based on location. We expect research, development and support expenses to increase as we continue to hire additional research, development and support personnel to meet the demands of developing new technologies and providing professional, consulting and support services to our customers.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries, payroll taxes, employee benefits and certain other administrative costs. General and administrative expenses were $2.3 million for the six months ended June 30, 2000 and $1.8 million for the six months ended June 30, 1999. An increase of $490,787, or 27%, is attributable to additional personnel requirements. There were increases in salaries, benefits and related expenses of $249,642 and recruiting expenses of $114,429 to support our expanding research, development and support activities. Additional office space was required to accommodate our expansion, resulting in increases in building and maintenance expenses and related property taxes of $116,950. We expect general and administrative expenses to increase as we expand our infrastructure and incur additional costs as a result of being a public company.



     Depreciation and Amortization Expense. Depreciation and amortization expense was $717,200 for the six months ended June 30, 2000 and $616,930 for the six months ended June 30, 1999. The increase of $100,270, or 16%, is primarily attributable to additional depreciation expense on current year additions of property and equipment totaling $881,878. Property and equipment are depreciated on a straight-line basis over the estimated useful life of the asset, which ranges from three to five years.



     Non-Cash Stock Compensation Expense. We incurred non-cash stock compensation expense of $239,869 during the six months ended June 30, 2000. We did not incur non-cash stock compensation expense during the six months ended June 30, 1999. This expense related to grants of certain stock options in 2000 and 1999 and base warrants granted to IBM. The stock options were granted with exercise prices less than the amount subsequently determined to be the fair value of the underlying common stock for financial reporting purposes on the date of option grant. The options generally vest over five years. The base warrants granted to IBM resulted in $26,850 of the non-cash stock compensation expense. The remaining deferred compensation expense of approximately $2.1 million attributable to the stock options and remaining deferred compensation expense of $241,650 attributable to the IBM base warrants will be amortized ratably over the remaining vesting periods of the options and will affect periods ending after June 30, 2000.



     Interest Income. Interest income was $514,941 for the six months ended June 30, 2000 and $140,637 for the six months ended June 30, 1999. The increase in interest income is primarily attributable to the issuance of our Series E redeemable convertible preferred stock on January 6, 2000, which generated net proceeds of $19.6 million. Our net cash used in development stage activities was $6.8 million for the six months ended June 30, 2000 and $5.0 million for the six months ended June 30, 1999.



     Interest Expense. Interest expense was $73,201 for the six months ended June 30, 2000 and $2,400 for the six months ended June 30, 1999. During June of 1999, we entered into three equipment-financing loans, each with a due date of June 30, 2002. In addition, we entered into an equipment-financing loan in June of 2000, due June 30, 2003. Interest expense during 2000 relates entirely to these equipment-financing loans.



     Beneficial Conversion Expenses. The issuance of our Series E redeemable convertible preferred stock resulted in a charge of $20.0 million, calculated in accordance with Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." The dividend related to the beneficial conversion feature of our redeemable convertible preferred stock has been reflected by recording a charge to cumulative deficit during development stage and an increase to additional paid-in capital, and resulted in an increase to net loss per share attributable to common stockholders during the six months ended June 30, 2000.


COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Revenue. Our revenue was $1.8 million in 1999, $405,480 in 1998 and $57,025 in 1997, representing increases of approximately $1.4 million, or 345%, from 1998 to 1999 and $348,455, or

611%, from 1997 to 1998. These increases were primarily attributable to recognizing revenue from our first license agreement in November 1997, our second in August 1998 and our third in January 1999. In 1999, American Home Products accounted for approximately 62% of total revenue and Pfizer accounted for approximately 20% of total revenue. Abbott accounted for approximately 91% of total revenue in 1998 and approximately 83% of total revenue in 1997.


     Cost of Services Provided. Cost of services provided were $1.2 million in 1999, $124,153 in 1998 and $17,460 in 1997. Cost of services provided primarily consists of direct costs associated with services provided to our customers, including salaries, benefits and overhead expenses. An increase of $1.0 million from 1998 to 1999 was primarily attributed to increases in services provided. The increase in services provided is primarily attributed to new contracts with Pfizer and American Home Products, totalling $269,375 and $791,773, respectively. For the year ended 1998, cost of services provided increased $106,693. The increase is primarily attributed to an increase in services provided to Abbott of $100,489. During 1997, the cost of services provided was primarily attributed to initial services being performed for customers.



     Sales and Marketing Expenses. Sales and marketing expenses were $2.1 million in 1999, $1.9 million in 1998 and $697,610 in 1997. Sales and marketing expenses represented 16% of total costs and expenses in 1999, 17.6% in 1998 and 15.8% of total costs and expenses in 1997. We opened a sales office in London during July 1998. The increase in sales and marketing expense in 1999 compared to 1998 can be attributed to three primary factors, including a $96,305 increase related to a full year of London office expense, a $78,406 increase in sales commission expense as a result of our revenue growth and a $74,137 increase in salaries, benefits and related expenses. To a lesser extent, increases in marketing expenditures for advertising and promotions and related materials also contributed to the overall increases. Staff size as of December 31, 1999 was 12. The increase in sales and marketing expense in 1998 compared to 1997 was primarily due to the increases in sales and marketing personnel, which increased from eight as of December 31, 1997 to 12 at December 31, 1998. The $624,945 increase in salaries, benefits and related expenses was primarily attributable to additional staffing. Other factors contributing to the overall increase were a $221,185 increase in travel expenses in 1998 and a $79,411 increase in advertising and promotional activities. In addition, the new London office contributed additional office rent, telephone and other expenses of $121,261.



     Research, Development and Support Expenses. Research, development and support expenses were $5.0 million in 1999, $4.5 million in 1998 and $1.9 million in 1997. Research, development and support expenses represented 37.9% of total costs and expenses in 1999, 43.0% in 1998 and 44.0% of total costs and expenses in 1997. The increase of $474,501, or 10.5%, in research, development and support expense in 1999 compared to 1998 was primarily attributable to headcount increases and license agreements. Headcount increases resulted in $74,019 in additional salaries, benefits and related expenses and $84,564 in additional infrastructure costs associated with an average staff size of 52 in 1999 compared to 46 in 1998. License agreements expense increased $387,846 over 1998. The license agreements related primarily to software used in the development and deployment of our products. Decreases in professional services from 1998 totalled $70,905. Professional services include consulting and recruiting services. The decrease is primarily attributed to less headcount growth in 1999 compared to 1998. The increase of $2.6 million, or 133%, in research, development and support expense in 1998 compared to 1997 was primarily attributable to salaries, benefits and related expenses increasing $1.8 million and training and related expenses increasing $121,184, attributed to the hiring of additional staff, which increased from 28 as of December 31, 1997, to 52 at December 31, 1998. In addition, growth in headcount resulted in increases of $190,943 in infrastructure expenses, including telephone expense and office rent, $168,009 in travel related expenses and $182,342 in relocation and recruiting expense. Outside services also increased $158,802 during 1998 as a result of temporary staffing needs of product development, which were remedied through the hiring of additional staff.

     General and Administrative Expenses. General and administrative expenses were $3.7 million in 1999, $3.1 million in 1998 and $1.5 million in 1997. General and administrative expenses as a percent of total costs and expenses represented 27.8% in 1999, 29.8% in 1998 and 33.7% in 1997. The increase of $523,278, or 16.7%, in 1999 compared to 1998 was primarily a result of severance charges of $502,500 related to the separation of our former Chief Financial Officer, Vice President of Sales and Vice President of Marketing in July 1999. Staff size as of December 31, 1999 was 19. The increase of $1.7 million, or 113%, in 1998 compared to 1997 was primarily related to an $859,809 increase in salaries, benefits and related expenses attributed to the hiring of additional staff, which increased from 10 as of December 31, 1997, to 16 as of December 31, 1998, which includes four new executive level managers. In addition, infrastructure and related expenses increased $384,206 due to additional office space required by the growth in headcount. Other contributing factors included an increase of $237,819 in professional services related to legal, accounting and other outside services. Additional administrative personnel were necessary to support our increased sales, marketing and development activities.



     Depreciation and Amortization Expense. Depreciation and amortization expense was $1.2 million in 1999, $886,989 in 1998 and $271,079 in 1997.
Purchases of property and equipment were $785,759 in 1999 and $2.0 million in both 1998 and 1997. The increase in depreciation in 1999 compared to 1998, and the increase in 1998 compared to 1997, were primarily a result of current year purchases and a full year of depreciation on prior year purchases.



     Non-Cash Stock Compensation Expense. We incurred non-cash stock compensation expense of $21,565 in 1999 related to grants of certain stock options in 1999 with exercise prices less than the amount subsequently determined to be the fair value of the underlying common stock for financial reporting purposes on the date of option grant. The options generally vest over five years. The remaining deferred compensation expense of approximately $1.1 million will be amortized ratably over the remaining vesting periods of the options and will affect periods ending after December 31, 1999.



     Interest Income. Interest income was $251,953 in 1999, $487,197 in 1998 and $119,368 in 1997. The increase in interest income was primarily the result of the timing of our issuance of Series C redeemable convertible preferred stock on June 5, 1997 (net proceeds of $6.6 million) and the issuance of Series D redeemable convertible preferred stock on March 20, 1998 (net proceeds of $13.5 million) and April 9, 1999 (net proceeds of $2.7 million). Our net cash used in development stage activities was $8.1 million in 1999, $8.2 million in 1998 and $3.4 million in 1997.



     Interest Expense. Interest expense was $81,359 in 1999 and zero in 1998 and 1997. Interest expense in 1999 relates entirely to the three equipment-financing loans.



     Income Taxes. We did not record a provision for federal or state income taxes in 1999, 1998 or 1997, because we have generated net operating loss carryforwards of approximately $24.7 million from inception through December 31, 1999. As December 31, 1999 and 1998, we recorded a full valuation allowance for the deferred tax assets related to the future benefits, if any, of these net operating loss carryforwards. Our net operating loss carryforwards begin to expire in 2011 and will fully expire in 2019. Under regulations contained in the Internal Revenue Code and similar state provisions, our use of net operating loss carryforwards for tax purposes are subject to an annual limitation in the event of a substantial change in our stock ownership. These annual limitations may result in the expiration of the net loss operating carryforwards before we are able to use them. Our sale of securities after this offering could result in such a change in ownership. These annual limitations may result in the expiration of the net operating loss carryforwards and other tax credits before we are able to use them.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations primarily from $49.8 million of gross proceeds related to the sale of our redeemable convertible preferred stock, including our Series E redeemable convertible preferred stock.


     Our net cash used in development stage activities was $6.8 million for the six months ended June 30, 2000, $8.1 million in 1999, $8.2 million in 1998 and $3.4 million in 1997. Net cash used by development stage activities in all periods was due primarily to net losses during development stage after adjusting for non-cash depreciation and amortization charges and changes in operating assets and liabilities, including the IBM pre-payment of $2.0 million in 1999, reduced by $547,334 in the six months ended June 30, 2000 by the customer's application of invoices for services against the prepayment.



     Our investing activities used net cash of $881,878 for the six months ended June 30, 2000, $785,759 in 1999, $2.0 million in 1998 and $2.0 million in 1997.
Our investing activities in all periods consisted of purchases of equipment.



     Our financing activities provided cash of $21.1 million for the six months ended June 30, 2000, $4.0 million in 1999, $13.4 million in 1998 and $9.1 million in 1997. For the six months ended June 30, 2000, net cash provided by financing activities included $20.0 million of net proceeds from the sale of Series E redeemable convertible preferred stock, and net proceeds of $1.1 million from an equipment financing loan. In 1999 net cash provided by financing activities included $2.7 million of net proceeds from the sale of Series D redeemable convertible preferred stock, and net proceeds of $1.1 million from three equipment financing loans. In 1998 and 1997, financing activities consisted primarily of sales of redeemable convertible preferred stock totaling $20.1 million of net proceeds. In December 1997, we issued bridge notes in an aggregate amount of $2.75 million to seven of our existing stockholders. In March 1998, these bridge notes were subsequently converted into shares of our Series D redeemable convertible preferred stock. In connection with the issuance of the bridge notes, we issued to the lending stockholders warrants to purchase an aggregate of 68,750 shares of our common stock at an exercise price of $.60 per share. These warrants will expire on December 31, 2000. Repayments on equipment financing loans amounted to $223,767 in the first six months of 2000 and are anticipated to be an additional $330,805 in the remainder of 2000, $719,475 in 2001, $625,110 in 2002 and $271,841 in 2003. We have $1.3 million of borrowing capabilities remaining as of June 30, 2000. The loans have customary operating covenants under which we must, among other things, maintain the collateral in good operating condition, use the collateral only for business purposes, keep the collateral insured and provide our lenders with quarterly and annual financial statements. We were in compliance with all covenants as of June 30, 2000, but we cannot assure you that we will be able to continue to comply with our loan covenants in the future.


     We intend to continue to invest heavily in the development of new products and enhancements to our existing products. Our future liquidity and capital requirements will depend upon numerous factors, including:

     - the costs and timing of expansion of product development efforts and the success of these development efforts;

     - the costs and timing of expansion of sales and marketing activities;

     - the extent to which our existing and new products gain market acceptance;

     - market developments;

     - the costs involved in maintaining and enforcing intellectual property rights;

     - the amount and timing of revenue; and

     - available borrowings under loan arrangements.

We believe that the proceeds from this offering, together with our current cash and investment balances and any cash generated from operations and from available credit facilities, will be sufficient to meet our operating and capital requirements through the next 12 months. However, it is possible that we may require additional financing sooner. We have no current plans to obtain additional financing following the completion of this offering. The factors described in this paragraph will affect our future capital requirements and the adequacy of our available funds. We may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot ensure that such funding, if needed, will be available to us on terms attractive to us, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies or products. If we fail to raise capital when needed, our failure could have a negative impact on our operating results and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS


     In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Statement of Position No. 98-1 requires us to capitalize certain costs related to internal use software once certain criteria have been met. There was no impact on our consolidated financial statements when we adopted Statement of Position No. 98-1 on January 1, 1999.


     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." Statement of Position No. 98-5 requires us to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off when we adopt Statement of Position No. 98-5. We adopted Statement of Position No. 98-5 on January 1, 1999, which resulted in an immaterial amount of organizational cost being written-off.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in June 1997, effective for fiscal years beginning after December 15, 1997. This statement established standards for reporting and displaying comprehensive income in a full set of financial statements. Accordingly, we adopted this reporting standard in the preparation of these financial statements. Our only comprehensive income item is the foreign currency translation adjustment.

     In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and requires companies to report financial and descriptive information about their reportable operating segments. The financial information is required to be reported on the same basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. This statement is effective for periods beginning after December 15, 1997, with interim information required for the year following adoption. Management has determined that we are of single operating segment. The adoption of SFAS No. 131 had no impact on our consolidated financial statements.


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133." SFAS No. 138 establishes further accounting and reporting standards for derivative instruments. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that our adoption of SFAS No. 133 will not have a material


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

impact on our financial position or results of operations. We will be required to implement SFAS No. 133 for the fiscal year beginning January 1, 2001.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. Management believes that SAB 101 has no material effect on its financial position, results of operations or cash flows.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


     We develop products in the United States and sell those products primarily in North America and Europe. In the first six months of 2000, our revenue from sales outside North America was 11.4% of total revenue. In 1999, our revenue from our first sales outside North America was 8.1% of total revenue. Our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all of our sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.


     Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that we do not have material market risk exposure.

     Our investment policy requires us to invest funds in excess of current operating requirements in:

     - obligations of the U.S. government and its agencies;

     - investment grade state and local government obligations;

     - securities of U.S. corporations rated A1 or P1 by Standard & Poors or the Moody's equivalents; and/or

     - money market funds, deposits or notes issued or guaranteed by the U.S.;
       and

     - non-U.S. commercial banks meeting certain credit rating and net worth requirements with maturities of less than two years.


     At June 30, 2000, our cash and cash equivalents consisted primarily of demand deposits and money market funds held by a large institution in the United States.


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                                    BUSINESS

BACKGROUND


     We provide bioinformatics solutions for the life science research industry. Bioinformatics involves the use of information technology by life science research companies to convert massive amounts of data into useful information that their scientists can then use in the development of new drugs, gene therapies and agricultural products.



     Bioinformatics is increasingly vital to life science research companies as they strive to extract meaningful information from the overwhelming volume and types of data emerging from genomics, gene expression analysis, proteomics, combinatorial chemistry and high-throughput screening. An unmet need is the ability to link the disparate data sets created by these technologies to allow scientists to view data in context, thereby accelerating the discovery of relationships between the sequence and function of genes, their role in disease, their availability as drug targets and potential therapeutic agents.



     We market a suite of software components, databases and consulting services that address the infomatics integration needs of life science research companies. We have developed software components that will allow scientists at pharmaceutical, biotechnology and agriscience companies to manage, integrate, sort and mine, or extract, biological data. Through our recent acquisition of the ChemSymphony and MetaSymphony technologies, we are extending our capabilities to chemical data. Our collaboration with IBM in the development of the DiscoveryLink platform provides life science research companies with the capability of enterprise-wide data integration for any type of life science data. In addition, our Professional Services Group provides life science research companies with needs assessments, strategy development, software and database designs and implementation plans. We have provided bioinformatics solutions for Aventis Crop Science and Pfizer, and are performing consulting projects for Boehringer Ingelheim, AstraZeneca, Avalon Pharmaceuticals, Harvard University and the National Library of Medicine. Our ChemSymphony and MetaSymphony technologies are in use at Merck, Abbott and SmithKline Beecham.



     The top 50 life science research companies spent an estimated $40.0 billion on research and development in 1998, an increase of more than 20% over 1997. We believe that internal spending on bioinformatics by life science research companies is approximately $1.5 billion per year and that the annual market for outsourced bioinformatics databases, products and services is currently $300 million and will grow to as much as $2.0 billion within the next five years.


     Life science research companies are under intense pressure to develop innovative and cost-effective drugs, chemicals and agricultural products in order to maintain their competitive positions. As a result, they are increasing both internal and outsourced resources dedicated to early stage drug and crop development in order to provide more possible product candidates. This trend has led to the creation of multiple strategic alliances for product candidate discovery between life science research companies and producers of databases, data-generating platform technologies and software tools. However, the large investments in these technologies have not yielded the hoped-for gains in productivity, in part because the bioinformatics infrastructure in life science research companies is inadequate to manage and integrate this large volume of data, and thus limits the effectiveness of the new discovery technologies. A recent industry survey indicated that the drug discovery phase could be accelerated by nearly 50% through the use of bioinformatics, genomics, high-throughput screening, combinatorial chemistry and rational drug design technologies.


     Since our inception, we have incurred operating losses and expect that our future software development efforts and the expansion of our development, marketing, sales and customer support staffs necessary to implement our strategy will cause us to continue to incur operating losses in the future.


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INDUSTRY OVERVIEW


     The life science research industry faces a number of challenges, including the need to:



     - integrate and manage the massive amounts and rapidly growing sources of life science data;



     - derive value from the disparate types of data;



     - protect proprietary data;



     - resolve the buy vs. build dilemma for bioinformatics solutions; and



     - obtain the best practices for bioinformatics as they evolve.



     Integrating and Managing the Massive Amounts and Rapidly Growing Sources of Life Science Data



     Over the last five years, there has been an explosion in the amounts and types of data used in life science research due to the development of new technologies. For example, GenBank, the database of all publicly available gene sequences, has grown from 230 million base pairs of DNA five years ago to over
4.6 billion base pairs today, an increase of 2,000%. There has also been a significant private effort to sequence the human genome. Celera, one of the commercial providers of DNA sequence data, announced earlier this year that it has successfully sequenced the human genome.



     As the efforts to sequence the human genome neared completion, researchers shifted their focus to functional genomics, the effort to understand the role or function of these genes. As a result of new technologies developed by Affymetrix and others, the volume of functional genomics data is expected to exceed the volume of DNA sequence data. One of these technologies, gene chips, uses a miniaturized chip-based format to obtain biological data. The use of these chips, each of which can contain 40,000 data points, is expected to grow from 43,800 in 1998 to over 1.0 million in 2001, an increase of 2,200%. Because the number of data points per chip is growing, there will be an even greater increase in the amount of available functional genomics data.



     Deriving Value from the Disparate Types of Data



     The growth in amounts and types of data generated by these new technologies has caused current life science product development efforts to be characterized by an excess of data rather than the historical shortage of data. For example, a large life science research company may obtain genomics data from Incyte and Celera, gene expression microchips from Incyte and Affymetrix, new combinatorial chemistry compounds from ArQule and high-throughput screening services from Aurora Biosciences. The life science research company may then use data analysis and mining tools from a variety of vendors as well as internal sources to interpret this data.


     In addition, the consolidation occurring among the large life science research companies has compounded the problem of managing and integrating life sciences data. These companies need to maximize the return on their investment in global research and development efforts. However, as these companies merge, integrating the multiple systems, platforms, databases and sites can be not only expensive, but an exceedingly complex task.


     Protecting Proprietary Data


     Life science research companies must prevent disclosure of their proprietary research data. Exposing proprietary life science data through the use of Internet-based information portals represents a significant risk to confidential information that represents a competitive advantage for the company. Not only is sending data over the public Internet itself a risk, but having data analyzed at a third-party site, one not under the control of the company itself, also poses grave risks to data security and integrity. Additionally, the public Internet is subject to denial of service security attacks that may render an Internet-based information portal unusable for time critical research. The inadequacy of current Internet-based information portals for the bioinformatics needs of life science research companies makes intranet-based systems an attractive alternative.
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

     Resolving the Buy vs. Build Dilemma for Bioinformatics Solutions


     Life science research companies currently face a dilemma when deciding how to manage data. A company may attempt to build a proprietary advantage in drug discovery by hiring the best possible bioinformatics specialists and creating its own software in order to find targets and drugs that its competitors miss. However, in a field as complex and dynamic as bioinformatics, this approach can be both expensive and risky. Bioinformatics needs change rapidly; two years ago few life science research companies had a need for biochip software, today almost every one of these companies does. It can be a major and very expensive task to create software that can both manage large amounts and types of data across multiple databases and be flexible enough to evolve as needs change and data sets grow. As a result, resources can be wasted as highly paid bioinformaticists are involved in costly software or database maintenance or are required to continuously train and support a company's staff scientists.



     The alternative, buying pre-packaged bioinformatics software, also has significant risks. Third-party software is usually based on closed systems that cannot be changed by the buyer. Because life science research companies use many sources of data, including both internally-generated and external, in-licensed data, software that is not designed to accept new sources of data can create an expensive problem. Data must then be transformed into a format that the program can use. Therefore, companies must keep each data set in multiple formats, one for each pre-packaged program. Additionally, since all buyers of these pre-packaged software programs have access to the same analytical tools, it is difficult for any one company to gain a competitive advantage.


     Obtaining the Best Practices for Bioinformatics as They Evolve


     The strengths of the life science research companies are primarily product development, chemistry and sales. Typically, they do not have the number of bioinformatics personnel necessary to both develop and utilize bioinformatics software. As in many other industries, competitive pressures are causing life science research companies to consider outsourcing for those needs outside of their core competence. However, the traditional information technology outsourcing firms lack the scientific expertise to cost-effectively provide fully integrated bioinformatics systems.


OUR SOLUTION


     We have developed a solutions-based approach to addressing the bioinformatics challenges life science research companies face. Our solutions, which incorporate our proprietary technology platform, a library of proprietary and third-party software components, and our strategic consulting and support services, have the following characteristics:



     - flexibility and extendability as a result of using an open architecture technology and a component-based design;



     - scalability because of the design of our technology platform;



     - security, because our solutions are built to run behind a company's firewall on a corporate intranet;



     - integrity of tested platform technology combined with the individuality of custom design; and



     - reliability because of the needs assessment approach of our Professional Services Group.



     Flexibility and Extendability Due to Open Architecture Technology and Component-Based Design



     Our proprietary software technologies allow life science research companies to manage, integrate, sort and mine, or extract, internally or externally generated biological and chemical data regardless of database format or size. Our technology platform is flexible because its open architecture allows universal-compatibility with multiple data sources and extendable because its component-based design allows new capabilities to be added to the existing software at any time. This novel framework allows our customers to link several different data sets generated through state-of-the-art drug discovery technologies that provide information about the sequence and


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


function of genes, their role in disease, their availability as drug targets and potential chemical small molecule therapeutics. By linking these data sets, scientists can analyze their data in multiple contexts, accelerating the discovery of relationships within the data and facilitating the drug discovery process.



     SYNERGY-based solutions are designed to allow new software components or data sources to be added at any time, whether created by NetGenics, by third-party developers or by our customers. This is an important advantage over conventional software products, because our customers can extend or customize their systems to support their own proprietary analyses, rather than having to decide between developing their own software or buying closed third-party systems. For example, existing in-house databases can be integrated without changing the data format, a common requirement of conventional software products. Likewise, the recent addition of the DataMart middleware technology and ChemSymphony and MetaSymphony, both components that may stand alone or integrate with a SYNERGY-based solution, demonstrate the extensibility of our offering with third-party functionality.



     Scalability Due to the Design of our Technology Platform



     Our component-based technology allows the analysis and integration of data from multiple sources. As an example, the SYNERGY component suite creates a single software interface for DNA sequences that allows a scientist to conduct GenBank searches, and, because the DNA interface is not GenBank specific, it can also be used to allow access to DNA data from any other source. Once a SYNERGY-based solution is installed, our framework allows the interface to be easily adapted to search, for example, the internal DNA sequence database of the customer, no matter how that database is constructed, or access data from an in-licensed source, such as Incyte or Celera. Moreover, a working set of expression data can be created by combining data from experiments conducted using in-house generated or commercial DNA chips from sources such as Affymetrix and Incyte. Analysis can be performed on any data, no matter the source, so programs that analyze expression data do not have to be rewritten when a company in-licenses a new source of data.



     The volumes and types of data in the life sciences are growing at an exponential rate. Further, consolidation in the life science research industry necessitates the integration of the user communities that use these data. The result is that information resources and their users are often distributed across multiple research sites worldwide. Our framework technology is designed to scale to meet these growing needs, while maintaining client-appropriate levels of data-sharing and security.



     Our technology platform has also been designed to facilitate the sharing of data and analyses across all the scientists on a project team, no matter where they are located worldwide. Members of a team can work collaboratively to analyze and annotate data, with each scientist having immediate access to new or modified data created by a teammate.


     Security Due to its Intranet Format


     To enhance the security of valuable, proprietary research data, our software solutions are designed to work within a secure intranet operating inside a customer's firewall, thereby eliminating the danger of data being stolen during transmission across an unsecured line. We also address the danger of valuable sequences being stored on personal computers where they can be corrupted or stolen, resulting in expensive or irreplaceable data loss. SYNERGY provides central, server-based storage for all data and analysis results, with regular and secure back-up capability.


     Integrity of Tested Platform Technology with the Individuality of Custom Design

     We provide a comprehensive software/hardware solution for the bioinformatics needs of life science research companies, including:


     - SYNERGY, our proprietary technology platform;



     - a suite of software components tailored to the customer's specific needs, including our SYNERGY components and MetaSymphony and ChemSymphony components;


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


     - customized software development; and


     - outsourced support functions, including on-site training and 24/7 system support.


     Our technology platform has been designed to interoperate with existing systems. Unlike pre-packaged applications, our system is open, allowing bioinformaticists to develop additional applications or customize existing applications as needed. We provide products and services that allow a life science research company to make use of its skilled personnel more efficiently. When such tasks are outsourced to us, the life science research company's bioinformatics professionals can concentrate on those tasks that are unique and proprietary.



     Reliability Due to the Needs Assessment Approach of our Professional Services Group



     Our Professional Services Group recommends, designs, builds and supports competitive integration solutions for life science research and drug discovery organizations. We partner with our clients to create solutions that optimize technological assets, streamline scientific workflow and advance business objectives. Our approach is both strategic and tactical: we work with our clients to understand and envision their global requirements. Within this context, we recommend and develop solutions that address immediate integration needs in well-focused areas, but that also may be assembled as components of an enterprise-wide integrated environment. This approach satisfies our clients' short-term goals while keeping a view of their long-term strategies.



     We use a methodology that partitions a large-scale software development effort into a series of well-defined, short-term projects that successively build toward an enterprise-scale solution. The short duration and bounded scope of each project effectively manages requirements gathering and design risks, and results directly in the rapid deployment of usable software subsystems.



     The consolidated software development process employs an ongoing needs assessment process that governs the high-level scope, prioritization and staging of projects. We work with clients to continually reassess progress toward long-term goals based on evaluation of previously completed projects.



     To support our Professional Services Group's incremental methodology, the consolidated software development process specifies solutions built within a component architecture. This approach ensures the compatibility of individual project implementations and, where appropriate, allows clients to leverage our software components and integration frameworks.


OUR STRATEGY


     Our objective is to be the leading provider of bioinformatics solutions to the life science research industry. Key elements of our strategy to achieve this objective include the following:



    Establish our Proprietary Technology Framework as the Information Technology Platform of Choice for Life Science Research Companies



     Our goal is to make SYNERGY's open architecture technology the information platform of choice for the integration of life science research data worldwide. We believe that in order for a technology platform to become the standard in the industry, it must be flexible, scalable, extendable and fast. The life science research industry is extremely dynamic and changes rapidly with its use of new drug discovery technology. In addition, the amounts and types of biological data, from both public and private sources, are growing exponentially each year. As the discovery process evolves, information technology systems must be able to adapt and expand, so that the power of available information can be realized. We believe that deploying SYNERGY-based solutions with industry leaders is an important step in establishing our technology platform as the industry standard.


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     Establish a Dominant Market Share for Bioinformatics Solutions Based on our
Software Components



     Our success will depend on gaining market share within our primary target market, life science research companies. We are developing component suites that are aimed at solving specific data analysis and integration problems. In addition, we are encouraging discovery groups within life science research companies and other third-party software vendors to write additional components that can integrate with our components. We believe that as the number of compatible components increases, our integration solutions will serve a wider audience, which will in turn encourage the creation of still more components that can be integrated. We intend to continue to publish our programming interfaces and developer toolkits, facilitating third-party development of tools and databases compatible with our technologies.



     Solve Customers' Unique Problems by Developing Tailored Solutions



     We believe that our consulting services can lead to solution sales and that our solution sales can lead to more demand for our consulting services. We believe that our ability to understand and address the technology issues of our customers is integral to the sale of our solution. Due to the open architecture of the SYNERGY technology platform and our component-based design, our tailored solutions can integrate easily with existing systems and databases. We design our solutions using a combination of core components and components designed exclusively for a specific customer. This enables us to create solutions that have the benefits of custom software, but have the rigorous product design, development and testing of commercial software.


     Expand our Corporate Relationships for Revenue Growth

     We have corporate relationships, in the form of customers and strategic partners, that we believe will provide us with opportunities to expand our business. We believe that developing our relationships with industry leaders will lead to additional revenue opportunities with new customers. Similarly, we have formed strategic alliances with companies, such as IBM, with their own blue-chip client bases, that can enhance our credibility and garner the attention of senior management at large life science research companies. We intend to leverage our existing relationships to establish new customers, which we believe will result in increased revenues.

     Maintain our Technological Advantage

     We believe we have a technological advantage based in part on our early adoption of CORBA and Java, both leading-edge, Internet-based programming technologies. This combination of technologies has allowed us to build a flexible technology platform that is:

     - adaptable, as different groups within a life science research company will continue to develop and obtain new data or capabilities;

     - scalable enough to integrate the voluminous amounts of data being generated in the industry; and

     - standardized to ensure the interoperability across different networks, platforms, languages and client global locations.


     We have applied for various patents to protect our inventions. We recently received a notice of allowance from the U.S. Patent and Trademark Office for one of our patent applications, which indicates that the application is entitled to issue as a patent subject to completion of all formalities. We plan to continue to file applications where we believe that the intellectual property is valuable to our business. We believe that maintaining a deep and broad intellectual property estate will be an important competitive advantage.


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OUR TECHNOLOGY, PRODUCTS AND SERVICES

  OUR TECHNOLOGY


     Our software library has been constructed from a collection of object-based components that work together to solve life science informatics problems. Our use of CORBA technology facilitates the integration of diverse data types and analysis tools. We also engage actively in the analysis of emerging object and component integration technologies as they are brought to market. In this way, we can identify and apply new technologies that increase the utility and ease of use of our products and services.


     CORBA and Java


     CORBA and Java provide foundation technologies upon which we have built a stable, scalable, extendable client/server framework. CORBA is a software architecture that was created to answer the need for systems built of inter-operable software components distributed over a network, regardless of the hardware platform or programming language used for their implementations. An important consideration in this design was the need to integrate existing systems.


     CORBA lets programmers choose the most appropriate operating system, execution environment and even programming language to use for each component of a system under construction. More importantly, CORBA allows the integration of existing components. In a CORBA-based solution, developers model the legacy component using the same software interfaces they use for creating new objects, then write "wrapper" code that translates between the framework and the existing interfaces.


     Java is a platform-independent object-oriented computing language that supports graphically rich, dynamic, programming. Java's platform independence means that it can deliver the same program to PCs, Macintosh, Sun or Silicon Graphics work-stations equally well. Development and test time is reduced because the resultant code is portable to disparate hardware platforms without re-coding and recompiling.



     CORBA and Java together enable client/server systems that allow a user to access multiple applications and databases across a distributed computing network. Java allows a user to interact with a graphical user interface, but still access server computing power normally available only to computer experts. CORBA allows new programs and services to be added to the server in real time, and transparently delivers all the needed information to the client program to use these new services.


     Beyond CORBA and Java


     CORBA and Java are powerful technologies, not functional implementations. We have built a software framework using these technologies that provides flexibility and maintainability. The SYNERGY platform technology has been designed so that no data types or analyses are built into it. Instead, the program discovers at run time the data types that the framework supports and the analyses available for those data types. This architecture frees each component from having to know any more than is essential for its own function. Segmenting the system in this way simplifies both extending and maintaining the system, and provides an architecture that can be extended by others, both our customers and our partners.


  OUR PRODUCTS


     SYNERGY-based component suites are designed to address the specific needs of researchers in life science research companies. Each is designed to be a part of a total solution that may also include custom component development, systems integration, consulting services, 24-hour maintenance and support services, training and regular software updates. When combined with our SYNERGY technology platform, they are built to address the total enterprise integration needs of a life science research organization.


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     The SYNERGY Platform



     The SYNERGY platform provides the basis for the design and delivery of many of our software solutions. These components provide standards-based interfaces and are built using the highly flexible client-server capabilities provided by CORBA. Using these components allows us and our customers to rapidly integrate and deploy new applications on the SYNERGY platform.



     The SYNERGY platform is designed as an extensible enterprise-wide informatics system, with tools for system administration, project management and project-based security. This framework also incorporates a set of graphical components, the Discovery Environment, that provide a common interface to all of the components deployed on the SYNERGY platform. The use of the platform-independent Java programming language greatly increases the value of the Discovery Environment in the heterogeneous computing environments that often exist within life science research organizations. The Discovery Environment also includes tools that assist SYNERGY users in sharing the data that reside on their desktop computers with other users in the enterprise.


     Sequence Analysis


     We released our first component suite, SYNERGY Sequence Analysis, in September 1997, with updates released approximately quarterly thereafter. This component suite allows users to create or import bioinformatics data, including DNA sequences, protein sequences, multiple sequence alignments and sequence assemblies. The component suite also provides a set of algorithms that can be used to analyze these bioinformatics data. The client components support multiple views of data, and integrates data, annotations and results within a secure model. Sequences obtained from databases such as GenBank, or Incyte's LifeSeq retain their associated annotations and other information, which is supported in both graphical and text formats. Individual sequences can be imported easily and customers, without assistance from us, can enable access to other sequence databases within SYNERGY Sequence Analysis.



     Gene Expression



     The SYNERGY Gene Expression component suite has been designed to automate the workflow of scientists analyzing the results of gene chip experiments. This component suite provides access to integrated data sources, data analysis algorithms and visualization tools. SYNERGY Gene Expression facilitates integration of data from genechip experiments, such as those from Affymetrix Gene Chip or Incyte LifeArray, with sequence data, analyses on sequence data, genetic data, literature information and metabolic pathway data. This integrated approach gives users a powerful system for rapidly mining their gene expression data to identify interesting genes.



     Service Plug-In



     SYNERGY Plug-In components represent a flexible set of tools and interfaces that allow users to rapidly integrate, or "plug-in," algorithms, scripts, databases and graphical user interfaces using XML as a data interchange mechanism. These components are designed to work in conjunction with SYNERGY Framework components. This component suite will provide a mechanism to quickly incorporate components such as the provider service and new data sources. These components will form the basis of a flexible knowledge management system for life science research that can be delivered on the SYNERGY platform.



     DataMarts



     Our DataMart components are composed of analytical database products and custom "extraction, transformation and load", or ETL, services. Generally, a DataMart component can be specialized for a particular domain. DataMarts focus on stable data sets that need flexible representation for analysis. DataMarts therefore have the advantage of being integration points for data coming from multiple sources within a particular domain. We provide custom ETL services whereby we develop automated procedures for moving source data sets into a DataMart.


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     Our Gene Expression DataMart component allows scientists to access normalized and integrated gene expression data derived from any combination of sources, including oligo-array, spotted-array, RT-PCR, TaqMan and other sources. Using an ETL paradigm, gene expression data is "published" into a single repository, normalizing disparate data and optimizing it for browsing and easy access. The Gene Expression DataMart incorporates a flexible sample-preparation DataMart system to facilitate the description of biological sources, time courses, dilution series and any other form of sample preparation.



     ChemSymphony/MetaSymphony



     We recently obtained the ChemSymphony and MetaSymphony components through an agreement to purchase various technology assets from FamilyGenetix Limited, formerly Cherwell Scientific.



     ChemSymphony is a toolkit of Java components for chemistry. The toolkit comprises a collection of useful functional modules designed to accelerate the construction of chemistry software applications. ChemSymphony provides a component architecture for developing and assembling network solutions for heterogeneous hardware and operating system environments run over the Internet or a corporate intranet.



     MetaSymphony is aimed at those companies with diverse sources of data who want to unlock the information captured within them. It is ideally suited for those situations where some tasks require the use of combined data, but where wholesale corporate data integration is undesirable or simply not feasible. MetaSymphony can combine the data from files with the information in databases, using a "virtual join" to merge the data. In addition, existing programs can be integrated easily into MetaSymphony, thus avoiding the expense of rewriting and revalidating code.


     Additional Applications

     SYNERGY is a scalable framework for data analysis and integration. In each SYNERGY product, our flexible framework facilitates integrating the best-of-breed technologies available. Many of the basic designs for new products are anticipated to be developed from needs identified through our consulting services. By employing reusable components in building these custom implementations, we expect to significantly reduce our time to market with new products.

  OUR SERVICES


     Our Professional Services Group includes a set of highly knowledgeable, industry-seasoned professionals. This group can assist clients in developing bioinformatics strategies that will benefit their drug discovery and development efforts. These professionals work closely with each client to understand and evaluate their needs, recommend solutions and design a plan to realize those solutions through software implementation. Our goal is that these clients will decide to use our technology and services for the larger implementation tasks.



     We strive to provide each of our customers with a solution that addresses the customer's specific informatics needs. One of the ways in which we accomplish this is the inclusion of service hours in many of our license agreements. A customer can use these service hours to engage us in projects that allow the customer to specialize the component suites that we have delivered on the SYNERGY platform.



OUR COMPETITION



     We face, and will continue to face, competition from third-party commercial software developers, bioinformatics and genomics companies, academic institutions and in-house life science research company software development teams. In addition, future competition may come from existing competitors as well as from companies that provide custom databases and related data management software. Our success in competing with these organizations will depend on our ability to:


     - take advantage of available technologies to organize and integrate biological data;

     - develop a quantity and variety of software applications;

     - maintain flexibility and adaptability in both our applications and our business strategy;

     - balance open standards with our proprietary advantage;

     - maximize the interoperability of our software; and

     - deliver on our commitments to our customers.


     We believe that through continuing to develop standard interfaces, we will have the ability to collaborate with those organizations that would otherwise represent competitors. In addition to direct commercial competitors, the most important other source of competition comes from development teams within life science research companies. In some cases, life science research companies maintain programming teams that rival, or surpass in size those at commercial software companies. In many cases, these in-house groups pose the most daunting competition to us or, indeed, to any commercial software and service vendor. We must continue to keep focus on the services we provide to customer organizations, and to stress the benefit that this support lends to the in-house development effort.


SALES AND MARKETING


     Our objective is to be the leading provider of bioinformatics solutions to life science research companies. We believe our best market opportunity will be derived from developing enterprise-wide bioinformatics solutions for large life science research companies. These enterprise-wide solutions are characterized by lengthy sales cycles which involve the client's concurrence at the highest levels within management across multiple disciplines and multiple locations.



     To penetrate the market quickly and establish a broad customer base, we are also developing a line of SYNERGY component suites that target smaller research groups focused on a specific research area. Because of their lower prices, we expect that the sales cycle for the individual component suites will be shorter than for our enterprise-wide solutions. It is possible that several research groups within a company may employ SYNERGY component suites in their research efforts.



     Our marketing group works closely with our sales organization and Professional Services Group to define new applications and services, based on customer and prospect needs and requirements. Our marketing and communications efforts are aimed at building brand equity and awareness of us as a software solutions provider for the life science research industry. The goal is to generate leads for our regional sales executives for follow-up, qualification and closure.



     In addition to our regional sales force, we intend to use targeted direct marketing campaigns for our SYNERGY component suites. We also attend and participate in trade shows and conferences, including the Human Genome Conference, in order to obtain broader market exposure.


     We seek to be published in prominent journals within the industry, and we participate in the Object Management Group, or OMG, in order to be involved in the setting of standards for data within life science research companies. We believe that through our participation in the OMG, customers will increasingly look to us for their information technology solutions.

     Since a portion of our prospective market is outside the United States and our prospective market includes many multinational organizations, we plan to develop international sales capabilities. We currently have a European-based customer, Aventis Crop Sciences, and we intend to expand our customer base initially through our London office. Other overseas offices may be opened, on a country by country basis, as business opportunities arise.

INTELLECTUAL PROPERTY

     We filed a U.S. patent application entitled "System for Facilitating Drug Discovery Data" in June 1997. We received a Notice of Allowance from the U.S. Patent and Trademark Office on this patent in November 1999, which indicates that the application is entitled to issue as a patent subject to the completion of all formalities. In June 1998 we filed a PCT application with the U.S. Patent and Trademark Office designating the European Patent Office as search authority for protection of our SYNERGY design and implementation. We have also filed applications relating to our interface design and other novel aspects of our software.


     To date, we have been issued a U.S. trademark for the "NetGenics" name and for the service mark "An Infrastructure for Drug Discovery." We intend to file additional patent applications in relevant areas, and believe that we will be able to establish a significant patent portfolio based on our ongoing research and development. Our commercial success will depend in part on our ability to obtain commercially valid patent claims and to protect our intellectual property portfolio. We may not be able to obtain patents for our software technology and even if we are able to obtain patents, these patents may not provide us with substantial protection or be commercially beneficial.


     In addition, others could claim that our technology infringes patents or proprietary rights of others. If those claims are successful, any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all. We also rely upon trade secret protection for some of our confidential and proprietary information. The measures we have taken to protect our trade secrets may not provide adequate protection for our trade secrets or other proprietary information.

GOVERNMENT REGULATION

     Although our products are not regulated by governmental agencies such as the United States Food and Drug Administration, or FDA, the products of many of the life science research companies to which we market our products are regulated by the FDA. The interest of the FDA or other governmental agencies in our products may increase as the number of life science products developed using our technology increases.

EMPLOYEES


     As of July 31, 2000, we had 100 full-time employees, including 63 in research, development and support, 13 in sales and marketing and 24 in general and administration.


FACILITIES


     We currently lease 26,668 square feet of office space in Cleveland, Ohio and have additional offices in San Diego, California, Columbus, Ohio, Boston, Massachusetts and London, England. We maintain customary insurance policies with respect to our facilities and equipment. We believe that we will be able to obtain suitable additional or substitute space as needed at commercially reasonable rates.



LEGAL PROCEEDINGS



     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Our executive officers and directors, and their ages and positions as of July 31, 2000, are as follows:



                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Manuel J. Glynias.........................  44     President, Chief Executive Officer and Director
Vincent P. Kazmer.........................  51     Executive Vice President, Chief Financial
                                                   Officer, Secretary and Treasurer
Michael C. Dickson........................  39     Chief Technology Officer and Senior Vice
                                                   President, Product Development
Joanne M. O'Dell..........................  31     Vice President, Support Services
Elizabeth Sump-Kleinhenz..................  35     Vice President, Marketing and Business
                                                   Development
Walter Gilbert, Ph.D.(1)(2)...............  68     Chairman of the Board of Directors
Anthony B. Evnin, Ph.D.(2)................  59     Director
John Pappajohn(1)(2)......................  72     Director
Nicole Vitullo............................  43     Director
Alan G. Walton, Ph.D., D.Sc.(1)...........  64     Director


-------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

     Manuel J. Glynias has served as a director and President since our inception and is our Chief Executive Officer. From 1988 until our inception, Mr. Glynias was the President and Chief Executive Officer of MG Software Inc., which developed GeneWorks, a program marketed and later acquired by Intelligenetics, and Primer Express, a program marketed and later acquired by PE Biosystems. In 1986, Mr. Glynias developed MacGene, a DNA and protein sequence analysis program, while a graduate student at Case Western Reserve University. Mr. Glynias received his A.B. in Biochemistry and Molecular Biology from Harvard University.


     Vincent P. Kazmer joined us in December 1999 as Executive Vice President and Chief Financial Officer and has served as our Secretary since February 2000 and as our Treasurer since April 2000. From August 1995 until November 1999, Mr. Kazmer served as President, Chief Executive Officer and director of Lark Technologies, Houston, Texas, a molecular biology contract research organization. Prior to joining Lark, Mr. Kazmer was a co-founder and President of Copernicus Gene Systems, Inc., a private gene therapy company. From January 1989 to February 1994 he served as Senior Vice President of United States Biochemical Corporation with responsibilities for business development, marketing and sales. While at U.S. Biochemical, Mr. Kazmer was a co-founder and Vice President of Ribozyme Pharmaceuticals Inc., a biotechnology company. Mr. Kazmer also served as a nuclear submarine officer and qualified nuclear engineer in the U.S. Navy. He received his M.B.A. from Stanford University and his B.S. in computer and information science from Ohio State University.


     Michael C. Dickson has served as our Senior Vice President, Product Development since January 1998 and in November 1999 was named our Chief Technology Officer. From our inception until January 1998, Mr. Dickson served as our Principal Software Architect, and was responsible for the primary design of SYNERGY. Prior to joining us, Mr. Dickson served as the Manager of the Internet Infrastructure Group at CompuServe, Inc. from November 1989 to February 1996 and a member of the technical staff of BSDI from February 1996 to July 1996.


     Joanne M. O'Dell has served as our Vice President, Support Services since September 1999. From October 1996 until September 1999, Ms. O'Dell was our Director of Quality Assurance, and was principally responsible for creating and instituting our quality processes. Prior to joining us, Ms. O'Dell held several staff positions at Blackbaud, Inc., including Quality Manager and Software Design Architect. Ms. O'Dell holds a B.A. in Communications from the University of Toledo.


     Elizabeth Sump-Kleinhenz has served as our Vice President, Marketing and Business Development since May 2000. From March 1997 until May 2000, Ms. Sump-Kleinhenz served in various capacities with us including Director, Business Development, Manager, Business Relations and Scientific Application Consultant. Prior to joining us, Ms. Sump-Kleinhenz served as Senior Product Manager at AMRESCO Inc. from March 1990 to February 1997. Ms. Sump-Kleinhenz holds a B.S. in Zoology from Ohio State University.



     Walter Gilbert, Ph.D. has served as chairman of our board of directors since our inception. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biochemistry and Biology, and since 1985, in Molecular and Cellular Biology (formerly Cellular and Development Biology). He presently holds the Carl M. Loeb University Professorship. He developed a method for DNA sequencing for which he was awarded a Nobel Prize in Chemistry in 1980. He was a co-founder of Biogen, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1981 to 1984, a co-founder of Myriad Genetics, Inc., of which he is Vice Chairman, in March 1992, and participated in the establishment of the Human Genome Project. He received an "Entrepreneur of the Year" award in 1991 from the Institute of American Entrepreneurs. Dr. Gilbert received his Ph.D. in Mathematics from Cambridge University and his B.A. in Chemistry and in Physics from Harvard University.



     Anthony B. Evnin, Ph.D. has served as a director since June 1996. Dr. Evnin is a general partner of Venrock Associates, a venture capital partnership which he joined in 1974. Dr. Evnin is a director of the following public companies:
Caliper Technologies Corp. and Triangle Pharmaceuticals, Inc. He also serves on the board of directors of GPC Biotech AG and Sonic Innovations. Dr. Evnin received his Ph.D. in Chemistry from the Massachusetts Institute of Technology and his A.B. from Princeton University.



     John Pappajohn has served as a director since our inception. Since 1969, Mr. Pappajohn has been the president and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm. He also serves as a director of the following public companies: MC Informatics, Inc., MOMSPharmacy.com, Inc., PACE Health Management Systems, Inc. and Patient InfoSystems, Inc. Mr. Pappajohn received his B.A. in Business from the University of Iowa.



     Nicole Vitullo has served as a director since March 1998. Since April 1999, Ms. Vitullo has been Managing Director, Domain Associates, L.L.C. Domain Associates is a venture capital investment firm focused on the healthcare industry. Prior to joining Domain, Ms. Vitullo was a Senior Vice President at Rothschild Asset Management from May 1995 to April 1999. Rothschild Asset Management Ltd. manages International Biotechnology Trust plc, which is one of our stockholders, and has been advisor to Biotechnology Investments Limited. Prior to joining Rothschild, Ms. Vitullo was Director of Corporate Communications and Investor Relations at Cephalon, Inc., a neuropharmaceutical company. Ms. Vitullo also serves on the board of directors of Corvas International and Onyx Pharmaceuticals. She has an M.B.A. in finance and a degree in mathematics from the University of Rochester.


     Alan G. Walton, Ph.D., D.Sc. has served as a director since June 1996. Dr. Walton has been a general partner of Oxford Bioscience Partners, a private equity investment firm, since July 1987. From July 1981 to June 1987, Dr. Walton was President and Chief Executive Officer of University Genetics Co., a public corporation specializing in technology transfer from academic institutions to industry and in the seed financing of high technology startups. Prior to joining University Genetics Co., he was a Professor of Macromolecular Science and Director of the Laboratory for Biological Macromolecules at Case Western Reserve University. Dr. Walton serves on the board of directors of Gene Logic, Inc., Alexandria Real Estate Equities and Research!America. Dr. Walton received his Ph.D. in Chemistry and his D.Sc. in Biological Chemistry from Nottingham University, England.


BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


     All directors are elected at the annual meeting of stockholders and hold office until the election and qualification of their successors at the next annual meeting of stockholders. Five of our directors, Mr. Evnin, Mr. Gilbert, Mr. Glynias, Mr. Pappajohn and Mr. Walton, originally were elected as directors in accordance with the terms of our certificate of incorporation. Ms. Vitullo was elected as a director in accordance with the terms of a voting agreement between NetGenics, our Series E stockholders and various other stockholders.



     Our compensation committee consists of Dr. Gilbert, Mr. Pappajohn and Dr. Walton. The compensation committee makes recommendations to our board of directors regarding the issuance of stock options and other awards under our stock plan and determines salaries for the executive officers and incentive compensation for our employees. Dr. Gilbert is the chairperson of the compensation committee.


     Our audit committee consists of Dr. Evnin, Dr. Gilbert and Mr. Pappajohn. Our audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions. Mr. Pappajohn is the chairperson of the audit committee.

DIRECTOR COMPENSATION

     All of our directors are reimbursed for expenses incurred in attending meetings of the board of directors and its committees. In addition, our non-employee directors receive an automatic grant of an option to purchase 25,000 shares of our common stock under our 1996 stock option plan upon their initial election, and automatic grants of options to purchase 2,500 shares of our common stock each time they are re-elected. Currently, we do not otherwise compensate directors for their services as members of the board of directors or any committee of the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors currently consists of Dr. Gilbert, Mr. Pappajohn and Dr. Walton. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation we paid to our chief executive officer and our other executive officers whose total annual compensation exceeded $100,000 during the year ended December 31, 1999. Mr. Dennis A. Rossi and Mr. Vincent P. Kazmer joined us in July and December of 1999, respectively, and salary information for each of them is presented on an annualized basis and does not reflect compensation actually paid or accrued during fiscal year 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                             COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION     NUMBER OF SHARES
                                                      -------------------        UNDERLYING
           NAME AND PRINCIPAL POSITION(S)              SALARY      BONUS         OPTIONS (#)
           ------------------------------             --------    -------    -------------------
Manuel J. Glynias...................................  $245,833    $50,000              --
  President and Chief Executive Officer
Vincent P. Kazmer...................................   160,000     20,000          92,500
  Executive Vice President, Chief Financial Officer
  and Secretary
Michael C. Dickson..................................   166,667     40,000          26,953
  Chief Technology Officer and Senior Vice
  President, Product Development
Dennis A. Rossi.....................................   175,000     20,000          75,000
  Former Senior Vice President, Sales and Marketing
Joanne M. O'Dell....................................   104,583     25,000          15,125
  Vice President, Support Services


OPTION GRANTS

     The following table sets forth selected information regarding options we granted to our named executive officers during the fiscal year ended December 31, 1999. We did not grant any stock appreciation rights to these individuals during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL REALIZABLE
                                        PERCENT OF                                       VALUE AT ASSUMED
                          NUMBER OF       TOTAL                                        ANNUAL RATES OF STOCK
                          SECURITIES     OPTIONS                                      PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO                                          OPTION TERM
                           OPTIONS     EMPLOYEES IN   EXERCISE PRICE    EXPIRATION    -----------------------
          NAME            GRANTED(#)   FISCAL YEAR      PER SHARE          DATE           5%          10%
          ----            ----------   ------------   --------------   ------------   ----------   ----------
Manuel J. Glynias.......        --            --             --             --                --           --
Vincent P. Kazmer.......    92,500        17.13%          $1.80          12/01/09     $1,641,573   $2,712,554
Michael C. Dickson......     6,563         1.22%          $1.20          3/17/09         120,410      196,397
                             5,078          .94%          $1.20          7/27/09          93,165      151,959
                             5,312          .98%          $1.20          9/23/09          97,467      158,976
                            10,000         1.85%          $1.80          11/11/09        177,467      293,249
Dennis A. Rossi.........    75,000        13.89%          $1.20        07/27/09 and    1,376,005    2,244,368
                                                                         09/23/09
Joanne M. O'Dell........     1,687          .31%          $1.20          3/17/09          30,960       50,498
                               937          .17%          $1.20          7/27/09          17,200       28,055
                            12,500         2.31%          $1.80          11/11/09        221,834      366,561

     The percentage of total options is based on an aggregate of 539,894 options that we granted during 1999 to our employees, including the named executive officers. We granted these options with an exercise price equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors. For the purposes of this table, we have assumed that the fair market value of our common stock on December 31, 1999 was $12.00 per share, the assumed initial public offering price.

     The potential realizable values are based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term of the option. These numbers are calculated based on SEC requirements and do not reflect our prediction of our stock price performance. The actual gain, if any, on the exercise of a stock option will depend on the future performance of our common stock, the optionee's continued employment through the date on which the options are exercised and the time at which the underlying shares are sold.

OPTION EXERCISES AND YEAR END OPTION VALUES

     The following table sets forth selected information regarding exercisable and non-exercisable options held on December 31, 1999. None of our executive officers exercised options in fiscal year 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                            OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR-END
                                           ----------------------------    ----------------------------
                  NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                  ----                     -----------    -------------    -----------    -------------
Manuel J. Glynias........................        --              --         $     --        $     --
Vincent P. Kazmer........................        --          92,500               --         943,500
Michael C. Dickson.......................     7,500          56,953           81,000         609,098
Dennis A. Rossi..........................        --          75,000               --         810,000
Joanne M. O'Dell.........................    19,474          24,273          223,450         259,023


     The value of unexercised in-the-money options equals the difference between the fair market value of our common stock on December 31, 1999 and the per share exercise price, multiplied by the number of shares underlying the option. Accordingly, solely for the purposes of this table, we have assumed that the fair market value of our common stock was $12.00 per share, the assumed initial public offering price.

EMPLOYEE BENEFIT PLANS

  401(k) Plan

     In 1998, we adopted a retirement savings plan, commonly known as a 401(k) plan, covering all of our eligible employees. Participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. Participants' salary reduction contributions are fully vested at all times. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code. We may, in our sole discretion, make matching or additional employer contributions to the 401(k) plan in amounts to be determined annually. Participants' interests in the additional employer contributions, if any, vest in accordance with a five-year graduated vesting schedule.

  1996 Stock Option Plan


     Under our 1996 stock option plan we are authorized to issue up to 2.0 million shares of common stock. On June 30, 2000, options to purchase a total of 1,234,645 shares of common stock were outstanding under the 1996 plan. These options have a weighted average exercise price of $2.80 per share.



     The 1996 plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code and nonstatutory stock options.



     The exercise price of nonstatutory stock options and incentive options granted under the 1996 plan must be at least equal to the fair market value of our common stock on the date of grant. The terms of these options may not exceed ten years. The exercise price of incentive options granted to an optionee who owns stock possessing more that 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant. This type of optionee must exercise his or her option within five years from the date of grant.



     The 1996 plan provides that, upon a change in control of our company, all outstanding options will become immediately exercisable in full.



     For these purposes, a "change in control" means the occurrence of any of the following:


     - any person becomes a beneficial owner, directly or indirectly, of 35% or more of the combined voting power of our outstanding shares;

     - during any period of not more than two consecutive years, there is a change in more than two-thirds of our incumbent board of directors or their approved successors;

     - our merger with another company, other than a merger:

             - in which our voting shares outstanding immediately before the merger represent at least 50% of the combined voting power of the voting shares of the surviving entity; or

             - effected to implement a recapitalization of NetGenics in which no person acquires more than 50% of the combined voting power of the voting shares of the new entity; or

     - the liquidation, sale or disposition of all or substantially all of our assets.


     Our board of directors has approved an amendment to the 1996 stock option plan that authorizes 2,500,000 shares for issuance. The amendment, which is subject to the approval of our stockholders, will be voted on by our stockholders prior to the completion of this offering. Following the completion of this offering, the 1996 plan will be administered by our compensation committee.


EMPLOYMENT AGREEMENTS


     In June 1996, we entered into a five-year employment agreement with Manuel
J. Glynias to serve as our President and CEO. Mr. Glynias is also a director and stockholder of NetGenics. Pursuant to the employment agreement, Mr. Glynias is entitled to an annual base salary of not less than $120,000 and, at our board's discretion, an annual incentive bonus. The amount of Mr. Glynias's annual incentive bonus is determined by our compensation committee and is based on the annual performance of NetGenics. The agreement also provides that if we terminate Mr. Glynias's employment without "cause," he will be entitled to receive continuation of salary and health care benefits for a period of six months. For the purposes of Mr. Glynias's employment agreement, "cause" means:

     - conviction of a felony or like criminal behavior; or

     - material breach of the employment agreement by Mr. Glynias that has not been cured on a prospective basis following written notice from, and the opportunity to be heard before, our board of directors.

     In November 1999, we entered into an employment agreement with Vincent P. Kazmer, our Executive Vice President and Chief Financial Officer. Mr. Kazmer's employment agreement entitles him to a salary of $160,000 during the first year of his employment. Thereafter, Mr. Kazmer's salary will be subject to annual review. Mr. Kazmer is also entitled to additional annual compensation in a lump sum of $20,000 if he remains our employee on August 1 of any year including 2000 and after. If we terminate Mr. Kazmer's employment without "cause," we must continue to pay Mr. Kazmer's then current salary, but not any benefits (except if required by law) or bonus or bonus payout, for 12 months following the date of termination. For purposes of Mr. Kazmer's employment agreement, "cause" means Mr. Kazmer's:

     - committing any felony or other crime involving dishonesty or moral turpitude;

     - serious misconduct in the course of employment;

     - violation of our company policies; or

     - repeated neglect of duties, other than on account of incapacity.

LIABILITY LIMITATIONS AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law expressly permits a corporation to provide that its directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     These express limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

     The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in a certificate of incorporation, bylaws, agreement or otherwise. Our certificate of incorporation provides that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. Finally, we have entered into agreements with each of our directors and executive officers that, among other things, require us to indemnify those and advance expenses to them relating to indemnification suits to the fullest extent permitted by law. We believe that these provisions, policies and agreements will help us attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     There is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, employees and agents under our certificate of incorporation, bylaws or indemnification agreements we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              RELATED TRANSACTIONS


SALES OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

     A number of our directors, executive officers and stockholders that beneficially own or owned more than 5% of our common stock have participated in transactions in which they purchased shares of our redeemable convertible preferred stock. We believe that we sold these shares at their fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties. The following table summarizes these transactions:


                                            CLASS OF REDEEMABLE
                                           CONVERTIBLE PREFERRED
     CLOSING DATE(S) OF TRANSACTION                STOCK              PRICE PER SHARE    NUMBER OF SHARES
     ------------------------------       ------------------------    ---------------    ----------------
June 5, 1997............................          Series C                 $2.05            3,220,734
March 20, 1998 and April 9, 1999........          Series D                  4.00            5,097,250
January 6, 2000.........................          Series E                  4.60            4,623,860


     On the closing of this offering, these shares of redeemable convertible preferred stock will automatically convert into shares of our common stock. Listed below are the directors, executive officers and 5% stockholders who participated in the transactions described above, the number of shares purchased and the aggregate consideration paid therefore.


                                                                REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                                      -----------------------------------------------------------
                                                                 MARCH 20,   APRIL 9,
                                                                   1998        1999                   AGGREGATE
                        NAME                          SERIES C   SERIES D    SERIES D   SERIES E    CONSIDERATION
                        ----                          --------   ---------   --------   ---------   -------------
John Pappajohn......................................  121,951       63,379   125,904           --    $1,007,132
Edgewater Private Equity Fund II, L.P...............  121,951       63,389        --           --       503,556
Incyte Genomics, Inc................................  975,610       63,330        --           --     2,253,321
Oxford Bioscience II, L.P. and affiliates...........  853,659      126,778   102,759           --     2,668,149
Venrock Associates and Venrock Associates II,
  L.P...............................................  853,659      214,278   114,401           --     3,064,717
College Retirement Equities Fund....................       --    1,250,000   129,362           --     5,517,448
International Biotechnology Trust, plc..............       --    1,250,000   129,362           --     5,517,448
Affiliates of KECALP, Inc., an affiliate of Merrill
  Lynch & Co........................................       --           --        --    1,086,956     4,999,998
Kleinwort Benson Holdings...........................       --           --        --    1,086,956     4,999,998
Lombard Odier & Cie.................................       --           --        --      900,000     4,140,000
Affiliates of OrbiMed Advisors, L.L.C...............       --           --        --      760,869     3,499,997



     Mr. John Pappajohn has served as one of our directors, since our inception. Dr. Anthony B. Evnin, general partner of Venrock Associates, has served as a director since June 1997. Dr. Alan G. Walton, general partner of Oxford Bioscience Partners, has served as one of our directors since June 1997. Nicole Vitullo, Managing Director of Domain Associates, L.L.C., and formerly a Senior Vice President at Rothschild Asset Management, an affiliate of International Biotechnology Trust, plc, has served as a director since March 1998.


     In connection with our sales of redeemable convertible preferred stock in the foregoing transactions, we granted rights to the holders of redeemable convertible preferred stock to require us to register their shares under the Securities Act and to include their shares in registration statements we file for our own benefit under the Securities Act. For more information about these registration rights, please see "Description of Capital Stock -- Registration Rights."

SALE OF BRIDGE NOTES


     In December 1997, we issued bridge notes in an aggregate amount of $2.75 million to seven of our existing stockholders, Casdin Life Science Partners L.P., Crystal Internet Venture Fund, L.P., Edgewater Private Equity Fund II, L.P., Incyte Pharmaceuticals, Inc., Oxford Bioscience Partners II, L.P., John Pappajohn and Venrock Associates II, L.P. These notes bore interest at a rate of 5.54%
per year. In March 1998, these bridge notes were converted into 697,076 shares of our Series D redeemable convertible preferred stock at the closing of the first sale of Series D redeemable convertible preferred stock. In connection with the issuance of the bridge notes, we issued to the lending stockholders warrants to purchase an aggregate of 68,750 shares of our common stock at an exercise price of $0.60 per share. In February 2000, warrants to purchase 6,250 shares of our common stock were exercised. The remaining warrants will expire on December 31, 2000.


LOANS FROM STOCKHOLDERS


     In April 1997, we executed a promissory note in the aggregate principal amount of $250,000 in favor of John Pappajohn, one of our directors and stockholders. No interest was to accrue on this note. The principal amount of this note was subsequently converted into 121,951 shares of Series C redeemable convertible preferred stock at the closing of the sale of Series C redeemable convertible preferred stock.



     In May 1997, we executed a promissory note in the aggregate amount of $250,000 in favor of Edgewater Private Equity Fund II, L.P., a stockholder of NetGenics. No interest was to accrue on this note. The principal amount of this note was subsequently converted into 121,951 shares of Series C redeemable convertible preferred stock at the closing of the Series C redeemable convertible preferred stock issue.


TECHNICAL SERVICES AGREEMENT WITH IBM

     In October 1999, we entered into a warrant agreement and a technical services agreement with IBM. Under the IBM warrant agreement, we issued to IBM warrants to purchase 75,000 shares of our common stock at an exercise price of $10.00 per share, subject to adjustment. The number of shares for which the IBM warrants could be exercised was adjusted from 75,000 to 111,940, and the exercise price of the warrants was decreased to $6.70, because of our sale of our Series E redeemable convertible preferred stock. The exercise price and number of warrants are subject to further adjustment for stock splits, combinations and dividends, and, subject to specific exceptions, future issuances of securities at a per share price of less than $6.70. IBM is also protected against reorganizations, reclassifications, mergers, consolidations and asset sales.


     As a part of the IBM technical services agreement, we received $2.0 million from IBM as a pre-payment for anticipated services. Upon the presentation of our invoices for our services rendered, IBM may, at its option, credit the amount of the invoice against the pre-payment or remit additional payment to us. IBM may, on any one occasion before the $2.0 million pre-payment is exhausted, utilize up to one-third of any then-remaining pre-payment amount to purchase up to 333,333 additional warrants for our common stock at a purchase price of $2.00 per warrant. These warrants may be exercised by IBM to purchase our common stock at a price of $4.00 per share, subject to adjustment in the circumstances identified above. Any remaining pre-payment amount may be used by IBM to fund the purchase of our common stock under these warrants. The fair value of the warrants will be amortized against the related service revenue of $2.0 million over the service period, which is estimated to be one year. As of June 30, 2000, the remaining balance of the pre-payment was $1.5 million.


     All warrants issued to IBM expire on the earlier of the fifth anniversary of the closing of:

     - a transaction in which all or substantially all of our assets are transferred to any person or group or any person or group acquires the beneficial ownership of 50% or more of our voting stock; or

     - this offering.

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS
     We have entered into employment agreements with some of our executive officers. See "Management -- Employment Agreements" for a description of the employment agreements with each of Messrs. Glynias and Kazmer.

     In August 1999, we entered into severance pay agreements with three of our executive officers that separated from us at that time. In April 2000, we entered into a severance pay agreement with one of our executive officers that separated from us at that time. See "Related Transactions -- Severance Agreements," for a description of the severance pay agreements for each of those executive officers.


     We have granted stock options to each of our directors and executive officers. See "Management -- Director Compensation" and "Management -- Employee Benefit Plans."

     We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify those persons to the fullest extent permitted by Delaware law. See "Management -- Liability Limitations and Indemnification."

SEVERANCE AGREEMENTS


     In August 1999, we entered into severance agreements with E. David Callender, our former Vice President of Sales, Alan Engelberg, our former Vice President of Marketing and Keith T. Coleman, our former Chief Financial Officer, Treasurer and Secretary. We agreed to continue to pay Mr. Callender an annual salary of $130,000 until January 25, 2000. We also agreed that shares of restricted stock that Mr. Callender purchased from us would continue to vest through January 25, 2000, and that 3,500 stock options granted to Mr. Callender on July 31, 1998, vest as of the date of the severance agreement. Mr. Callender was also entitled to participate in our health insurance and other employee benefit programs until January 25, 2000 and receive a maximum of $10,000 for outplacement services, reimbursement of relocation and other expenses, and sales commissions owed to him, calculated on a cash collected basis through January 25, 2000. We agreed to continue to pay Mr. Engelberg an annual salary of $108,000 until July 26, 2000. We also agreed that shares of restricted stock that Mr. Engelberg purchased from us would continue to vest through July 26, 2000. Mr. Engelberg was entitled to participate in our health insurance programs until July 26, 2000, and receive a maximum of $10,000 in outplacement services rendered prior to July 26, 2000. We agreed to continue to pay Mr. Coleman an annual salary of $160,000 until July 31, 2000, and to make additional payments of $25,000 that would have become payable on August 1, 1999 and on August 1, 2000 pursuant to his employment agreement. We also agreed that all stock options granted to Mr. Coleman that are scheduled to vest on or before August 12, 2000 shall immediately vest as of the date of his severance agreement. Mr. Coleman agreed to act as a special consultant to us until July 31, 2000 and to render in that capacity services that we may reasonably request (but that would not interfere with Mr. Coleman's alternative employment) to assist us in the conduct of our business. We agreed to continue Mr. Coleman's health benefits until July 31, 2000 and to provide a maximum of $10,000 for outplacement services rendered prior to July 31, 2000.



     In April 2000, we entered into a severance agreement with Dennis Rossi, our former Senior Vice President, Sales and Marketing. We made a lump sum payment to Mr. Rossi in the amount of $87,500 in April 2000.



     As of July 31, 2000, our outstanding severance obligations for these four separated employees were approximately $25,000 in the aggregate.


TERMS OF TRANSACTIONS

     We believe that the transactions set forth above were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding beneficial ownership of our common stock before and after this offering as of July 31, 2000 by each person who is known by us to own beneficially more than five percent of the outstanding shares of our common stock, each of our directors, each of our executive officers and all directors and executive officers as a group.



     We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Percentage of beneficial ownership before this offering is based on 17,985,387 shares of common stock outstanding as of July 31, 2000, including shares into which our redeemable convertible preferred stock will convert upon completion of this offering. Percentage of beneficial ownership after this offering is based on 23,485,387 shares of common stock outstanding as of July 31, 2000, which includes shares into which our redeemable convertible preferred stock will convert upon completion of this offering and 5,500,000 shares from this offering. Unless otherwise indicated, the address for each stockholder is c/o NetGenics, Inc., 1717 East Ninth Street, Suite 1600, Cleveland, Ohio 44114.



                                                                          PERCENTAGE OF SHARES
                                                         NUMBER OF         BENEFICIALLY OWNED
                                                           SHARES        -----------------------
                                                        BENEFICIALLY      BEFORE        AFTER
             NAME OF BENEFICIAL OWNER                      OWNED         OFFERING    OFFERING(1)
             ------------------------                  --------------    --------    -----------
College Retirement Equities Fund(2)................      1,379,362          7.7%         5.9%
International Biotechnology Trust, plc(3)..........      1,379,362          7.7          5.9
Venrock Associates and Venrock Associates II,
  L.P.(4)..........................................      1,211,505          6.7          5.2
Edgewater Private Equity Fund II, L.P.(5)..........      1,191,590          6.6          5.1
Oxford Bioscience Partners II, L.P. and
  affiliates(6)....................................      1,095,696          6.1          4.7
Affiliates of KECALP Inc., an affiliate of Merrill
  Lynch & Co.(7)...................................      1,086,956          6.0          4.6
Incyte Genomics, Inc.(8)...........................      1,045,190          5.8          4.4
Affiliates of OrbiMed Advisors, L.L.C.(9)..........      1,010,869          5.6          4.3
Lombard Odier & Cie(10)............................        900,000          5.0          3.8
Manuel Glynias(11).................................      1,427,500          7.9          6.1
Nicole Vitullo(12).................................      1,396,028          7.8          5.9
Anthony B. Evnin(13)...............................      1,211,505          6.7          5.2
John Pappajohn(14).................................      1,201,485          6.7          5.1
Alan G. Walton(15).................................      1,112,362          6.2          4.7
Walter Gilbert(16).................................        825,000          4.6          3.5
Michael C. Dickson(17).............................         55,891            *            *
Joanne M. O'Dell(18)...............................         20,724            *            *
Elizabeth Sump-Kleinhenz(19).......................          8,690            *            *
Vincent P. Kazmer..................................             --           --           --
All executive officers and directors as a group (10
  persons)(20).....................................      7,259,185         40.0         30.7


-------------------------

   * Less than 1%


 (1) Based on 23,485,387 shares outstanding after this offering, assuming 5,500,000 shares are issued. Does not reflect shares, if any, purchased by any listed person in this offering.

 (2) College Retirement Equities Fund is located at 30 Third Avenue, NY, NY
     10017.
 (3) International Biotechnology Trust is located at Five Arrow House, St. Swithin's Lane, London, England EC4N 8NR.

(footnotes continue on next page)

 (4) Venrock Associates is located at 30 Rockefeller Plaza, Suite 5508, NY, NY 10112. Includes 16,666 shares subject to options exercisable within 60 days of July 31, 2000 and warrants to purchase 12,500 shares.

 (5) Edgewater is located at 900 N. Michigan Avenue, 14(th) Floor, Chicago, IL 60611. Includes warrants to purchase 6,250 shares.
 (6) Oxford Bioscience Partners is located at 315 Post Road West, Westport, CT 06880. Includes warrants to purchase 12,500 shares.
 (7) Merrill Lynch KECALP L.P. 1999, Merrill Lynch KECALP L.P. 1997, KECALP Inc. as Nominee for Merrill Lynch KECALP International L.P. 1999 and KECALP Inc. as Nominee for Merrill Lynch KECALP International L.P. 1997 are affiliates of KECALP Inc., which is an affiliate of Merrill Lynch & Co. KECALP's address is World Financial Center, South Tower, 23(rd) Floor, NY, NY 10080.

 (8) Incyte Genomics is located at 3174 Porter Dr., Palo Alto, CA 94040. Includes warrants to purchase 6,250 shares.

 (9) OrbiMed Advisors is located at 41 Madison Avenue, 40(th) Floor, NY, NY
     10010.
(10) Lombard Odier & Cie is located at Sihlstrasse 20, 8021 Zurich, Switzerland.

(11) Includes 1,377,500 shares held by Glynias Family Investment Company L.P., of which Manuel Glynias, who is our President, Chief Executive Officer and a director, is the general partner. Also includes 25,000 shares held by Mr. Glynias's spouse, Linda M. Glynias, as custodian for Joseph F. Glynias and 25,000 shares held by Mrs. Glynias as custodian for Marissa A. Glynias, as to all of which Mr. Glynias disclaims beneficial ownership.


(12) Includes 16,666 shares subject to options exercisable within 60 days of July 31, 2000. Ms. Vitullo, one of our directors, is the board designee of International Biotechnology Trust plc. Ms. Vitullo disclaims beneficial ownership of the shares held by International Biotechnology Trust.

(13) Anthony B. Evnin, one of our directors, is a general partner of Venrock Associates, an affiliate of Venrock Associates II, L.P. Mr. Evnin disclaims beneficial ownership in the shares owned by Venrock Associates II, L.P. and its affiliates, except to the extent of his pecuniary interest, if any.
(14) Includes 125,000 shares held by Halkis, Ltd., a sole proprietorship owned by Mr. Pappajohn, 125,000 shares held by Mr. Pappajohn's spouse, Mary Pappajohn, and 125,000 shares owned by Thebes, Ltd., a sole proprietorship owned by Mary Pappajohn. Mr. Pappajohn disclaims beneficial ownership of the shares held by Mary Pappajohn and Thebes, Ltd.

(15) Includes 16,666 shares subject to options exercisable within 60 days of July 31, 2000. Alan G. Walton, one of our directors, is a general partner of Oxford Bioscience Partners, an affiliate of Oxford Bioscience Partners II, L.P. Mr. Walton disclaims beneficial ownership of the shares held by Oxford Bioscience Partners II, L.P. and its affiliates, except to the extent of his pecuniary interest, if any.


(16) Includes 25,000 shares subject to options exercisable within 60 days of July 31, 2000. Also includes 250,000 shares owned by Mr. Gilbert's wife, Celia Gilbert, 150,000 shares owned by Mr. Gilbert's son, John Gilbert, and 150,000 shares owned by Mr. Gilbert's daughter, Kate Gilbert, as to all of which Mr. Gilbert disclaims beneficial ownership.


(17) Includes 18,391 shares subject to options held by Mr. Dickson exercisable within 60 days of July 31, 2000.


(18) Consists of 20,724 shares subject to options held by Ms. O'Dell exercisable within 60 days of July 31, 2000.


(19) Consists of 8,690 shares subject to options held by Ms. Sump-Kleinhenz exercisable within 60 days of July 31, 2000.


(20) Includes 122,805 shares subject to options held by executive officers and directors exercisable within 60 days of July 31, 2000. Also includes warrants to purchase 25,000 shares of common stock held by executive officers and directors.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, our authorized capital stock will consist of 75.0 million shares of common stock, $0.001 par value, and 5.0 million shares of undesignated preferred stock, $0.001 par value.

Common Stock


     As of July 31, 2000, there were 17,985,387 shares of common stock held of record by 123 stockholders.


     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a stockholder vote and do not have cumulative voting rights. The holders of common stock are entitled to their proportionate share of any dividends that may be declared by the board of directors out of legally available funds, after any superior rights of the holders of preferred stock have been satisfied. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

     Immediately prior to this offering, our certificate of incorporation provided for five series of preferred stock.

     Following this offering, our board of directors will be authorized, without stockholder approval, to issue up to 5.0 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control. We have no present plan to issue any shares of preferred stock.

Warrants

     In December 1997, we issued warrants to purchase an aggregate of 68,750 shares of common stock at an exercise price of $0.60 per share to seven of our existing stockholders. The exercise price of these warrants is subject to adjustment for stock splits, combinations and dividends. The holders of these warrants are also protected against reorganizations, mergers, consolidations and asset sales. These warrants will expire on December 31, 2000. On February 17, 2000, John Pappajohn exercised warrants to purchase 6,250 shares of our common stock at an exercise price of $0.60 per share.


     In October 1999, we entered into a warrant agreement and a technical services agreement with IBM. Under the IBM warrant agreement, we issued to IBM warrants to purchase 75,000 shares of our common stock at an exercise price of $10.00 per share, subject to adjustment. The number of shares for which the IBM warrants could be exercised was adjusted from 75,000 to 111,940, and the exercise price of the warrants was decreased to $6.70, because of our private placement of our Series E preferred stock. See "Related
Transactions -- Technical Services Agreement with IBM."

Registration Rights


     Holders of our Series A, Series B, Series C, Series D and Series E redeemable convertible preferred stock have demand, "piggyback" and S-3 registration rights pursuant to our registration rights agreement with those investors. In addition, we granted to IBM "piggyback" registration rights. These rights are summarized below.


     After the completion of this offering, holders of 17,443,749 shares of common stock or their permitted transferees will be entitled to unlimited "piggyback" registration rights. These rights entitle the holders to notice of the registration and to include, at our expense, their shares of common stock in many of our registrations of our common stock. We and our underwriters can reduce the number of shares of common stock to be included by holders of piggyback rights in view of market conditions:

     - if the registration is our first registered offering of securities to the public, by excluding pro rata some or all of the securities to be registered by holders of piggyback rights; and

     - for all other registrations, by reducing pro rata among holders exercising their piggyback rights their securities to be registered to not less than 30% of all securities to be registered.

     On the date 180 days after completion of this offering, the holders of 17,443,749 shares of common stock or their transferees will be entitled to "demand" rights to register all or a portion of these shares under the Securities Act if the reasonably anticipated aggregate price to the public of these shares would exceed $5.0 million. We are obligated to make two of these demand registrations for these stockholders.

     If at any time we are eligible to register our securities on a Form S-3 under the Securities Act, holders of 17,443,749 shares of our common stock will be able to demand that we file such registration statement if the reasonably anticipated price to the public (net of underwriting commissions) for those shares would exceed $1.0 million.

     If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to fall. If we are to initiate a registration and include registrable securities because of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND OUR BYLAWS

     Delaware law, our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms. The description below is not complete and is qualified in its entirety by reference to the cited provisions of Delaware law our certificate of incorporation and bylaws.

     Delaware Law

     Section 203 of the Delaware General Corporation Law applies to corporate takeovers of Delaware corporations. Subject to specified exceptions, Section 203 provides that a Delaware corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

     - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Except as specified in Section 203, an interested stockholder is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

     - the affiliates and associates of the above.

     Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section effective twelve months after adoption. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

     Certificate of Incorporation and Bylaw Provisions


     Upon completion of this offering, our certificate of incorporation and bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management. First, our certificate of incorporation will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. Second, our bylaws will provide that special meetings of the stockholders may be called only by the chairman of the board of directors, the chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Third, our certificate of incorporation will provide that our board of directors can issue up to 5,000,000 shares of preferred stock, as described under "Description of Capital Stock -- Preferred Stock" above. Finally, our bylaws will establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of us or our management.


TRANSFER AGENT AND REGISTRAR

     We have appointed National City Bank, N.A., as the transfer agent and registrar for our common stock.

LISTING

     We have applied to have the shares of common stock offered hereby approved for quotation on the Nasdaq National Market under the symbol NTGC.

                        SHARES ELIGIBLE FOR FUTURE SALE

     No public market for our common stock existed before this offering. Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. All of the shares sold in this offering, other than those sold to our affiliates, will be freely tradable without restriction or further registration under the
Securities Act. The remaining                shares of common stock held by
existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.

     As a result of the contractual restriction described below and the rules under the Securities Act, the restricted shares will be available for sale in the public market as follows:

                                   NUMBER OF SHARES ELIGIBLE
         RELEVANT DATES                 FOR FUTURE SALE                      COMMENT
         --------------           ----------------------------  ----------------------------------
On effective date...............                                Shares not locked-up and saleable
                                                                under Rule 144
90 days following the effective                                 Shares not locked-up and saleable
date............................                                under Rules 144 and 701
180 days following the effective                                Lock-up released: shares saleable
date............................                                under Rules 144 and 701
More than 181 days after the                                    Additional shares becoming
effective date..................                                eligible for sale under Rule 144
                                                                more than 180 days after the
                                                                effective date

     Additionally, of the                shares that may be issued upon the
exercise of options outstanding as of             , 2000, approximately
               shares will be vested and eligible for sale 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS


     All of our executive officers, certain of our directors and a majority of our stockholders, warrant holders and option holders, have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Chase Securities Inc.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person that has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     -                shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

RULE 144(k)

     Under Rule 144(k), a person that has not been one of our affiliates at any time during the 90 days preceding a sale, and that has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provision of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

     We are unable to estimate the number of shares that will be sold under Rules 144, 144(k) and 701 because the number will depend on the market price for the common stock, the personal circumstances of the sellers and other factors.

REGISTRATION RIGHTS

     On the date 180 days after the completion of this offering, the holders of 17,443,749 shares of our common stock will have rights to require us to register their shares under the Securities Act. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable. See "Description of Capital Stock -- Registration Rights."

STOCK OPTIONS

     Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering, among other things, shares of common stock covered by outstanding options under our stock option plan. Based on the number of shares covered by outstanding options and reserved
for issuance under our stock plan as of             , 2000, the registration
statement would cover approximately                shares. The registration
statement will become effective upon filing. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market immediately thereafter, after complying with Rule 144 volume limitations applicable to affiliates, and with applicable 180-day lock-up agreements.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Chase Securities Inc. and Warburg Dillon Read LLC, have severally agreed to purchase from us the following numbers of shares of common stock:


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Chase Securities Inc........................................
UBS Warburg LLC.............................................
                                                              ---------
          Total.............................................  5,500,000
                                                              =========


     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $     per share to other dealers. After
the public offering of the shares, the underwriters may change this offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales
in excess of      % of the shares of common stock offered by this prospectus.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 825,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discount was determined based on an arms' length negotiation between the representatives of the underwriters and us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                   PAID BY NETGENICS
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
  Per share.................................................  $               $
  Total.....................................................  $               $

     We estimate that our share of the total expenses of this offering,
excluding underwriting discounts and commissions, will be approximately $     .
This offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect to those liabilities.


     All of our executive officers, certain of our directors and a majority of our stockholders, warrant holders and option holders, have agreed that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options under our stock option plan, provided that, without the prior written consent of Chase Securities Inc., any additional options shall not be exercisable during the 180-day period.


     At our request, the underwriters have reserved up to five percent (5%) of the shares of common stock to be sold in this offering to be offered for sale, at the initial public offering price, to our directors, officers, employees, business associates such as customers and suppliers and persons related to, or affiliated with the foregoing persons. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.


     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol NTGC.



     In connection with this offering, the underwriters may affect transactions that could have the effect of raising or maintaining, or preventing or retarding a decline in, the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.



     In particular, the underwriters may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.



     In addition, an underwriter may enter a stabilizing bid in connection with the offering, which is the placing of any bid or effecting of any purchase, for the purposes of pegging, fixing or maintaining the price of the shares. The underwriters may also impose penalty bids, which permit them to reclaim the selling concession from a syndicate member when shares sold by the syndicate member are purchased in syndicate covering transactions. Any stabilizing, if commenced, may be discontinued at any time.



     The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority that exceed 5% of the total number of shares of common stock offered by them.



     Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between ourselves and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

                                 LEGAL MATTERS

     Jones, Day, Reavis & Pogue will pass upon the validity of the issuance of the shares being sold in this offering and other legal matters relating to this offering. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will act as counsel for the underwriters.

                                    EXPERTS

     The consolidated financial statements of NetGenics, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 and for the period from June 24, 1996 (date of inception) through December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock we are offering. This prospectus contains all information about NetGenics and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

     You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the cumulative totals for development stage of operations from June 24, 1996
  (date of inception) through December 31, 1999.............   F-4
Consolidated Statements of Comprehensive Loss for the years
  ended December 31, 1997, 1998 and 1999 and the cumulative
  totals for development stage of operations from June 24,
  1996 (date of inception) through December 31, 1999........   F-5
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the years
  ended December 31, 1997, 1998 and 1999 and for the period
  from June 24, 1996 (date of inception) through December
  31, 1999..................................................   F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the cumulative totals for development stage of operations from June 24, 1996
  (date of inception) through December 31, 1999.............   F-7
Notes to Consolidated Financial Statements..................   F-8


              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
Unaudited Consolidated Balance Sheets as of June 30, 2000...  F-20
Unaudited Consolidated Statements of Operations for the six
  months ended June 30, 1999 and 2000 and the cumulative
  totals for development stage of operations from June 24,
  1996 (date of inception) through June 30, 2000............  F-21
Unaudited Consolidated Statements of Comprehensive Loss for
  the six months ended June 30, 1999 and 2000 and the
  cumulative totals for development stage of operations from
  June 24, 1996 (date of inception) through June 30, 2000...  F-22
Unaudited Consolidated Statements of Redeemable Convertible
  Preferred Stock and Stockholders' Equity (Deficit) for the
  six months ended June 30, 2000 and for the period from
  June 24, 1996 (date of inception) through June 30, 2000...  F-23
Unaudited Consolidated Statements of Cash Flows for the six
  months ended June 30, 1999 and 2000 and the cumulative
  totals for development stage of operations from June 24,
  1996 (date of inception) through June 30, 2000............  F-24
Notes to Unaudited Consolidated Financial Statements........  F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
NetGenics, Inc. and Subsidiaries
(A Development Stage Company)

The recapitalization described in Note 14 to the consolidated financial statements has not been consummated at March 9, 2000. When it has been consummated, we will be in a position to furnish the following report:

     "We have audited the accompanying consolidated balance sheets of NetGenics, Inc. and Subsidiaries (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the years ended December 31, 1997, 1998 and 1999, and for the period from June 24, 1996 (date of inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetGenics, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, and for the period from June 24, 1996 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States."

PricewaterhouseCoopers LLP
Cleveland, Ohio
March 9, 2000

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999


                                                                 1998           1999
                                                              -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 7,412,704   $  2,572,159
  Lease deposit.............................................      260,414        122,564
  Accounts receivable.......................................       45,000        247,532
  Prepaid expenses..........................................      353,086      1,550,612
                                                              -----------   ------------
     Total current assets...................................    8,071,204      4,492,867
Property and equipment, at cost:
  Furniture and fixtures....................................      636,505        665,101
  Computer equipment........................................    2,599,936      3,032,482
  Computer software.........................................      833,538        853,225
  Leasehold improvements....................................      237,232        339,259
                                                              -----------   ------------
     Total property and equipment...........................    4,307,211      4,890,067
  Less accumulated depreciation.............................   (1,225,138)    (2,418,746)
                                                              -----------   ------------
                                                                3,082,073      2,471,321
Lease deposit...............................................      124,501             --
Other assets................................................       54,382         69,584
                                                              -----------   ------------
     Total assets...........................................  $11,332,160   $  7,033,772
                                                              ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   206,997   $    121,278
  Accrued expenses..........................................      760,330      2,256,721
  Deferred revenue..........................................      562,300        253,100
  Customer deposit..........................................           --      2,000,000
  Current portion of long-term debt.........................           --        384,211
                                                              -----------   ------------
     Total current liabilities..............................    1,529,627      5,015,310
  Long-term debt, net of current portion....................           --        689,349
                                                              -----------   ------------
     Total liabilities......................................    1,529,627      5,704,659
                                                              -----------   ------------
Commitments and contingencies (see Note 5)
Redeemable convertible preferred stock (see Note 7).........   24,383,554     27,079,377
Stockholders' equity (deficit):
  Common stock $0.001 par value, 43,000,000 shares
     authorized; 2,898,875 and 3,010,813 shares issued and
     outstanding in 1998 and 1999, respectively.............        2,899          3,011
  Additional paid-in capital................................        8,713      3,090,929
  Deferred stock compensation...............................           --     (2,992,137)
  Cumulative deficit during development stage...............  (14,598,318)   (25,863,122)
  Accumulated other comprehensive income....................        5,766         11,136
                                                              -----------   ------------
                                                              (14,580,940)   (25,750,183)
  Less treasury stock at cost, 46,875 shares................           81             81
                                                              -----------   ------------
     Total stockholders' equity (deficit)...................  (14,581,021)   (25,750,264)
                                                              -----------   ------------
     Total liabilities and stockholders' equity (deficit)...  $11,332,160   $  7,033,772
                                                              ===========   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE
           CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OF OPERATIONS FROM
          JUNE 24, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999


                                                                                         CUMULATIVE
                                                                                         DEVELOPMENT
                                                                                      STAGE PERIOD FROM
                                                                                        JUNE 24, 1996
                                          YEAR ENDED     YEAR ENDED     YEAR ENDED         THROUGH
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                                             1997           1998           1999             1999
                                         ------------   ------------   ------------   -----------------
Revenue................................  $    57,025    $    405,480   $  1,763,625     $  2,226,130
Cost and expenses:
  Costs of services provided...........       17,460         124,153      1,162,700        1,304,314
  Sales and marketing (exclusive of
     non-cash stock compensation of
     $2,515 in 1999)...................      697,610       1,851,169      2,112,133        4,802,448
  Research, development and support
     (exclusive of noncash stock
     compensation of $7,737 in 1999)...    1,938,247       4,523,637      4,998,138       11,775,231
  General and administrative (exclusive
     of noncash stock compensation of
     $11,313 in 1999)..................    1,484,782       3,138,563      3,661,841        8,515,647
  Depreciation and amortization........      271,079         886,989      1,228,922        2,438,462
  Non-cash stock compensation..........           --              --         21,565           21,565
                                         -----------    ------------   ------------     ------------
     Total costs and expenses..........    4,409,178      10,524,511     13,185,299       28,857,667
                                         -----------    ------------   ------------     ------------
Loss from operations during development
  stage................................   (4,352,153)    (10,119,031)   (11,421,674)     (26,631,537)
Interest income........................      119,368         487,197        251,953          867,099
Interest expense.......................           --              --        (81,359)         (81,359)
Foreign currency loss..................           --          (3,601)       (13,724)         (17,325)
                                         -----------    ------------   ------------     ------------
Net loss attributable to common
  stockholders during development
  stage................................   (4,232,785)     (9,635,435)   (11,264,804)     (25,863,122)
Cumulative deficit at beginning of
  period...............................     (730,098)     (4,962,883)   (14,598,318)              --
                                         -----------    ------------   ------------     ------------
Cumulative deficit at end of period....  $(4,962,883)   $(14,598,318)  $(25,863,122)    $(25,863,122)
                                         ===========    ============   ============     ============
Net loss attributable to common
  stockholders during development stage
  per common share:
  Basic and diluted....................  $     (1.47)   $      (3.33)  $      (3.82)    $      (8.94)
                                         ===========    ============   ============     ============
Weighted average common shares
  outstanding:
  Basic and diluted....................    2,887,500       2,893,286      2,948,223        2,894,568
                                         ===========    ============   ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
          FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE
           CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OF OPERATIONS FROM
          JUNE 24, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                      CUMULATIVE
                                                                                     DEVELOPMENT
                                                                                     STAGE PERIOD
                                                                                    FROM JUNE 24,
                                                                                         1996
                                    YEAR ENDED      YEAR ENDED      YEAR ENDED         THROUGH
                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                       1997            1998            1999              1999
                                   ------------    ------------    ------------    ----------------
Net loss attributable to common
  stockholders during development
  stage..........................  $(4,232,785)    $(9,635,435)    $(11,264,804)     $(25,863,122)
Other comprehensive income:
  Foreign currency translation
     adjustments.................           --           5,766            5,370            11,136
                                   -----------     -----------     ------------      ------------
     Comprehensive loss during
       development stage.........  $(4,232,785)    $(9,629,669)    $(11,259,434)     $(25,851,986)
                                   -----------     -----------     ------------      ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
          CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
                    STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
  FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE PERIOD FROM
          JUNE 24, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

                                                                               REDEEMABLE
                                                                               CONVERTIBLE
                                                                                PREFERRED
                                                                                  STOCK
                                                              ---------------------------------------------

                                                              SERIES A    SERIES B    SERIES C    SERIES D
                                                               SHARES      SHARES      SHARES      SHARES
                                                              ---------   ---------   ---------   ---------
Sale of common stock on June 25 and September 9, 1996.......         --          --          --          --
Sale of Series A redeemable convertible preferred stock on
 June 26, 1996..............................................  1,000,000
Sale of Series B redeemable convertible preferred stock on
 June 26, 1996..............................................              1,000,000
Net loss attributable to common stockholders during
 development stage..........................................
                                                              ---------   ---------   ---------   ---------
Balance at December 31, 1996................................  1,000,000   1,000,000
Sale of Series C redeemable convertible preferred stock on
 June 5, 1997...............................................                          3,220,734
Net loss during development stage...........................
                                                              ---------   ---------   ---------   ---------
Balance at December 31, 1997................................  1,000,000   1,000,000   3,220,734
Sale of Series D redeemable convertible preferred stock on
 March 20, 1998, net of issuance costs of $1,412,126........                                      3,726,219
Conversion of notes payable to stockholders and accrued
 interest to Series D redeemable convertible preferred stock
 on March 20, 1998..........................................                                        697,076
Stock options exercised from February through December
 1998.......................................................
Treasury stock purchased from February through August
 1998.......................................................
Foreign currency translation adjustment.....................
Net loss attributable to common stockholders during
 development stage..........................................
                                                              ---------   ---------   ---------   ---------
Balance at December 31, 1998................................  1,000,000   1,000,000   3,220,734   4,423,295
Sale of additional Series D redeemable convertible preferred
 stock on April 9, 1999.....................................                                        673,955
Stock options exercised from January through December
 1999.......................................................
Foreign currency translation adjustment.....................
Issuance of warrants to purchase common stock...............
Deferred stock compensation.................................
Stock compensation..........................................
Net loss attributable to common stockholders during
 development stage..........................................
                                                              ---------   ---------   ---------   ---------
Balance at December 31, 1999................................  1,000,000   1,000,000   3,220,734   5,097,250
                                                              =========   =========   =========   =========

                                                              REDEEMABLE
                                                              CONVERTIBLE               STOCKHOLDERS'
                                                               PREFERRED                   EQUITY
                                                                 STOCK                    (DEFICIT)
                                                              -----------   -------------------------------------

                                                                               COMMON STOCK       TREASURY STOCK
                                                                            ------------------   ----------------
                                                                AMOUNT       SHARES     AMOUNT   SHARES    AMOUNT
                                                              -----------   ---------   ------   -------   ------
Sale of common stock on June 25 and September 9, 1996.......  $        --   2,887,500   $2,888        --   $  --
Sale of Series A redeemable convertible preferred stock on
 June 26, 1996..............................................      500,000
Sale of Series B redeemable convertible preferred stock on
 June 26, 1996..............................................    1,000,000
Net loss attributable to common stockholders during
 development stage..........................................
                                                              -----------   ---------   ------   -------   ------
Balance at December 31, 1996................................    1,500,000   2,887,500   2,888
Sale of Series C redeemable convertible preferred stock on
 June 5, 1997...............................................    6,602,502
Net loss during development stage...........................
                                                              -----------   ---------   ------   -------   ------
Balance at December 31, 1997................................    8,102,502   2,887,500   2,888
Sale of Series D redeemable convertible preferred stock on
 March 20, 1998, net of issuance costs of $1,412,126........   13,492,748
Conversion of notes payable to stockholders and accrued
 interest to Series D redeemable convertible preferred stock
 on March 20, 1998..........................................    2,788,304
Stock options exercised from February through December
 1998.......................................................                   11,375      11
Treasury stock purchased from February through August
 1998.......................................................                                     (46,875)    (81)
Foreign currency translation adjustment.....................
Net loss attributable to common stockholders during
 development stage..........................................
                                                              -----------   ---------   ------   -------   ------
Balance at December 31, 1998................................   24,383,554   2,898,875   2,899    (46,875)    (81)
Sale of additional Series D redeemable convertible preferred
 stock on April 9, 1999.....................................    2,695,823
Stock options exercised from January through December
 1999.......................................................                  111,938     112
Foreign currency translation adjustment.....................
Issuance of warrants to purchase common stock...............
Deferred stock compensation.................................
Stock compensation..........................................
Net loss attributable to common stockholders during
 development stage..........................................
                                                              -----------   ---------   ------   -------   ------
Balance at December 31, 1999................................  $27,079,377   3,010,813   $3,011   (46,875)  $ (81)
                                                              ===========   =========   ======   =======   ======


                                                                                    STOCKHOLDERS'
                                                                                        EQUITY
                                                                                      (DEFICIT)
                                                              ----------------------------------------------------------
                                                                                            CUMULATIVE      ACCUMULATED
                                                              ADDITIONAL     DEFERRED     DEFICIT DURING       OTHER
                                                               PAID-IN        STOCK        DEVELOPMENT     COMPREHENSIVE
                                                               CAPITAL     COMPENSATION       STAGE           INCOME
                                                              ----------   ------------   --------------   -------------
Sale of common stock on June 25 and September 9, 1996.......  $    2,887   $        --     $         --       $    --
Sale of Series A redeemable convertible preferred stock on
 June 26, 1996..............................................
Sale of Series B redeemable convertible preferred stock on
 June 26, 1996..............................................
Net loss attributable to common stockholders during
 development stage..........................................                                   (730,098)
                                                              ----------   -----------     ------------       -------
Balance at December 31, 1996................................       2,887                       (730,098)
Sale of Series C redeemable convertible preferred stock on
 June 5, 1997...............................................
Net loss during development stage...........................                                 (4,232,785)
                                                              ----------   -----------     ------------       -------
Balance at December 31, 1997................................       2,887                     (4,962,883)
Sale of Series D redeemable convertible preferred stock on
 March 20, 1998, net of issuance costs of $1,412,126........
Conversion of notes payable to stockholders and accrued
 interest to Series D redeemable convertible preferred stock on March 20, 1998..........................................
Stock options exercised from February through December
 1998.......................................................       5,826
Treasury stock purchased from February through August
 1998.......................................................
Foreign currency translation adjustment.....................                                                    5,766
Net loss attributable to common stockholders during
 development stage..........................................                                 (9,635,435)
                                                              ----------   -----------     ------------       -------
Balance at December 31, 1998................................       8,713                    (14,598,318)        5,766
Sale of additional Series D redeemable convertible preferred stock on April 9, 1999.....................................
Stock options exercised from January through December
 1999.......................................................      68,514
Foreign currency translation adjustment.....................                                                    5,370
Issuance of warrants to purchase common stock...............   1,856,856    (1,856,856)
Deferred stock compensation.................................   1,156,846    (1,156,846)
Stock compensation..........................................                    21,565
Net loss attributable to common stockholders during
 development stage..........................................                                (11,264,804)
                                                              ----------   -----------     ------------       -------
Balance at December 31, 1999................................  $3,090,929   $(2,992,137)    $(25,863,122)      $11,136
                                                              ==========   ===========     ============       =======


                                                               STOCKHOLDERS'
                                                                   EQUITY
                                                                 (DEFICIT)
                                                              ----------------

                                                                   TOTAL
                                                               STOCKHOLDERS'
                                                              EQUITY (DEFICIT)
                                                              ----------------
Sale of common stock on June 25 and September 9, 1996.......    $      5,775
Sale of Series A redeemable convertible preferred stock on
 June 26, 1996..............................................
Sale of Series B redeemable convertible preferred stock on
 June 26, 1996..............................................
Net loss attributable to common stockholders during
 development stage..........................................        (730,098)
                                                                ------------
Balance at December 31, 1996................................        (724,323)
Sale of Series C redeemable convertible preferred stock on
 June 5, 1997...............................................
Net loss during development stage...........................      (4,232,785)
                                                                ------------
Balance at December 31, 1997................................      (4,957,108)
Sale of Series D redeemable convertible preferred stock on
 March 20, 1998, net of issuance costs of $1,412,126........
Conversion of notes payable to stockholders and accrued
 interest to Series D redeemable convertible preferred stock on March 20, 1998..........................................
Stock options exercised from February through December
 1998.......................................................           5,837
Treasury stock purchased from February through August
 1998.......................................................             (81)
Foreign currency translation adjustment.....................           5,766
Net loss attributable to common stockholders during
 development stage..........................................      (9,635,435)
                                                                ------------
Balance at December 31, 1998................................     (14,581,021)
Sale of additional Series D redeemable convertible preferred stock on April 9, 1999.....................................
Stock options exercised from January through December
 1999.......................................................          68,626
Foreign currency translation adjustment.....................           5,370
Issuance of warrants to purchase common stock...............
Deferred stock compensation.................................
Stock compensation..........................................          21,565
Net loss attributable to common stockholders during
 development stage..........................................     (11,264,804)
                                                                ------------
Balance at December 31, 1999................................    $(25,750,264)
                                                                ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE
           CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OF OPERATIONS FROM
          JUNE 24, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                          CUMULATIVE
                                                                                          DEVELOPMENT
                                                                                       STAGE PERIOD FROM
                                           YEAR ENDED     YEAR ENDED     YEAR ENDED      JUNE 24, 1996
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,        THROUGH
                                              1997           1998           1999       DECEMBER 31, 1999
                                          ------------   ------------   ------------   -----------------
Cash flows from development stage
  activities:
  Net loss during development stage.....  $(4,232,785)   $(9,635,435)   $(11,264,804)    $(25,863,122)
  Adjustments to reconcile net loss
     during development stage to net
     cash used in development stage
     activities:
     Depreciation and amortization......      272,825        904,679       1,400,163        2,629,139
     Non-cash stock compensation........           --             --          21,565           21,565
     Changes in operating assets and
       liabilities:
       Accounts receivable..............           --        (45,000)       (202,532)        (247,532)
       Prepaid expenses.................      (28,553)      (306,933)         52,548         (300,538)
       Accounts payable.................      202,250        (30,694)        (85,719)         121,278
       Accrued expenses.................      344,431        432,980         318,799        1,117,433
       Deferred revenue.................      132,000        430,300        (309,200)         253,100
       Customer deposit.................           --             --       2,000,000        2,000,000
       Other, net.......................      (40,678)        12,534         (18,852)         (69,584)
                                          -----------    -----------    ------------     ------------
          Net cash used in development
            stage activities............   (3,350,510)    (8,237,569)     (8,088,032)     (20,338,261)
Cash flows from investing activities:
  Purchases of property and equipment...   (2,034,232)    (1,998,359)       (785,759)      (5,092,970)
  Other.................................           --             --              --           (7,066)
                                          -----------    -----------    ------------     ------------
          Net cash used in investing
            activities..................   (2,034,232)    (1,998,359)       (785,759)      (5,100,036)
Cash flows from financing activities:
  Net proceeds from sale of stock.......    6,602,502     13,492,748       2,695,823       24,296,848
  Stock options exercised...............           --          5,837          68,626           74,463
  Proceeds from long-term debt..........           --             --       1,278,567        1,278,567
  Payments on long-term debt............           --             --        (205,007)        (205,007)
  Proceeds from notes payable to
     stockholders.......................    2,750,000             --              --        2,750,000
  Lease deposit.........................     (265,980)      (118,935)        262,351         (122,564)
  Payments to acquire treasury stock....           --            (81)             --              (81)
  Other.................................           --             --         (72,482)         (72,482)
                                          -----------    -----------    ------------     ------------
          Net cash provided by financing
            activities..................    9,086,522     13,379,569       4,027,878       27,999,744
                                          -----------    -----------    ------------     ------------
          Effect of exchange rate
            changes on cash.............           --          5,344           5,368           10,712
                                          -----------    -----------    ------------     ------------
          Net change in cash and cash
            equivalents.................    3,701,780      3,148,985      (4,840,545)       2,572,159
Cash and cash equivalents at beginning
  of period.............................      561,939      4,263,719       7,412,704               --
                                          -----------    -----------    ------------     ------------
Cash and cash equivalents at end of
  period................................  $ 4,263,719    $ 7,412,704    $  2,572,159     $  2,572,159
                                          ===========    ===========    ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.  NATURE OF OPERATIONS:

     NetGenics, Inc. and Subsidiaries (the "Company") design and develop proprietary software for use in technology solutions. These solutions are the basis of service offerings designed to enable pharmaceutical and biotechnology companies to reduce the time and cost of drug development. The Company operates two wholly-owned subsidiaries, NetGenics UK, Ltd. and NetGenics International, Ltd.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Development Stage

     The Company has been in the development stage since its inception on June 24, 1996. The Company's primary activities since inception have been: (i) the research and development of products; (ii) the marketing of service offerings to potential customers; (iii) recruiting personnel; and (iv) raising capital. No significant revenues have been generated from planned principal operations. As of December 31, 1999, the Company continues to be in the development stage.

Principles of Consolidation

     The consolidated financial statements include the accounts of NetGenics, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Recently Issued Accounting Standards


     In March 1998, the American Institute of Certified Public Accountants, the AICPA, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Statement of Position No. 98-1 requires the Company to capitalize certain costs related to internal use software once certain criteria have been met. There was no impact on the consolidated financial statements when the Company adopted Statement of Position No. 98-1 on January 1, 1999.


     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." Statement of Position No. 98-5 requires the Company to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off when the Company adopts Statement of Position No. 98-5. The Company adopted Statement of Position No. 98-5 on January 1, 1999, which resulted in an immaterial amount of organizational costs being written-off.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in June 1997, effective for fiscal years beginning after December 15, 1997. This statement established standards for reporting and displaying comprehensive income in a full set of financial statements. Accordingly, the Company adopted this reporting standard in the preparation of these consolidated financial statements. The Company's only comprehensive income item is the foreign currency translation adjustment.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and requires companies to report financial and descriptive information about their reportable operating segments. The financial information is required to be reported on the same basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. This statement is effective for periods beginning after December 15,

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1997, with interim information required for the year following adoption. Management has determined that the Company consists of a single operating segment. The adoption of SFAS No. 131 had no impact on the Company's consolidated financial statements.


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133." SFAS No. 138 establishes further accounting and reporting standards for derivative instruments. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on the Company's consolidated financial position or results of operations. The Company will be required to implement SFAS No. 133 for the fiscal year beginning January 1, 2001.


Major Customers and Concentration of Risks


     The Company expects that substantially all of its revenues for the foreseeable future will be derived from software components, databases and consulting services provided primarily to pharmaceutical, biotechnology, and agriscience companies. Accordingly, the Company's success in the foreseeable future is directly dependent upon the success of the companies within those industries and their demand for the Company's service offerings. The Company currently uses a single supplier to provide its object database and a single supplier to provide certain hardware required to develop and produce the Company's software. The Company's service offerings are provided primarily throughout the U.S. There was no revenue earned outside of North America prior to 1999. Revenue earned outside of North America was 8% of total revenue in 1999. Revenue to one major domestic customer represented approximately 83% and 91% of total net revenue in 1997 and 1998, respectively. Revenue to two other major domestic customers represented approximately 62% and 20% of total revenue in 1999. One customer represented the entire balance of accounts receivable as of December 31, 1998 and 1999. The Company also has deferred revenue for services of $253,100 with one major domestic customer as of December 31, 1999.


     The Company and its subsidiaries place their cash with high credit quality financial institutions. These balances, as reflected in the financial institution's records, are insured in the U.S. by the Federal Deposit Insurance Corporation for up to $100,000. As of December 31, 1999, cash balances of foreign subsidiaries aggregated $25,234 and the uninsured cash balances in the U.S. aggregated $2,446,925 with one financial institution.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Software Development Costs


     In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," costs incurred to develop software technologies internally are expensed as incurred as research and development until technological feasibility is established. Based on the Company's development process, technological feasibility occurs upon the completion of a working model in accordance with each specific license agreement. As the time period

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

between the completion of a working model and the general availability of the product to a customer has not been significant, the Company has not capitalized any software development costs to date.

Property and Equipment

     Property and equipment are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are depreciated on a straight-line basis over the remaining term of the lease. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

     The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting For Stock Based Compensation" ("SFAS 123"). SFAS 123 allows entities to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As permitted by SFAS 123, the Company has elected to account for its employee stock based compensation plan under the intrinsic value based method of accounting prescribed by APB 25, while providing pro forma disclosures of net loss attributable to common stockholders during development stage as if a fair value basis of accounting method had been applied.

Currency Translation

     For operations outside of the U.S. that prepare financial statements in currencies other than the U.S. dollar, the Company translates income statement amounts at average exchange rates for the year, and assets and liabilities are translated at year-end exchange rates. The accumulated translation adjustments are shown as a separate component of stockholders' deficit.

Revenue Recognition


     The Company earns revenue from license and service contracts. In accordance with Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements," revenue from fees for license and service agreements is recognized ratably over the contract term, generally one year. Revenue from fees for service contracts is recognized as services are performed and hours are

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


expended. Service hours provided in excess of the number of hours per calendar period specified in the license agreement are billed at an agreed-upon hourly billing rate. The Company begins recognizing contract revenue once the contract acceptance criteria have been met and the collection of the fee is probable. Revenue from consulting services under time and materials contracts are recognized as services are performed. Deferred revenue represents cash received in advance of earned revenues on license agreements and consulting services. Upon termination of an agreement, the Company refunds cash received in advance on a pro rata basis.


Advertising Costs

     The Company began advertising in 1998 and incurred costs of $100,700 and $106,487 in 1998 and 1999, respectively. Advertising costs are expensed as incurred.

Net Loss Per Share

     Computations of basic and diluted net loss per share of common stock have been made in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing net loss attributable to common stockholders during development stage (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Shares issued during the period are weighted for the portion of the period that they are outstanding. The computation of diluted net loss per share is similar to the computation of basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company has incurred a net loss for 1997, 1998 and 1999 and the cumulative development stage period from June 24, 1996 through December 31, 1999, therefore, the impact of dilutive potential common shares has been excluded from the computation as it would be anti-dilutive.

     The following outstanding stock options and warrants (prior to the application of the treasury stock method), and redeemable convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per share:


                                         1997         1998          1999
                                       ---------    ---------    ----------
Stock options........................    552,500      922,847     1,087,417
Warrants.............................     68,750       68,750       514,023
Redeemable convertible preferred
  stock..............................  5,220,734    9,644,029    10,317,984



Reclassifications



     Certain amounts in the 1997, 1998 and cumulative development stage period from June 24, 1996 through December 31, 1999 consolidated financial statements have been reclassified to conform to the 1999 presentation.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ACCRUED EXPENSES:

     The accrued expenses of the Company are as follows:

                                                      1998         1999
                                                    --------    ----------
Accrued vacation pay..............................  $155,831    $  270,629
Accrued expenses related to Series E
  Redeemable Convertible Preferred Stock..........        --     1,177,592
Other accrued expenses............................   604,499       808,500
                                                    --------    ----------
                                                    $760,330    $2,256,721
                                                    ========    ==========

4.  LONG-TERM DEBT AGREEMENTS:

     The long-term debt of the Company is as follows:

                                                      1998         1999
                                                    --------    ----------
Equipment financing loan, due June 30, 2002.
  Monthly payments of $14,928 plus interest of
  prime plus 3% (11.5% at December 31, 1999)......  $     --    $  447,837
Two equipment financing loans, due June 30, 2002.
  Monthly payments aggregating $23,687 include
  principal and interest at 14.82% through May 31,
  2002, final payments aggregating $74,116 due
  June 30, 2002...................................        --       625,723
                                                    --------    ----------
                                                          --     1,073,560
Less current maturities...........................        --       384,211
                                                    --------    ----------
Long-term debt....................................  $     --    $  689,349
                                                    ========    ==========

     In June 1999, the Company entered into three equipment financing loans, each due June 30, 2002. Interest expense for 1999 was $81,359. Borrowings under these loans are collateralized by various receivables, equipment and other assets of the Company.

     Maturities of debt outstanding for the years ended December 31, are as follows:

2000.......................................................    $  384,211
2001.......................................................       416,755
2002.......................................................       272,594
                                                               ----------
                                                               $1,073,560
                                                               ==========

5.  COMMITMENTS AND CONTINGENCIES:

     In the ordinary course of its business, the Company is potentially a party to litigation regarding the operation of its business. The Company is currently not the subject of any legal actions.

6.  INCOME TAXES:

     As of December 31, 1999, the Company had net operating loss carryforwards ("NOL's") of approximately $24,673,000 for income tax purposes. In addition, the Company had approximately

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$668,000 in research and development tax credit carryforwards ("R&D Credits"). Such losses and credits may be carried forward to reduce future tax liabilities and expire as follows:

           YEARS ENDING DECEMBER 31,             R&D CREDITS       NOL'S
           -------------------------             -----------    -----------
       2011....................................   $ 27,000      $   695,000
       2012....................................    107,000        4,170,000
       2018....................................    288,000        9,403,000
       2019....................................    246,000       10,405,000
                                                  --------      -----------
                                                  $668,000      $24,673,000
                                                  ========      ===========

     Deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities. The tax effects of temporary differences that give rise to deferred tax assets and the liability are as follows:

                                                  1998            1999
                                               -----------    ------------
Deferred tax assets..........................  $ 6,221,000    $ 10,756,000
Deferred tax liability.......................     (188,000)        (94,000)
Valuation allowance..........................   (6,033,000)    (10,662,000)
                                               -----------    ------------
  Net deferred taxes.........................  $        --    $         --
                                               ===========    ============

     The Company's deferred tax liability relates to accumulated depreciation. The deferred tax assets relate to the following:

                                                    1998          1999
                                                 ----------    -----------
Research and development tax credit
  carryforwards................................  $  404,000    $   668,000
Net operating loss carryforwards...............   5,705,000      9,870,000
Nondeductible accrued liabilities..............     112,000        218,000
                                                 ----------    -----------
                                                 $6,221,000    $10,756,000
                                                 ==========    ===========

     As a result of the Company's limited historical performance and its development stage, management is unable to project future taxable income that will be sufficient to realize the deferred tax assets. As of December 31, 1999, a valuation allowance equaling the total amount of net deferred taxes has been established reflecting the Company's uncertainty regarding future profitability.

     Pursuant to the Tax Reform Act of 1986, the utilization, for tax purposes, of net operating loss and research and development tax credit carryforwards are subject to an annual limitation as a result of a cumulative change in ownership of more than 50% over a three-year period.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     The redeemable convertible preferred stock is as follows as of December 31:

                                                             1998           1999
                                                          -----------    -----------
Series A redeemable convertible preferred stock, $0.001
  par value, 2,000,000 shares authorized; 1,000,000
  shares issued and outstanding (liquidation preference
  $0.50 per share)......................................  $   500,000    $   500,000
Series B redeemable convertible preferred stock, $0.001
  par value, 2,000,000 shares authorized; 1,000,000
  shares issued and outstanding (liquidation preference
  $1.00 per share)......................................    1,000,000      1,000,000
Series C redeemable convertible preferred stock, $0.001
  par value, 7,500,000 shares authorized; 3,220,734
  shares issued and outstanding (liquidation preference
  $2.58 per share)......................................    6,602,502      6,602,502
Series D redeemable convertible preferred stock, $0.001
  par value, 12,000,000 shares authorized; 4,423,295 and
  5,097,250 shares issued and outstanding in 1998 and
  1999, respectively (liquidation preference $4.48 per
  share)................................................   16,281,052     18,976,875
                                                          -----------    -----------
          Total redeemable convertible preferred
            stock.......................................  $24,383,554    $27,079,377
                                                          ===========    ===========

     On June 26, 1996, the Company authorized 2,000,000 shares and issued 1,000,000 shares of Series A Redeemable Convertible Preferred Stock, $0.25 par value, to a member of the board of directors for $500,000 and 1,000,000 shares of Series B Redeemable Convertible Preferred Stock, $0.50 par value, to an investor for $1,000,000.

     In April and May 1997, the Company issued two convertible promissory notes, without interest in the aggregate principal amount of $500,000 to two stockholders. The principal amount of these notes was subsequently converted into 243,902 shares of Series C Redeemable Convertible Preferred Stock at the closing of the sale of the Series C Redeemable Convertible Preferred Stock.

     On June 5, 1997, the Company authorized the issuance of 7,500,000 shares of Series C Redeemable Convertible Preferred Stock, $1.025 par value, and issued 3,220,734 shares of Series C Redeemable Convertible Preferred Stock at $2.05 per share for total proceeds of $6,602,502. Of the total Series C Redeemable Convertible Preferred shares issued, 2,073,173 shares were issued to related parties who are members or observers of the board of directors.

     On March 20, 1998, the Company authorized the issuance of 8,900,000 shares of Series D Redeemable Convertible Preferred Stock, $0.001 par value, and issued 4,423,295 shares of Series D Redeemable Convertible Preferred Stock valued at $17,693,178, or $4.00 per share. Of the 4,423,295 shares, 3,726,219 shares were issued for gross proceeds of $14,904,874 before considering expenses of $1,412,126 related to the issuance. The remaining 697,076 shares were issued concurrently with the closing of the Series D placement as a result of the automatic conversion of $2,788,304 of notes payable and accrued interest held by certain stockholders of the Company. These notes payable were issued on December 18, 1997 in the amount of $2,750,000 and bore interest at a rate of 5.54% per annum. These notes were convertible to Series D Redeemable Convertible Preferred Stock at $4.00 per share. In conjunction with these notes, the Company issued warrants to purchase an aggregate of 68,750 shares of common stock at an exercise price of $0.60 per share to stockholders. The warrants expire on December 31, 2000 (see Note 9). On April 9, 1999, the Company authorized the issuance of an additional 3,100,000 shares of Series D Redeemable Convertible Preferred Stock, $0.001 par value, and issued 673,955 shares of Series D Redeemable Convertible Preferred Stock for

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

cash proceeds of $2,695,823, or $4.00 per share. Of the total Series D Redeemable Convertible Preferred shares issued, 4,006,812 shares were issued to related parties who are members or observers of the board of directors.

     On March 20, 1998, the Company adjusted the par value on its Series A, Series B and Series C Redeemable Convertible Preferred Stock to $0.001 from $0.25, $0.50 and $1.025, respectively.

     All redeemable convertible preferred shares are convertible into common shares on a 1:1 basis, subject to adjustment which is based upon the issuance of additional common shares or other convertible securities, without payment of any additional consideration, at the option of the holder, or other events as defined. All redeemable convertible preferred shares are entitled to vote on all matters upon which holders of common stock have the right to vote, to receive notice of any stockholders meetings, and the number of votes are equal to the largest number of full shares of common stock into which the redeemable convertible preferred stock could be converted. Effective upon the closing of an initial public offering with net proceeds of at least $15,000,000, all outstanding shares of redeemable convertible preferred stock will automatically be converted into common stock.

     The redeemable convertible preferred shares contain certain preferential rights upon the liquidation of the Company. In the event of liquidation of the Company, the holders of outstanding Series A and Series B Redeemable Convertible Preferred Stock shall be entitled to receive a distribution of the original price per share, as adjusted for any stock dividends, combinations or splits with respect to such shares. The liquidation preference for Series A and Series B Redeemable Convertible Preferred Stock as of December 31, 1999 was $0.50 per share and $1.00 per share, respectively. In the event of a liquidation or dissolution of the Company, the holders of outstanding Series C and Series D Redeemable Convertible Preferred Stock shall be entitled to receive a distribution of the original price per share, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus an amount that reflects a 12% return, compounded annually from the original purchase date, on the original purchase price for each twelve months that has passed since the original issue date. The liquidation preference for Series C and Series D Redeemable Convertible Preferred Stock as of December 31, 1999 was $2.58 per share and $4.48 per share, respectively.

8. STOCKHOLDERS' EQUITY:

     On June 25, 1996, the Company sold 2,687,500 shares of common stock to directors, officers and employees of the Company for $0.002 per share. During 1996, 200,000 shares of restricted common stock were sold to employees before software development began at a price of $0.002 per share. These additional employee shares become unrestricted in annual increments of 25% on the first day of each year commencing on the first anniversary of the sale. During 1998, 46,875 of the original 200,000 restricted shares were repurchased by the Company as treasury shares for $81. As of December 31, 1998, 68,750 shares were restricted and 84,375 shares were unrestricted. As of December 31, 1999, 34,375 shares were restricted and 118,750 shares were unrestricted.

     On December 21, 1999, the stockholders of the Company approved an increase in the number of preferred and common shares authorized to 75,750,000.

9. STOCK OPTION PLAN AND WARRANTS:

     The Company adopted the NetGenics, Inc. 1996 Stock Option Plan (the "Plan") on November 20, 1996. Stock options granted under the Plan may be either incentive stock options or

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

nonqualified stock options. The purpose of the Plan is to attract, retain and motivate officers, key employees and directors. A total of 2,000,000 shares of common stock have been authorized for issuance upon exercise of options under the Plan. Incentive stock options may be granted at a price equal to or greater than the fair value at the date of grant. If, at the time the Company grants an incentive stock option, the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value at the date of grant. Nonqualified stock options may be granted at exercise prices of no less than 50% of the fair value at the date of grant. All options granted to employees are incentive stock options and become exercisable in annual increments of 20% following the date of grant except for a total of 60,000 options, issued to three employees which become exercisable in annual increments of 25% following the date of grant. All options granted to directors are nonqualified stock options and become exercisable in annual increments of 33.3% following the date of grant. All options expire 10 years from the date of grant.

     The following table summarizes the transactions of the Company's stock option plan since its inception date:

                                                                 WEIGHTED-
                                                  NUMBER OF       AVERAGE
                                                   OPTIONS     EXERCISE PRICE
                                                  ---------    --------------
BALANCE, DECEMBER 31, 1996......................    117,500        $0.50
Granted.........................................    460,000        $0.56
Exercised.......................................         --           --
Cancelled.......................................    (25,000)       $0.50
                                                  ---------        -----
BALANCE, DECEMBER 31, 1997......................    552,500        $0.56
Granted.........................................    519,543        $1.08
Exercised.......................................    (11,375)       $0.52
Cancelled.......................................   (137,821)       $0.76
                                                  ---------        -----
BALANCE, DECEMBER 31, 1998......................    922,847        $0.82
Granted.........................................    539,894        $1.40
Exercised.......................................   (111,938)       $0.62
Cancelled.......................................   (263,386)       $1.08
                                                  ---------        -----
BALANCE, DECEMBER 31, 1999......................  1,087,417        $1.04
                                                  =========        =====

     During 1997, 412,500 of the 460,000 options issued were issued at an exercise price greater than the fair value on the date of grant. The weighted-average exercise price and weighted-average fair value of the 412,500 options was $0.58 and $0.42, respectively. The weighted-average exercise price of the 47,500 options issued at fair value was $0.52.

     As of December 31, 1999, there were 238,255 options exercisable with a weighted average exercise price of $0.66, and 789,270 options available for grant. The range of exercise prices on options granted as of December 31, 1999 was $0.50 -- $3.00. The weighted-average remaining contractual life of options granted and exercisable as of December 31, 1999 was 8.17 years.

     In December 1997, the Company issued warrants to purchase an aggregate of 68,750 shares of common stock at an exercise price of $0.60 per share to stockholders. The warrants are immediately exercisable and expire on December 31, 2000 (see Note 7). The fair value of the warrants was not material.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     In October 1999, the Company entered into a warrant agreement with a customer to purchase 111,940 shares of the Company's common stock at $6.70 per share, subject to certain adjustments related to subsequent equity transactions. The fair value of the related warrants of $268,500 has been recognized as a charge to stockholders' equity as a debit to deferred stock compensation and a credit to additional paid-in capital. The fair value of the warrants was estimated using a Black-Scholes pricing model with the following assumptions: volatility of 37.47%, risk free interest rate of 6.28%, dividend yield of 0.0% and a weighted average expected life of 5 years. These warrants are being amortized over 5 years.



     Concurrent with the execution of the warrant agreement, this customer entered into a services agreement and prepaid $2,000,000, for future anticipated services, or the option to purchase up to 333,333 future warrants at a conversion price of $2.00 per warrant to allow for the purchase of common stock at an exercise price of $4.00 per share. This customer may, on any one occasion before the $2,000,000 is exhausted, utilize up to one-third of any then remaining prepayment amount to purchase the future warrants. The $2,000,000 prepayment has been recorded as a customer deposit and the fair value of the related warrants of $1,588,356 has been recognized as a charge to stockholders' equity as a debit to deferred stock compensation and a credit to additional paid-in capital. Any remaining prepayment amount may be used to fund the purchase of common stock under these warrants at an exercise price of $4.00 per share. The $1,588,356 fair value of the warrants will be amortized against the related service revenue of $2,000,000 over the service period, which is estimated to be one year. The fair value of the warrants was estimated using a Black-Scholes pricing model with the following assumptions: volatility of 37.47%, risk free interest rate of 6.28%, dividend yield of 0.0% and a weighted average expected life of 5 years.


     All of these warrants are immediately exercisable and expire on the earlier of the fifth anniversary of the closing of a transaction which transfers substantially all of the Company's assets or beneficial ownership of 50% or more to another party or an initial public offering.

10. STOCK-BASED COMPENSATION:

     The Company has elected to account for its employee stock options under APB
25. Under APB 25 compensation expense is to be recognized for all options granted at less than the fair value of the Company's Common Shares on the date of grant.

     SFAS 123 requires the Company to make pro forma disclosures of what net loss would have been had the fair value based method defined in SFAS 123 been applied to employee and director stock options. The fair value for these options was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions: volatility of 0.01%, risk free interest rate of 6.0%, dividend yield of 0.0% and a weighted-average expected life of the option of 10 years. For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma effect of applying SFAS 123 would be an increase in net loss attributable to common stockholders during development stage of $6,267 in 1997, $23,952 in 1998 and $60,540 in 1999.

     If the Company had elected to recognize the compensation cost of the Plan based on the fair value of all awards under the plan in accordance with SFAS No. 123, fiscal years 1997, 1998 and 1999 pro forma net loss attributable to common stockholders during development stage and pro

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

forma net loss attributable to common stockholders during development stage per common share would have been as follows:

                                                                                                         CUMULATIVE
                                                                                                         DEVELOPMENT
                                                                                                        STAGE PERIOD
                                                                                                        FROM JUNE 24,
                                                                                                            1996
                                                             FOR THE YEARS ENDED DECEMBER 31,              THROUGH
                                                      ----------------------------------------------    DECEMBER 31,
                                                          1997            1998             1999             1999
                                                      ------------    -------------    -------------    -------------
Net loss attributable to common
  stockholders during
  development stage.................  As reported     $ (4,232,785)   $  (9,635,435)   $ (11,264,804)   $(25,863,122)
                                      Pro forma         (4,239,052)      (9,659,387)     (11,325,344)    (25,953,881)
Net loss attributable to common
  stockholders during development
  stage per common share:
  Basic and diluted.................  As reported     $      (1.47)   $       (3.33)   $       (3.82)   $      (8.94)
                                      Pro forma              (1.47)   $       (3.34)   $       (3.84)   $      (8.97)

     The Company has recorded deferred stock compensation of $1,156,846 during the year ended December 31, 1999 representing the difference between the exercise price of the options granted and the deemed fair value of the common stock. These deferred amounts are being amortized by charges to operations over the vesting periods of the individual stock options using the graded vesting method. Such amortization amounted to $21,565 for the year ended December 31, 1999.

11.  EMPLOYEE BENEFIT PLAN:

     In September 1998, the Company adopted a 401(k) defined contribution plan (the "Plan") covering substantially all officers and employees. The Plan permits participants to defer up to a maximum of 15% of their taxable compensation, not to exceed the statutory limit. The employee's contribution vests immediately. Employer matching contributions are made at the discretion of the Company and vest in accordance with a five-year graduated vesting schedule. The Company made no discretionary contributions to the Plan during the years ended December 31, 1998 and 1999.

12.  LEASE COMMITMENTS:

     The Company leases its corporate headquarters facility in Cleveland, Ohio under an operating lease which expires in May 2003. In addition, the Company leases office space in Palo Alto, California; San Diego, California and Columbus, Ohio. Total lease expense for 1997, 1998 and 1999 was $109,718, $544,646 and $687,921, respectively. Minimum future lease payments as of December 31, 1999 are as follows:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
       2000................................................    $  633,514
       2001................................................       646,033
       2002................................................       660,033
       2003................................................       311,739
       2004................................................        35,690
       Thereafter..........................................       145,736
                                                               ----------
       Total minimum lease payments........................    $2,432,745
                                                               ==========

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  SUPPLEMENTAL CASH FLOW DISCLOSURE:

     The Company paid no taxes or interest in 1997 or 1998. The Company paid no taxes and $81,359 for interest during 1999. In 1998, the Company converted notes payable to stockholders and related accrued interest in the amount of $2,788,304 to Series D Redeemable Convertible Preferred Stock. Accordingly, this transaction was excluded from financing activities on the Consolidated Statement of Cash Flows for the year ended December 31, 1998 and for the cumulative development stage period from June 24, 1996 through December 31, 1998. During 1999, the Company wrote off fully depreciated computer equipment and software totaling $202,903. Accordingly, this transaction was excluded from the Consolidated Statement of Cash Flows. During 1999, the Company incurred $1,250,074 in costs associated with the Series E Redeemable Convertible Preferred Stock which is included in prepaid expenses as of December 31, 1999. The Company paid $72,482 of the costs in 1999 and the remaining balance of $1,177,592 is included in accrued expenses as of December 31, 1999. Accordingly, this transaction was excluded from the Consolidated Statement of Cash Flows. During 1999, the Company recorded a fair value associated with warrants (see
Note 9) in the amount of $1,856,856 with a charge to deferred stock compensation and an increase to additional paid-in capital which was a non-cash transaction and excluded from the Consolidated Statement of Cash Flows.

14.  SUBSEQUENT EVENTS:


     On January 6, 2000, the Company completed the sale of 4,623,860 (9,250,000 shares authorized) shares of Series E Redeemable Convertible Preferred Stock for net proceeds of $20,019,680. Upon the sale of the Series E Redeemable Convertible Preferred Stock, the Company received $21,269,754 of the cash proceeds of the offering which was released from escrow on January 6, 2000. The issuance of the Series E Redeemable Convertible Preferred Stock will result in a beneficial conversion feature of $20,019,680, calculated in accordance with Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." The beneficial conversion feature will be reflected as a dividend by a charge to cumulative deficit during development stage and an increase to additional paid-in capital and will result in an increase to net loss per share attributable to common stockholders in the first quarter of 2000. The holders of the Series E Redeemable Convertible Preferred Stock shall be entitled to a liquidation preference of $4.60 per share and liquidation rights comparable to the rights of the holders of Series C and Series D Redeemable Convertible Preferred Stock. Of the total Series E Redeemable Convertible Preferred shares issued, 106,008 shares were issued to related parties who are observers of the board of directors.



     From January 1, 2000 to January 27, 2000, options to purchase 28,650 shares were granted pursuant to the 1996 Stock Option Plan (the "Plan") with a weighted average exercise price of $3.00 per share. The Company estimates that additional deferred compensation of approximately $223,470 will be recorded as a result of these option grants and amortized to non-cash stock compensation expense over the vesting period of the options.


     On February 24, 2000, the Company's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon the completion of the Company's initial public offering, all of the outstanding redeemable convertible preferred stock will be converted into shares of common stock.

     On February 24, 2000, the Company's board of directors authorized a 1-for-2 reverse stock split that will be completed prior to the completion of the Company's initial public offering. The accompanying financial statements have been adjusted retroactively to reflect the reverse split of all outstanding redeemable convertible preferred stock and common stock.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000


                                                                                 PROFORMA
                                                                JUNE 30,       JUNE 30, 2000
                                                                  2000         (SEE NOTE 1)
                                                              -------------    -------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 16,000,012     $ 16,000,012
  Lease deposit.............................................        21,144           21,144
  Accounts receivable.......................................       191,267          191,267
  Prepaid expenses..........................................     1,216,947        1,216,947
                                                              ------------     ------------
     Total current assets...................................    17,429,370       17,429,370
Property and equipment, net.................................     2,536,542        2,536,542
Other assets................................................       156,396          156,396
                                                              ------------     ------------
     Total assets...........................................  $ 20,122,308     $ 20,122,308
                                                              ============     ============

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    155,866     $    155,866
  Accrued expenses..........................................     1,074,393        1,074,393
  Customer deposit..........................................     1,452,666        1,452,666
  Current portion of long-term debt.........................       698,839          698,839
                                                              ------------     ------------
     Total current liabilities..............................     3,381,764        3,381,764
  Long-term debt, net of current portion....................     1,248,391        1,248,391
                                                              ------------     ------------
     Total liabilities......................................     4,630,155        4,630,155
                                                              ------------     ------------
Commitments and contingencies (see Note 4)
Redeemable convertible preferred stock......................    47,099,057               --
Stockholders' equity (deficit):
  Common stock $0.001 par value, 43,000,000 shares
     authorized; 3,043,543 shares issued and outstanding at
     June 30, 2000 (17,985,387 shares issued and outstanding
     pro forma).............................................         3,043           17,985
  Additional paid-in capital................................    24,128,317       71,212,432
  Deferred stock compensation...............................    (3,468,055)      (3,468,055)
  Cumulative deficit during development stage...............   (52,272,167)     (52,272,167)
  Accumulated other comprehensive income....................         2,039            2,039
                                                              ------------     ------------
                                                               (31,606,823)      15,492,234
  Less treasury stock, at cost, 46,875 shares...............            81               81
                                                              ------------     ------------
     Total stockholders' equity (deficit)...................   (31,606,904)      15,492,153
                                                              ------------     ------------
     Total liabilities and stockholders' equity (deficit)...  $ 20,122,308     $ 20,122,308
                                                              ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 AND


          THE CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OPERATIONS FROM

            JUNE 24, 1996 (DATE OF INCEPTION) THROUGH JUNE 30, 2000


                                                                                     CUMULATIVE
                                                                                     DEVELOPMENT
                                                                                  STAGE PERIOD FROM
                                                 SIX MONTHS       SIX MONTHS        JUNE 24, 1996
                                                    ENDED            ENDED             THROUGH
                                                JUNE 30, 1999    JUNE 30, 2000      JUNE 30, 2000
                                                -------------    -------------    -----------------
Revenue.......................................  $    764,000     $    989,500       $  3,215,630
Costs and expenses:
  Costs of services provided..................       475,955          731,414          2,035,728
  Sales and marketing (exclusive of noncash
     stock compensation of $0 and $18,967 for
     the six months ended June 30, 1999 and
     2000)....................................     1,047,579          943,949          5,746,397
  Research, development and support (exclusive
     of noncash stock compensation of $0 and
     $98,323 for the six months ended June 30,
     1999 and 2000)...........................     2,435,048        2,909,014         14,684,245
  General and administrative (exclusive of
     non-cash stock compensation of $0 and
     $122,579 for the six months ended June
     30, 1999 and 2000).......................     1,788,372        2,279,159         10,794,806
  Depreciation and amortization...............       616,930          717,200          3,155,662
  Non-cash stock compensation.................            --          239,869            261,434
                                                ------------     ------------       ------------
     Total costs and expenses.................     6,363,884        7,820,605         36,678,272
                                                ------------     ------------       ------------
Loss from operations during development
  stage.......................................    (5,599,884)      (6,831,105)       (33,462,642)
Interest income...............................       140,637          514,941          1,382,040
Interest expense..............................        (2,400)         (73,201)          (154,560)
Foreign currency loss.........................         1,363               --            (17,325)
                                                ------------     ------------       ------------
Net loss during development stage.............    (5,460,284)      (6,389,365)       (32,252,487)
Dividend related to beneficial conversion
  feature of redeemable convertible preferred
  stock.......................................            --      (20,019,680)       (20,019,680)
                                                ------------     ------------       ------------
Net loss attributable to common stockholders
  during development stage....................    (5,460,284)     (26,409,045)       (52,272,167)
Cumulative deficit at beginning of period.....   (14,598,318)     (25,863,122)                --
                                                ------------     ------------       ------------
Cumulative deficit at end of period...........  $(20,058,602)    $(52,272,167)      $(52,272,167)
                                                ============     ============       ============
Net loss attributable to common stockholders
  during development stage per common share:
  Basic and diluted...........................  $      (1.87)    $      (8.71)      $     (17.96)
                                                ============     ============       ============
Weighted average common shares outstanding:
  Basic and diluted...........................     2,921,166        3,030,920          2,909,872
                                                ============     ============       ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

              FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 AND


         THE CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OF OPERATIONS FROM

            JUNE 24, 1996 (DATE OF INCEPTION) THROUGH JUNE 30, 2000

                                                                                      CUMULATIVE
                                                                                      DEVELOPMENT
                                                                                   STAGE PERIOD FROM
                                                    SIX MONTHS      SIX MONTHS       JUNE 24, 1996
                                                       ENDED           ENDED            THROUGH
                                                   JUNE 30, 1999   JUNE 30, 2000     JUNE 30, 2000
                                                   -------------   -------------   -----------------
Net loss attributable to common stockholders
  during development stage (including beneficial
  conversion of $20,019,680).....................   $(5,460,284)   $(26,409,045)     $(52,272,167)
Other comprehensive income:
  Foreign currency translation adjustments.......        (4,214)         (9,097)            2,039
                                                    -----------    ------------      ------------
     Comprehensive loss during development
       stage.....................................   $(5,464,498)   $(26,418,142)     $(52,270,128)
                                                    -----------    ------------      ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
                    STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000


                                                                           REDEEMABLE
                                                                           CONVERTIBLE
                                                                            PREFERRED
                                                                              STOCK
                                                    ---------------------------------------------------------
                                                    SERIES A    SERIES B    SERIES C    SERIES D    SERIES E
                                                     SHARES      SHARES      SHARES      SHARES      SHARES
                                                    ---------   ---------   ---------   ---------   ---------
Balance at December 31, 1999......................  1,000,000   1,000,000   3,220,734   5,097,250
Sale of Series E redeemable convertible preferred
 stock on January 6, 2000.........................                                                  4,623,860
Dividend related to beneficial conversion feature
 of redeemable convertible preferred stock........
Stock options exercised from January through June
 2000.............................................
Amortization of IBM Service Fee Warrants..........
Foreign currency translation adjustment...........
Warrants exercised by a related party from January
 through June 2000................................
Deferred stock compensation.......................
Stock compensation................................
Net loss attributable to common stockholders
 during development stage.........................
                                                    ---------   ---------   ---------   ---------   ---------
Balance at June 30, 2000..........................  1,000,000   1,000,000   3,220,734   5,097,250   4,623,860
                                                    =========   =========   =========   =========   =========

                                                                              STOCKHOLDERS'
                                                    REDEEMABLE                   EQUITY
                                                    CONVERTIBLE                 (DEFICIT)
                                                     PREFERRED    -------------------------------------
                                                       STOCK
                                                    -----------      COMMON STOCK       TREASURY STOCK
                                                                  ------------------   ----------------
                                                      AMOUNT       SHARES     AMOUNT   SHARES    AMOUNT
                                                    -----------   ---------   ------   -------   ------
Balance at December 31, 1999......................  $27,079,377   3,010,813   $3,011   (46,875)   $(81)
Sale of Series E redeemable convertible preferred
 stock on January 6, 2000.........................   20,019,680
Dividend related to beneficial conversion feature
 of redeemable convertible preferred stock........
Stock options exercised from January through June
 2000.............................................                   26,480      26
Amortization of IBM Service Fee Warrants..........
Foreign currency translation adjustment...........
Warrants exercised by a related party from January
 through June 2000................................                    6,250       6
Deferred stock compensation.......................
Stock compensation................................
Net loss attributable to common stockholders
 during development stage.........................
                                                    -----------   ---------   ------   -------    ----
Balance at June 30, 2000..........................  $47,099,057   3,043,543   $3,043   (46,875)   $(81)
                                                    ===========   =========   ======   =======    ====

                                                                           STOCKHOLDERS'
                                                                              EQUITY
                                                                             (DEFICIT)
                                                    -----------------------------------------------------------
                                                                                   CUMULATIVE      ACCUMULATED
                                                    ADDITIONAL      DEFERRED     DEFICIT DURING       OTHER
                                                      PAID-IN        STOCK        DEVELOPMENT     COMPREHENSIVE
                                                      CAPITAL     COMPENSATION       STAGE           INCOME
                                                    -----------   ------------   --------------   -------------
Balance at December 31, 1999......................  $ 3,090,929   $(2,992,137)    $(25,863,122)      $11,136
Sale of Series E redeemable convertible preferred
 stock on January 6, 2000.........................
Dividend related to beneficial conversion feature
 of redeemable convertible preferred stock........   20,019,680
Stock options exercised from January through June
 2000.............................................       16,827
Amortization of IBM Service Fee Warrants..........     (153,328)      434,678
Foreign currency translation adjustment...........                                                    (9,097)
Warrants exercised by a related party from January
 through June 2000................................        3,744
Deferred stock compensation.......................    1,150,465    (1,150,465)
Stock compensation................................                    239,869
Net loss attributable to common stockholders
 during development stage.........................                                 (26,409,045)
                                                    -----------   -----------     ------------       -------
Balance at June 30, 2000..........................  $24,128,317   $(3,468,055)    $(52,272,167)      $ 2,039
                                                    ===========   ===========     ============       =======

                                                     STOCKHOLDERS'
                                                         EQUITY
                                                       (DEFICIT)
                                                    ----------------

                                                         TOTAL
                                                     STOCKHOLDERS'
                                                    EQUITY (DEFICIT)
                                                    ----------------
Balance at December 31, 1999......................    $(25,750,264)
Sale of Series E redeemable convertible preferred
 stock on January 6, 2000.........................
Dividend related to beneficial conversion feature
 of redeemable convertible preferred stock........      20,019,680
Stock options exercised from January through June
 2000.............................................          16,853
Amortization of IBM Service Fee Warrants..........         281,350
Foreign currency translation adjustment...........          (9,097)
Warrants exercised by a related party from January
 through June 2000................................           3,750
Deferred stock compensation.......................              --
Stock compensation................................         239,869
Net loss attributable to common stockholders
 during development stage.........................     (26,409,045)
                                                      ------------
Balance at June 30, 2000..........................    $(31,606,904)
                                                      ============



  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 AND


         THE CUMULATIVE TOTALS FOR DEVELOPMENT STAGE OF OPERATIONS FROM

            JUNE 24, 1996 (DATE OF INCEPTION) THROUGH JUNE 30, 2000


                                                                                   CUMULATIVE
                                                                                   DEVELOPMENT
                                                  SIX MONTHS     SIX MONTHS     STAGE PERIOD FROM
                                                     ENDED          ENDED         JUNE 24, 1996
                                                   JUNE 30,       JUNE 30,           THROUGH
                                                     1999           2000          JUNE 30, 2000
                                                  -----------    -----------    -----------------
Cash flows from development stage activities:
  Net loss during development stage.............  $(5,460,284)   $(6,389,365)     $(32,252,487)
  Adjustments to reconcile net loss during
     development stage to net cash used in
     development stage activities:
     Depreciation and amortization..............      687,440        810,662         3,439,801
     Amortization of IBM Service Fee Warrants --
       APIC.....................................           --       (153,328)         (153,328)
     Amortization of IBM Service Fee Warrants --
       Deferred Compensation....................           --        434,678           434,678
     Non-cash stock compensation................           --        239,869           261,434
     Changes in operating assets and
       liabilities:
       Accounts receivable......................       45,000         56,265          (191,267)
       Prepaid expenses.........................       91,412       (916,409)       (1,216,947)
       Accounts payable.........................     (179,193)        34,588           155,866
       Accrued expenses.........................      176,531         (4,736)        1,112,697
       Deferred revenue.........................     (277,200)      (253,100)               --
       Customer deposit.........................           --       (547,334)        1,452,666
       Other, net...............................      (47,074)       (86,812)         (156,396)
                                                  -----------    -----------      ------------
          Net cash used in development stage
            activities..........................   (4,963,368)    (6,775,022)      (27,113,283)
Cash flows from investing activities:
  Purchases of property and equipment...........     (368,195)      (881,878)       (5,974,848)
  Other.........................................           --             --            (7,066)
                                                  -----------    -----------      ------------
          Net cash used in investing
            activities..........................     (368,195)      (881,878)       (5,981,914)
Cash flows from financing activities:
  Net proceeds from sale of stock...............    2,695,823     20,019,680        44,316,528
  Stock options and warrants exercised..........       12,500         20,603            95,066
  Proceeds from long-term debt..................      537,404      1,097,437         2,376,004
  Payments on long-term debt....................           --       (223,767)         (428,774)
  Proceeds from notes payable to stockholders...           --             --         2,750,000
  Lease deposit.................................       88,660        101,420           (21,144)
  Payments to acquire treasury stock............           --             --               (81)
  Other.........................................           --         72,482                --
                                                  -----------    -----------      ------------
          Net cash provided by financing
            activities..........................    3,334,387     21,087,855        49,087,599
          Effect of exchange rate changes on
            cash................................       (9,163)        (3,102)            7,610
                                                  -----------    -----------      ------------
          Net change in cash and cash
            equivalents.........................   (2,006,339)    13,427,853        16,000,012
Cash and cash equivalents at beginning of
  period........................................    7,412,704      2,572,159                --
                                                  -----------    -----------      ------------
Cash and cash equivalents at end of period......  $ 5,406,365    $16,000,012      $ 16,000,012
                                                  ===========    ===========      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION:



     The accompanying consolidated interim financial information has been prepared by NetGenics, Inc. and its wholly-owned subsidiaries (collectively, the "Company").



     In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the consolidated financial position and results of operations as of and for such periods indicated. These consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus. Results for the interim periods presented herein are not necessarily indicative of results which may be reported for any other interim period or for the entire fiscal year.



Net Loss Per Share



     Computations of basic and diluted net loss per share of common stock have been made in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The Company has incurred a net loss for the periods ended June 30, 1999 and June 30, 2000 and the cumulative development stage period from June 24, 1996 through June 30, 2000, therefore, the impact of dilutive potential common shares has been excluded from the computations as it would be anti-dilutive.



     The following outstanding stock options and warrants (prior to the application of the treasury stock method), and redeemable convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per share:



                                                       JUNE 30,      JUNE 30,
                                                         1999          2000
                                                      ----------    ----------
Stock Options.......................................   1,083,782     1,234,645
Warrants............................................      68,750       416,551
Redeemable convertible preferred stock..............  10,317,984    14,941,844



Pro Forma Balance Sheet



     The Pro Forma Balance Sheet gives effect to the conversion of all of the Company's outstanding shares of redeemable convertible preferred stock into common stock upon the closing of the Company's contemplated initial public offering as if it occurred on June 30, 2000.



Pro Forma Net Loss Per Share



     The pro forma basic and diluted net loss per share is as follows:



                                                              SIX MONTHS
                                                                 ENDED
                                                               JUNE 30,
                                                                 2000
                                                              -----------
Pro forma basic and diluted net loss per share attributable
  to common stockholders during development stage...........  $     (1.48)
                                                              -----------
Shares used in computing pro forma basic and diluted net
  loss per share attributable to common stockholders during
  development stage.........................................   17,820,329
                                                              ===========

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.  PROPERTY AND EQUIPMENT:



Property and equipment consist of the following at June 30,
  2000:
Furniture and fixtures......................................  $   701,328
Computer equipment..........................................    3,401,729
Computer software...........................................      841,554
Leasehold improvements......................................      344,384
                                                              -----------
                                                                5,288,995
Less accumulated depreciation...............................   (2,752,453)
                                                              -----------
                                                              $ 2,536,542
                                                              ===========



3.  LONG-TERM DEBT AGREEMENTS:



     The long-term debt of the Company at June 30, 2000 is as follows:



Equipment financing loan, due June 30,2002. Monthly Payments of $14,928 plus interest of prime plus 3% (12.5% at June
  30, 2000).................................................  $  358,269
Two equipment financing loans, due June 30, 2002. Monthly
  payments aggregating $23,687 include Principal and
  interest at 14.82% through May 31, 2002, final payments
  aggregating $74,116 due June 30, 2002.....................     526,960
Equipment financing loan, due June 30, 2003. Monthly
  payments aggregating $35,344 include Principal and
  interest at 15.32% through May 31, 2003, final payments
  aggregating $109,744 due June 30, 2003....................   1,062,001
                                                              ----------
                                                               1,947,230
Less current maturities.....................................     698,839
                                                              ----------
Long-term debt..............................................  $1,248,391
                                                              ==========



     In June of 1999 the Company entered into three equipment financing loans, each due June 30, 2002. In June of 2000, the Company entered into a fourth equipment financing loan due June 30, 2003. Interest expense for the first six months of 2000 on these four loans was $73,201. Borrowings under these loans are collateralized by various receivables, equipment and other assets of the Company.



4.  COMMITMENTS AND CONTINGENCIES:



     In the ordinary course of its business, the Company is potentially a party to litigation regarding the operation of its business. The Company is currently not the subject of any legal actions.



5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK:



     On January 6, 2000, the Company completed the sale of 4,623,860 (9,250,000 shares authorized) shares of Series E Redeemable Convertible Preferred Stock for net proceeds of $20,019,680. Upon the sale of the Series E Redeemable Convertible Preferred Stock, the Company received $21,269,754 of the cash proceeds for the offering which was released from escrow on January 6, 2000. The issuance of the Series E Redeemable Convertible Preferred Stock resulted in a beneficial conversion feature of $20,019,680, calculated in accordance with Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Contingently Adjustable Conversion Ratios". The beneficial conversion feature is reflected as a dividend by a charge to cumulative deficit during the development stage and an increase to additional paid-in capital and results in an increase to net loss per share attributable to common stockholders in the first six months of 2000. The holders of the Series E Redeemable Convertible Preferred Stock shall be entitled to a liquidation preference of $4.60 per share and liquidation rights comparable to the rights of the holders of Series C and Series D Redeemable Convertible Preferred Stock. Of the total Series E Redeemable Convertible Preferred shares issued, 106,008 shares were issued to related parties who are observers of the board of directors.



6.  STOCK OPTION PLAN AND WARRANTS:


     The following table summarizes the transactions of the Company's stock option plan since December 31, 1999.

                                                                    WEIGHTED-
                                                     NUMBER OF       AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------    --------------
Balance, December 31, 1999.........................  1,087,417        $1.04
Granted............................................    351,150        $7.52
Exercised..........................................    (26,480)       $ .64
Cancelled..........................................   (177,442)       $1.66
                                                     ---------        -----
Balance, June 30, 2000.............................  1,234,645        $2.80
                                                     =========        =====


     The Company has recorded deferred stock compensation of $1,156,846 during the year ended December 31, 1999 representing the difference between the exercise price of the options granted and the deemed fair value of the common stock. These deferred amounts are being amortized by charges to operations over the vesting periods of the individual stock options using the graded vesting method.



     From January 1, 2000 to June 30, 2000, options to purchase 351,150 shares were granted pursuant to the 1996 Stock Option Plan (the "Plan") with a weighted average exercise price of $7.52 per share. The Company recognized additional deferred compensation of $1,150,465 as a result of these option grants.



     Amortization of the deferred stock compensation amounted to $213,019 for the six months ended June 30, 2000 and has been recorded as non-cash stock compensation expense in the unaudited consolidated statements of operations.



     The following table summarizes information about stock options outstanding at June 30, 2000:



                                                                        WEIGHTED                  WEIGHTED
                 RANGE OF                   OUTSTANDING    REMAINING    AVERAGE                   AVERAGE
                 EXERCISE                       AT        CONTRACTUAL   EXERCISE   EXERCISABLE    EXERCISE
                  PRICE                       6/30/00        LIFE        PRICE     AT 6/30/00      PRICE
                  -----                     -----------   -----------   --------   -----------    --------
$0.50 to $ 3.00...........................   1,024,645       7.82        $ 1.26      294,053       $0.72
$8.00 to $10.80...........................     210,000       9.78        $10.26           --          --
                                             ---------       ----        ------      -------       -----
                                             1,234,645       8.14        $ 2.72      294,053       $0.72
                                             =========                               =======



     As of June 30, 2000, there are 615,562 options available for grant.



     The Company's board of directors has approved an amendment to the 1996 Stock Option Plan that authorizes an additional 500,000 shares for issuance. The amendment, which is subject to the

                        NETGENICS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


approval of the stockholders, will be voted on by the stockholders prior to the completion of the Company's contemplated initial public offering.



     As of June 30, 2000, the Company has warrants outstanding with a customer to purchase 111,940 shares of the Company's common stock at $6.70 per share. The fair value of these warrants is $268,500. Amortization of these warrants amounted to $26,850 for the six months ended June 30, 2000 and has been recorded as non-cash stock compensation expense in the unaudited consolidated statements of operations.



     Under a services agreement, this customer prepaid $2,000,000 for future anticipated services, or the option to purchase up to 333,333 future warrants. During the period ended June 30, 2000, the customer has applied $547,334 of invoices for services provided and expenses incurred against the $2,000,000 prepayment, resulting in a prepayment balance of $1,452,666 as of June 30, 2000. Accordingly, the Company has recognized net revenue of $206,397 for the period ended June 30, 2000 as the fair value of the warrants is amortized against the related service revenue over the service period.



7.  SUPPLEMENTAL CASH FLOW DISCLOSURE:



     The Company paid no taxes and $73,201 for interest during the six-month period ended June 30, 2000. During the six-month period ended June 30, 2000 the Company wrote off fully depreciated computer equipment and software totaling $474,322.



8.  SUBSEQUENT EVENT:



     On July 27, 2000, the Company acquired the ChemSymphony and MetaSymphony software programs and components (in both source code and object code form), customer agreements and contracts and all world-wide intellectual property rights related to the acquisition from FamilyGenetix Limited for $1.0 million cash.



     The acquisition of these assets will be accounted for as a purchase on the basis of an asset valuation. Goodwill will be amortized over three years.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,500,000 SHARES

                                [NETGENICS LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                   CHASE H&Q


                                UBS WARBURG LLC

                             ---------------------

                                              , 2000
                             ---------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

     UNTIL                     , 2000 (25 DAYS AFTER THE DAY OF THIS
PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except for the registration fee and NASD filing fee) of the fees and expenses payable by us in connection with the sale of common stock being registered.

Registration fee............................................  $   21,708
NASD filing fee.............................................       8,723
Nasdaq Stock Market Listing Application Fee.................      95,000
Blue sky qualification fees and expenses....................      12,500
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     300,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous...............................................     102,069
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, our certificate of incorporation contains a provision providing that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transactions from which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.

INDEMNIFICATION AND INSURANCE

     Section 145 of the Delaware General Corporation Law contains provisions permitting (and, in some situations, requiring) Delaware corporations such as us to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with, among other things, their service to the corporation in those capacities. Our certificate of incorporation contains provisions requiring us to indemnify and hold harmless our directors, officers and employees to the fullest extent permitted by law. Among other things, these provisions provide that we are required to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that the indemnitee is or was acting in an official capacity as our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan against all expenses, liability and loss, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits us to provide broader indemnification rights than law permitted us to provide prior to the amendment). These provisions also provide for the advance payment of fees and expenses incurred by the indemnitee in defense of any such proceeding, subject to reimbursement by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by us. We have entered into agreements with our directors and executive officers providing contractually for indemnification consistent with our certificate of incorporation and bylaws.

     Our certificate of incorporation also permits us to secure insurance on behalf of any director, officer, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     Since August 1, 1997, we have sold and issued the following unregistered securities:



      1. From August 1, 1997 through July 31, 2000, we granted 1,663,001 stock options to employees, including officers and employee-directors, 25,000 stock options to a non-employee director, and 25,000 stock options to a board observer under our 1996 stock option plan. Of these stock options, covering an aggregate of 1,950,501 shares of common stock, 614,975 have been cancelled and made available for future grants, 149,792 have been exercised and 1,015,733 remain outstanding. The issuances of securities to employees, officers and directors were exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder as transactions pursuant to a written employee compensatory benefit plan approved by the registrant's board of directors. We relied on the exemption provided by Section 4(2) of the Securities Act to issue the securities to the board observer.



      2. From August 1, 1997 through July 31, 2000, we issued an aggregate of 149,792 shares of our common stock to employees and one non-employee director pursuant to exercises of options at a weighted average exercise price of $0.61 per share.



      3. In April 1997, we executed a promissory note in the aggregate principal amount of $250,000 in favor of John Pappajohn, one of our directors and stockholders. No interest was to accrue on this note. The principal amount of this note was subsequently converted into 121,951 shares of Series C redeemable convertible preferred stock at the closing of the sale of Series C redeemable convertible preferred stock in June 1997. We relied on the exemption provided by Section 4(2) of the Securities Act.



      4. In May 1997, we executed a promissory note in the aggregate principal amount of $250,000 in favor of Edgewater Private Equity Fund II, L.P., one of our stockholders. No interest was to accrue on this note. The principal amount of this note was subsequently converted into 121,951 shares of Series C redeemable convertible preferred stock at the closing of the sale of Series C redeemable convertible preferred stock in June 1997. We relied on the exemption provided by Section 4(2) of the Securities Act.



      5. In December 1997, we issued notes in an aggregate principal amount of $2.75 million and warrants to purchase an aggregate of 68,750 shares of common stock at an exercise price of $0.60 per share to 10 investors. We relied on the exemption provided by Section 4(2) of the Securities Act.



      6. In March 1998, we issued 4,423,295 shares of Series D redeemable convertible preferred stock to 27 accredited investors at $4.00 per share, for an aggregate purchase price of $17.7 million. We relied on the exemption provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder of the Securities Act.

      7. In April 1999, we issued an additional 673,955 shares of Series D redeemable convertible preferred stock to 10 accredited investors at $4.00 per share, for an aggregate purchase price of $2.7 million. We relied on the exemption provided by Section 4(2) of the Securities Act.



      8. In October 1999, we issued warrants to purchase 111,940 shares of common stock to a customer at an exercise price of $6.70 per share. We also provided an option to this customer to purchase up to 333,333 future warrants at a conversion price of $2.00 per warrant to allow for the purchase of common stock at an exercise price of $4.00 per share. As of June 30, 2000, the remaining future warrants available for purchase were 242,111. We relied on the exemption provided by Section 4(2) of the Securities Act.



      9. In January 2000, we issued 4,623,860 shares of Series E redeemable convertible preferred stock to 25 investors at $4.60 per share, for an aggregate purchase price of $21.3 million. We relied on the exemption provided by Section 4(2) of the Securities Act for all but two investors. These two investors were issued securities in reliance on Rules 903(a) and 903(b)(3)(iii) of the Regulation S promulgated under the Securities Act.



     10. In February 2000, we issued 6,250 shares of common stock to one accredited investor pursuant to an exercise of warrants at an exercise price of $0.60 per share. We relied on the exemption provided by
         Section 4(2) of the Securities Act.



     The recipients of the above-described securities represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed with any subsequent sales of any of the securities. All recipients either received adequate information about NetGenics or had access, through employment or other relationships, to such information.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-----    ------------------------------------------------------------
 *1.1    Form of Underwriting Agreement
 +3.1    Certificate of Incorporation
 +3.2    Bylaws
 *3.3    Form of Amended and Restated Certificate of Incorporation
 *3.4    Form of Amended and Restated Bylaws
 +4.1    NetGenics, Inc. Stock Purchase Warrant, dated as of October
         18, 1999, by and between NetGenics, Inc. and International
         Business Machines Corporation
 *4.2    Amended and Restated Registration Rights Agreement, dated as of December 21, 1999, by and among NetGenics, Inc. and the stockholders named therein
 *5.1    Opinion of Jones, Day, Reavis & Pogue
+10.1    Form of D&O Indemnification Agreement between NetGenics,
         Inc. and its directors and certain executive officers
+10.2    Registrant's 1996 Stock Option Plan
+10.3    Employment Agreement, dated as of June 25, 1996, by and
         between Manuel J. Glynias and NetGenics, Inc.
+10.4    Employment Agreement, dated as of November 10, 1999, by and between NetGenics, Inc. and Vincent P. Kazmer
+10.5    Technical Services Agreement, dated as of October 15, 1999, by and between International Business Machines Corporation and NetGenics, Inc.
 10.6    Intentionally omitted

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
++10.7     SYNERGY Software License and Subscription Agreement, dated as of April 2, 1999, by and between NetGenics International,
           Ltd. and Aventis Crop Science (formerly Hoescht Schering
           AgrEvo GmbH)
 +21.1     Subsidiaries of NetGenics, Inc.
  23.1     Consent of PricewaterhouseCoopers LLP
 *23.2     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1)
 +24.1     Powers of Attorney
  27.1     Financial Data Schedule


---------------

*  To be filed by amendment

++ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the SEC.


+ Previously filed.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, NetGenics, Inc. has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on September 27, 2000.


                                          NETGENICS, INC.

                                          By: /s/ MANUEL J. GLYNIAS
                                            ------------------------------------
                                              Manuel J. Glynias
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed on September 27, 2000 by the following persons in the capacities indicated.



                      SIGNATURE                                              TITLE
                      ---------                                              -----
                /s/ MANUEL J. GLYNIAS                    Chief Executive Officer and Director
-----------------------------------------------------    (Principal Executive Officer)
                  Manuel J. Glynias

                /s/ VINCENT P. KAZMER                    Chief Financial Officer
-----------------------------------------------------    (Principal Financial Officer and Principal
                  Vincent P. Kazmer                      Accounting Officer)

                          *                              Director
-----------------------------------------------------
                   Walter Gilbert

                          *                              Director
-----------------------------------------------------
                  Anthony B. Evnin

                          *                              Director
-----------------------------------------------------
                   John Pappajohn

                          *                              Director
-----------------------------------------------------
                   Nicole Vitullo

                          *                              Director
-----------------------------------------------------
                   Alan G. Walton



* Manuel J. Glynias, by signing his name hereto, does hereby execute this amendment no. 1 to the registration statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers, which are filed herewith with the Securities and Exchange Commission on behalf of such directors and officers.



                                          By: /s/ MANUEL J. GLYNIAS

                                            ------------------------------------

                                              Manuel J. Glynias


                                              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-----    ------------------------------------------------------------
 *1.1    Form of Underwriting Agreement
 +3.1    Certificate of Incorporation
 +3.2    Bylaws
 *3.3    Form of Amended and Restated Certificate of Incorporation
 *3.4    Form of Amended and Restated Bylaws
 +4.1    NetGenics, Inc. Stock Purchase Warrant, dated as of October
         18, 1999, by and between NetGenics, Inc. and International
         Business Machines Corporation
 *4.2    Amended and Restated Registration Rights Agreement, dated as of December 21, 1999, by and among NetGenics, Inc. and the stockholders named therein
 *5.1    Opinion of Jones, Day, Reavis & Pogue
+10.1    Form of D&O Indemnification Agreement between NetGenics,
         Inc. and its directors and certain executive officers
+10.2    Registrant's 1996 Stock Option Plan
+10.3    Employment Agreement, dated as of June 25, 1996, by and
         between Manuel J. Glynias and NetGenics, Inc.
+10.4    Employment Agreement, dated as of November 10, 1999, by and between NetGenics, Inc. and Vincent P. Kazmer
+10.5    Technical Services Agreement, dated as of October 15, 1999, by and between International Business Machines Corporation and NetGenics, Inc.
 10.6    Intentionally omitted
++10.7   SYNERGY Software License and Subscription Agreement, dated as of April 2, 1999, by and between NetGenics International,
         Ltd. and Aventis Crop Science (formerly Hoescht Schering
         AgrEvo GmbH)
+21.1    Subsidiaries of NetGenics, Inc.
 23.1    Consent of PricewaterhouseCoopers LLP
*23.2    Consent of Jones, Day, Reavis & Pogue (included in Exhibit
         5.1)
+24.1    Powers of Attorney
 27.1    Financial Data Schedule


---------------

*  To be filed by amendment

++ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the SEC.


+ Previously filed